EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

Dated May 14, 2014

by and among

Vapor Corp.,

IVGI Acquisition, Inc.,

International Vapor Group, Inc.,

South Beach Smoke, Inc.,

Beach Wellness LLC,

Vapor Zone, Inc.

and

Each of the Persons set forth on the signature pages hereto

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF ASSETS		2

	1.1	Sale and Transfer of Acquired Assets	2
	1.2	Purchase Price	6
	1.3	Escrow	10
	1.4	Allocation of Payments	11
	1.5	Closing	11
	1.6	Consents	14
	1.7	Earn-Out	15

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE OWNERS		22

	2.1	Organization; Subsidiaries; Predecessors	22
	2.2	Capitalization; Voting Rights	23
	2.3	Organization, Power and Authorization	24
	2.4	Authorization of Governmental Authorities	25
	2.5	Noncontravention	25
	2.6	Financial Statements	25
	2.7	Absence of Undisclosed Liabilities	26
	2.8	Absence of Certain Developments	26
	2.9	Assets	29
	2.10	Accounts Receivable	29
	2.11	[INTENTIONALLY OMITTED]	30
	2.12	Real Property	30
	2.13	Tangible Personal Property	32
	2.14	Intellectual Property	32
	2.15	Legal Compliance; Illegal Payments; Permits	36
	2.16	Inventories	38
	2.17	Employee Benefit Plans	39
	2.18	Environmental Matters	41
	2.19	Contracts; Enforceability; Breach; Bids; Work-In-Process	43
	2.20	Affiliate Transactions	46
	2.21	Customers and Suppliers	46
	2.22	Customer Warranties	47
	2.23	Product Liability	47
	2.24	Employees	47
	2.25	Litigation; Governmental Orders	49
	2.26	Insurance	49
	2.27	[INTENTIONALLY OMITTED]	50
	2.28	Powers of Attorney	50
	2.29	No Brokers	50
	2.30	Disclosure	50

i

	2.31	Due Diligence	50
	2.32	Securities Law Matters; Investment Intent	51
	2.33	Representations Regarding Taxes	53
	2.34	Sellers’ Solvency	56

3.	REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		56

	3.1	Organization	56
	3.2	Power and Authorization	56
	3.3	Authorization of Governmental Authorities	56
	3.4	Noncontravention	57
	3.5	No Brokers	57
	3.6	Shares	57
	3.7	Financial Statements	57
	3.8	SEC Filings	57
	3.9	Representations Regarding Taxes	58
	3.10	Capitalization	60
	3.11	Litigation	60
	3.12	Material Adverse Effect	60

4.	PRE-CLOSING COVENANTS AND AGREEMENTS		61

	4.1	Conduct of the Business	61
	4.2	Further Assurances	62
	4.3	Notices and Consents	62
	4.4	Access	62
	4.5	Notification of Certain Matters	63
	4.6	Exclusivity	63
	4.7	Financial Statements	64
	4.8	Buyer Loans	64
	4.9	Optima Trademark	65

5.	CLOSING CONDITIONS		65

	5.1	Conditions Precedent to the Obligations of Buyer	65
	5.2	Conditions Precedent to the Obligations of Sellers and Owners	66
	5.3	Frustration of Closing Conditions	67

6.	POST-CLOSING COVENANTS		67

	6.1	Confidentiality	67
	6.2	Restrictive Covenants	68
	6.3	Cooperation Regarding Financial Statements	71
	6.4	Litigation Support	71
	6.5	Authorization; Mail	71
	6.6	Powers of Attorney	72
	6.7	Use of Name	72
	6.8	Employee Matters	72

	6.9	Taxes.	74
	6.10	Insurance.	74
	6.11	Rule 144 Affiliates	74

7.	INDEMNIFICATION		75

	7.1	Indemnification by International Vapor and Owners	75
	7.2	Indemnification by Buyer and Parent	77
	7.3	Time for Claims	78
	7.4	Third Party Claims	78
	7.5	Knowledge and Investigation	80
	7.6	Remedies Cumulative	80
	7.7	Order of Indemnification; Valuation of Shares; Right of Setoff	80
	7.8	Time of Payment of Claims	81
	7.9	Adjustment for Insurance and Other Proceeds	81
	7.10	Adjustment for Tax Benefits	81
	7.11	Limitation of Liability	82
	7.12	Purchase Price Adjustment	82
	7.13	No Double Recovery	82
	7.14	No Right of Contribution	82
	7.15	Sellers’ Representatives	82
	7.16	Exclusive Remedies	82

8.	TAX MATTERS		83

	8.1	Covenants With Respect To Taxes.	83

9.	TERMINATION		83

	9.1	Termination	83
	9.2	Effect of Termination	84

10.	MISCELLANEOUS		85

	10.1	Notices	85
	10.2	Sellers’ Representatives	86
	10.3	Publicity	88
	10.4	Succession and Assignment; No Third-Party Beneficiary	88
	10.5	Amendments and Waivers	88
	10.6	Further Assurances	89
	10.7	Entire Agreement	89
	10.8	Schedules; Listed Documents, etc.	89
	10.9	Counterparts; Execution	89
	10.10	Severability	89
	10.11	Headings	89
	10.12	Construction	89
	10.13	Governing Law	90
	10.14	Jurisdiction; Venue; Service of Process	90

	10.15	Waiver of Jury Trial	91
	10.16	Expenses	91
	10.17	Specific Performance	91
	10.18	Recitals	91
	10.19	Deliveries to Buyer	91

11.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION		92

	11.1	Definitions	92
	11.2	Glossary of Other Defined Terms	102
	11.3	Rules of Construction	104

Exhibits:

Exhibit A-1	Molina Employment Agreement
Exhibit A-2	Epstein Employment Agreement
Exhibit B	Escrow Agreement
Exhibit C	Bill of Sale
Exhibit D	Assignment and Assumption Agreement
Exhibit E	IP Assignment Agreement
Exhibit F	Registration Rights Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated May 14, 2014, as amended or otherwise modified (the “Agreement”), is by and among Vapor Corp., a Delaware corporation (“Parent”), IVGI Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Buyer”), International Vapor Group, Inc., a Delaware corporation (“International Vapor”), and its subsidiaries, South Beach Smoke, Inc., a Delaware corporation, Beach Wellness LLC, a Florida limited liability company and Vapor Zone, Inc., a Delaware corporation (collectively with International Vapor, the “Sellers”), and each of the other Persons set forth on the signature pages hereto (the “Owners”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in Section 11.

RECITALS

WHEREAS, the Companies, directly or indirectly through their subsidiaries, currently conduct and contemplate conducting the business of (w) owning certain electronic cigarette and vaporizer brands, including South Beach Smoke™, EverSmoke™, and Vapor Zone™, and related products and accessories, as well as any other electronic cigarette and vaporizer brands and related products and accessories commercially available and under development by the Companies (collectively, the “E-Cig Products”), (x) online sales of the E-Cig Products (the “Online Operations”), (y) wholesale distribution of the E-Cig Products (the “Wholesale Operations”) and (z) retail sales of the E-Cig Products (the “Retail Operations” and together with the E-Cig Products, the Online Operations and the Wholesale Operations, the “Business”);

WHEREAS, the Owners collectively own of record and beneficially 100% of the issued and outstanding capital stock of International Vapor;

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase and assume from Sellers, and Sellers desire to sell and assign to Buyer, the Acquired Assets and Assumed Liabilities;

WHEREAS, as a result of the direct and indirect benefits to be received by Parent, Buyer, each of the Sellers and each of the Owners pursuant to this Agreement, including the payment of the Purchase Price by Buyer and Parent to International Vapor and/or Owners, and the purchase of the Acquired Assets and the assumption of the Assumed Liabilities by Buyer from the Sellers, the parties hereto desire to make the representations, warranties, covenants and agreements set forth in this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of Nicolas Molina (“Molina”) and David Epstein (“Epstein”) is entering into an employment agreement with the Buyer, in the forms attached hereto as Exhibit A-1 and A-2, respectively (each an “Employment Agreement” and together the “Employment Agreements”), which Employment Agreements shall become effective upon the Closing; and

WHEREAS, for federal income tax purposes, it is intended that the Contemplated Transactions shall, taken together, qualify as one or more “reorganizations” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, and that this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and shall constitute a plan of liquidation of Sellers.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. PURCHASE AND SALE OF ASSETS.

1.1 Sale and Transfer of Acquired Assets.

1.1.1 Acquired Assets. At the Closing, pursuant to the terms and subject to the conditions set forth in this Agreement, each Seller will sell, convey, assign, transfer, contribute and deliver to Buyer, free and clear of any and all Encumbrances or Liabilities (other than the Assumed Liabilities), all of such Seller’s respective property, assets and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, whether identifiable or contingent, wherever located, whether or not reflected on the respective books of the Sellers, relating to or used in connection with the conduct of the Business, including the following (but excluding the Excluded Assets):

(a) all leasehold or sub-leasehold estates, licenses and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Sellers;

(b) all fixed assets and other tangible personal property owned or leased by the Sellers, including all machinery, tools, equipment, computers, furniture, office equipment, telephone systems, fixtures, supplies and vehicles;

(c) all Inventory of the Sellers, whether on hand, or on order, in transit or held by others on a consignment basis;

(d) all Accounts Receivable of the Sellers and all claims arising in connection therewith;

(e) all amounts due from merchant credit processors to Sellers and all claims arising in connection therewith, but excluding the Merchant Reserves;

(f) all Contractual Obligations of the Sellers (other than the Contractual Obligations included in the Excluded Assets as set forth in Section 1.1.2(e)) and all rights pursuant thereto;

(g) all goodwill, other intangible rights and property (including all Intellectual Property, Licenses, Company Systems and Company Technology) and causes of action, claims and rights of any kind as against others (whether by Contractual Obligation or otherwise) of the Sellers arising under or relating to the Business or any of the other Acquired Assets or the Assumed Liabilities;

(h) all the Sellers’ books and records (financial, accounting and other), correspondence and all sales, marketing, advertising, packaging and promotional materials, customer lists, pricing lists, files, data, software, drawings, engineering and manufacturing data and other technical information and data, all personnel records of the Transferred Employees and all other business and other records, in each case arising under or relating to the Business or any of the other Acquired Assets or the Assumed Liabilities;

(i) all Permits and all pending applications therefor and all rights and incidents of interest therein relating to the Business or any of the other Acquired Assets or the Assumed Liabilities, excluding only such Permits to the extent not legally transferable (which non-transferrable Permits are identified on Schedule 1.1.1(i));

(j) any claims, rights or interests of any Seller in or to any deposits, advance payments, credits or charges, prepaid Taxes, and prepaid expenses including without limitation, (1) security deposits with third party suppliers, vendors, service providers or landlords, and lease and rental payments, (2) rebates, abatements or other recoveries and (3) any other prepayments;

(k) all rights, claims, credits, causes of action or rights of setoff against third parties, rights of recoupment, defenses, remedies and benefits of the Sellers arising under or relating to the Business or any of the other Acquired Assets or the Assumed Liabilities, including without limitation, rights under vendors’ and manufacturers’ warranties, indemnities and guaranties;

(l) to the extent assignable to Buyer under the terms of the applicable insurance policies without adversely impacting Sellers’ coverage and rights thereunder with respect to events, occurrences and other matters arising from the operations of the Business and ownership of the Assets on or prior to Closing, each Seller’s insurance policies and rights and benefits thereunder with respect to the Business or any of the other Acquired Assets or the Assumed Liabilities, including without limitation, (1) all rights pursuant to proceeds from such insurance policies, (2) all claims, demands, proceedings and causes of action asserted by any Seller under such insurance policies and (3) any letter of credit related thereto;

(m) all of the Equity Securities of Vapor Zone Franchising, LLC, a Delaware limited liability company (“Vapor Zone Franchising”), owned by International Vapor; and

(n) all other property and assets used in the conduct of the Business or the ownership of any of the other Acquired Assets or the Assumed Liabilities.

All the property and assets to be transferred to the Buyer hereunder are herein referred to collectively as the “Acquired Assets.”

1.1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1.1, the following assets of each of the Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of the Sellers after the Closing:

(a) all the Sellers’ rights under or pursuant to this Agreement;

(b) all Equity Securities of each Seller;

(c) the charters or similar documents, qualifications to conduct business as a foreign entity, taxpayer and other identification numbers, Tax records, corporate seals, minute books, equityholder and equity transfer records and all other similar records of the Sellers;

(d) all Contractual Obligations between or among any of the Sellers and/or the Owners;

(e) the Contractual Obligations set forth on Schedule 1.1.2(e);

(f) all claims for and rights to receive Tax refunds related to Taxes attributable to the pre-closing tax periods;

(g) all rights, claims, counterclaims, credits, causes of action or rights of setoff against third parties, rights of recoupment, defenses, remedies and benefits of the Sellers arising under or relating exclusively to the Excluded Assets or the Retained Liabilities;

(h) all bank accounts of each Seller;

(i) Merchant Reserves of each Seller;

(j) one computer owned by the Sellers for each of Molina and Epstein;

(k) all Cash of each Seller;

(l) all of the Equity Securities of NutriCigs International LLC, a Florida limited liability company (“Nutricigs”); and

(m) trade names, domain names, and other assets set forth on Schedule 1.1.2(m).

1.1.3 Assumed Liabilities. At the Closing, pursuant to the terms and subject to the conditions set forth in this Agreement, Sellers will assign and transfer to Buyer, and Buyer will assume every Liability of each Seller other than the explicit Retained Liabilities, including the following (the “Assumed Liabilities”):

(a) all Liabilities to the extent relating to or arising from the use, ownership or operations of the Acquired Assets and/or the Business by the Buyer after the Closing;

(b) all Liabilities described or referenced in Section 6.8 of this Agreement; and

(c) all Liabilities relating to or arising from the use, ownership or operations of the Acquired Assets and/or the Business by the Sellers prior to Closing, except Unknown Liabilities in an aggregate amount not to exceed $2,000,000.

1.1.4 Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, the Buyer shall not assume nor be deemed to have assumed, and shall have no responsibility or obligation with respect to, any of the Retained Liabilities and such Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid, performed and discharged solely by, the applicable Seller. “Retained Liabilities” the following Liabilities of the Sellers:

(a) all Liabilities of any Seller to the Buyer and/or the Parent under this Agreement or the other agreements between Buyer and/or Parent on the one hand and any of the Sellers and/or Owners on the other hand entered into in connection with this Agreement;

(b) all Liabilities relating to or arising from the Seller Debt;

(c) any Liabilities of Owners for any federal, state, local or foreign income Taxes in respect of the Business arising or related to any period prior to Closing;

(d) to the extent not otherwise included in the Net Working Capital calculation set forth in Section 1.2.5, any Liabilities of the Companies or any other Person for sales and use and payroll Taxes related to the Business or Acquired Assets for all Tax periods ending on or prior the Closing Date, and for that portion of any Straddle Period allocable to the portion of such period ending on the Closing Date (the “Pre-Closing Tax Period”). The amount of any Taxes specified in the preceding sentence for a Straddle Period that are based on or measured by income, receipts or sales and are allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of any such Taxes for a Straddle Period that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period;

(e) any intercompany payables due to any Seller or any of their Affiliates;

(f) all Liabilities related to any Owner and/or its respective Affiliates (other than the Sellers);

(g) any Liability to distribute the Purchase Price or other consideration to any of the Owners;

(h) all Liabilities of the Sellers arising from or relating to the Excluded Assets;

(i) all Liabilities for Closing Date Seller Expenses, including, for purposes of clarity, the Stay Bonuses; and

(j) all Unknown Liabilities up to $2,000,000.

1.2 Purchase Price.

1.2.1 In consideration of Sellers’ sale, conveyance, transfer, assignment and delivery of the Acquired Assets, Buyer will assume the Assumed Liabilities and will pay to Sellers an aggregate purchase price (the “Purchase Price”) equal to:

(a) the Fixed Purchase Price, plus

(b) the Earn-Out.

1.2.2 Subject to the terms set forth in Section 1.2.4, at Closing, (a) Buyer shall pay to International Vapor on behalf of the Sellers, in cash, by wire transfer of immediately available funds to one or more accounts designated by International Vapor in writing, an amount equal to $1,700,000 (the “Cash Purchase Price”), less any Estimated Net Working Capital Shortfall, and (b) Parent will issue and deliver to International Vapor on behalf of the Sellers that number of newly issued unregistered shares of the Parent’s common stock equal to $19,100,000 (the “Fixed Stock Purchase Price” and, together with the Cash Purchase Price, the “Fixed Purchase Price”), with such Cash Purchase Price being subject to adjustment as provided in Section 1.2.5. The number of shares of Parent’s common stock to be issued pursuant to clause (b) of the immediately preceding sentence shall be equal to the quotient of the Fixed Stock Purchase Price divided by the Volume Weighted Average Closing Price (all such shares of common stock issued in satisfaction of the Fixed Purchase Price, the “Shares”). If at any time after the Closing the Sellers’ Representatives on behalf of International Vapor so requests in writing, in connection with any distribution of any of the Shares by International Vapor to Owners, Parent shall cause, as soon as reasonably practicable but in all events within ten (10) Business Days, the aggregate number of Shares specified in such notice to be reissued to the Owners pro rata based on each Owner’s Percentage Ownership and delivered to the Sellers’ Representative.

1.2.3 The Contemplated Transactions, including the transfer of the Acquired Assets, the payment of the Purchase Price and the liquidation of Sellers, are intended to constitute one or more reorganizations within the meaning of Section 368(a) of the Code. This Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and shall constitute a plan of liquidation of Sellers. Parent and Buyer, on the one hand, and Sellers and Owners, on the other, agree, for all Tax purposes, to report the transactions effected pursuant to this Agreement in a manner consistent with the treatment of such transactions as a reorganization under Section 368(a) of the Code, and none of them shall take a position on any Tax return, before any Tax authority or in any judicial proceeding that is, in any manner, inconsistent with such treatment without the consent of the others or unless specifically required pursuant to a determination by an applicable Tax authority. The parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to such treatment.

1.2.4 Additional Payments at Closing. Notwithstanding Section 1.2.2:

(a) At the Closing, Buyer shall, out of the Fixed Stock Purchase Price to be paid to International Vapor on behalf of the Sellers, deposit in the Escrow Account on behalf of International Vapor on behalf of the Sellers pursuant to Section 1.3 (such deposit, the “Escrow Fund”), Two Million Dollars ($2,000,000) worth of the Shares (calculated in accordance with Section 1.2.2) (such Shares, the “Escrow Shares”).

(b) At the Closing, Buyer shall pay out of the Cash Purchase Price to certain third-party payees, to such accounts designated in writing by International Vapor Group, by wire transfer of immediately available funds an aggregate amount equal to (i) the total amount necessary to repay in full all of the Seller Debt as of the Closing Date in accordance with the payoff letter related thereto and (ii) all Closing Date Sellers Expenses. To the extent Seller Debt and all Closing Date Sellers Expenses exceed the Cash Purchase Price (as adjusted for any Estimated Net Working Capital Shortfall), the Owners shall (severally, but not jointly, pro rata based on each such Owners’ Ownership Percentage, contribute such additional amounts (if any) to the Sellers as necessary to satisfy in full such debt and expenses at Closing.

1.2.5 Working Capital Adjustment.

(a) Sellers’ Representatives will provide to Buyer and Parent not later than three (3) Business Days prior to the Closing a certificate executed by the Chief Executive Officer of International Vapor setting forth Sellers’ good faith estimate of the Net Working Capital of the Companies as of the Closing Date (the “Estimated Net Working Capital”). Sellers’ Estimated Net Working Capital shall be prepared on a basis consistent with GAAP. At the Closing, the determination of the amount of the Cash Purchase Price pursuant to Section 1.2.2 shall take into account the amount by which the Estimated Net Working Capital is less than the Target Net Working Capital (the “Estimated Net Working Capital Shortfall”). “Target Net Working Capital” means $200,000.

(b) As soon as practicable but in no event more than one hundred twenty (120) days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Sellers’ Representative a certificate executed by the Chief Financial Officer of Buyer setting forth as of Closing the actual Net Working Capital and the calculation thereof (“Actual Net Working Capital”). “Net Working Capital” means as of the Closing Date (a) “current” assets (excluding

Cash), minus (b) “current” liabilities (excluding Retained Liabilities, but including the outstanding balance (including principal and accrued interest) of each Inventory Loan and Capex Loan) of the Companies on a consolidated basis, in each case as determined in accordance with GAAP. For purposes of this Section 1.2.5(b), “accrued” means accrued through the Closing Date.

(c) Sellers’ Representatives and their accountants shall complete their review of the Actual Net Working Capital within 30 days after delivery thereof by Buyer. During such review period, Buyer shall provide Sellers’ Representatives with access to all books and records reasonably requested by Sellers’ Representatives to review the Actual Net Working Capital and any work papers prepared by Buyer or its accountants in connection with such calculations, and Buyer shall make reasonably available its representatives responsible for the preparation of the Actual Net Working Capital in order to respond to the inquiries of Sellers’ Representatives. If Sellers’ Representatives object to the Actual Net Working Capital for any reason, they shall, on or before the last day of such 30-day period, so inform Buyer in writing (a “Seller Objection”), setting forth a specific description of the basis of Sellers’ Representatives’ determination and the adjustments to the Actual Net Working Capital that Sellers’ Representatives believes should be made. To the extent any disagreement therewith is not described in a Seller Objection received by Buyer on or before the last day of such 30-day period, then all items described in the Actual Net Working Capital delivered by Buyer to Sellers’ Representative shall be deemed agreed, final and binding on the parties.

(d) If Sellers’ Representatives timely deliver a Seller Objection to Buyer and Sellers’ Representatives and Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in the Seller Objection within thirty (30) days following Buyer’s receipt of the Seller Objection, then they shall jointly retain the CPA Firm, which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in and in accordance with this Section 1.2.5, and only with respect to those items in the Seller Objection on which Buyer and Sellers’ Representatives have not agreed, whether and to what extent, if any, the Actual Net Working Capital submitted by Buyer to Seller’s Representative and the Cash Purchase Price require adjustment. Buyer and Sellers’ Representatives shall instruct the CPA Firm to deliver its written determination to Buyer and Sellers’ Representatives no later than 30 days after submitting the matter to it for resolution and their respective agents will execute and deliver any engagement letter reasonably requested by the CPA Firm and cooperate with the CPA Firm during its resolution of any disagreements included in the Seller Objection. At the time of retention of the CPA Firm, Buyer shall specify in writing to the CPA Firm and Sellers’ Representatives the amount of Buyer’s computation of the Actual Net Working Capital (the “Buyer’s Position”), and Sellers’ Representatives shall specify in writing to the CPA Firm and to Buyer the amount of Sellers’ Representatives’ computation of the Actual Net Working Capital (the “Sellers’ Position”). The CPA Firm’s determination shall be conclusive and binding upon Buyer and Sellers and Owners. In resolving any disputed item, the CPA Firm may not assign a value to any disputed item that is greater than the greatest value claimed by Buyer or Sellers’ Representatives at the time the CPA Firm is retained or less than the smallest value claimed for the item by Buyer or Sellers’ Representatives at such time. The scope of the disputes to be resolved by the CPA Firm is limited to whether the calculation of Actual Net Working Capital was done in a manner consistent with GAAP and otherwise in accordance with this Agreement, and the CPA Firm is not to make any other determination unless jointly requested in writing by Sellers’ Representatives and Buyer. Notwithstanding anything to the contrary in this Agreement, any disputes regarding the Actual Net Working Capital shall be resolved solely and exclusively as set forth in this Section 1.2.5. The findings and determinations of the CPA Firm as set forth in its written report shall be deemed final, conclusive and binding upon the parties and shall not be subject to collateral attack for any reason. The parties shall be entitled to have a judgment entered on such written report in any court of competent jurisdiction. If Sellers, Owners and/or Sellers’ Representatives, on the one hand, or Buyer or Parent on the other hand, do not cooperate with the CPA Firm in resolving the dispute or fail to comply with any dispute resolution procedures set forth herein, then all items described in the other party’s position shall be deemed true and correct. The fees and disbursements of the CPA Firm and the reasonable attorneys’ fees and expenses of the parties relating to the disputes submitted to the CPA Firm (collectively, the “Purchase Price Dispute Expenses”) shall be borne: (i) by Sellers and Owners jointly and severally in that proportion equal to a fraction (expressed as a percentage) the numerator of which is equal to the aggregate dollar amount of the disputed items that are unsuccessfully disputed by Sellers’ Representatives (as finally determined by the CPA Firm) and the denominator of which is equal to the aggregate dollar amount of all disputed items and (ii) by Buyer, in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by Sellers’ Representatives (as finally determined by the CPA Firm) bears to the aggregate dollar amount of all disputed items. For example, if the parties dispute $100,000 of a proposed adjustment to be paid by Sellers, the CPA Firm determines that such adjustment should be $60,000 and the Purchase Price Dispute Expenses are $10,000, then (i) Buyer shall pay $4,000 (40%) of the Purchase Price Dispute Expenses and (ii) Sellers and Owners shall pay $6,000 (60%) of the Purchase Price Dispute Expenses. Buyer, Sellers and Sellers’ Representative shall cooperate with the CPA Firm during its resolution of the disagreement and make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the Actual Net Working Capital and the Seller Objection, Buyer’s Position, and Sellers’ Position (as applicable) and all other items reasonably requested by the CPA Firm in connection therewith.

(e) The Actual Net Working Capital, as agreed to (or deemed to have been agreed to) between Buyer and Sellers’ Representatives or as determined by the CPA Firm, as applicable, shall be conclusive and binding on all of the parties hereto and shall be deemed the “Final Net Working Capital” for all purposes herein.

(f) Upon completion of the calculation of the Final Net Working Capital, in accordance with this Section 1.2.5 (such date of completion, the “Settlement Date”), the Cash Purchase Price shall be recalculated substituting the Final Net Working Capital for Estimated Net Working Capital and the following adjustments shall be made to the Purchase Price (the “Purchase Price Adjustment”):

(i) If the Cash Purchase Price calculated using the Final Net Working Capital is greater than the Cash Purchase Price calculated using the Estimated Net Working Capital; Buyer shall pay such difference to International Vapor on behalf of the Sellers by electronic bank transfer of immediately available funds directly to the account(s) designated in writing by Sellers’ Representatives (or such other method of funds transfer as may be agreed upon by Buyer and Sellers’ Representatives), within 10 days after the Settlement Date.

(ii) If the Cash Purchase Price calculated using the Final Net Working Capital is less than the Cash Purchase Price calculated using the Estimated Net Working Capital, Sellers and Owners shall jointly and severally pay such shortfall to Buyer by electronic bank transfer of immediately available funds directly to the account(s) designated in writing by Buyer (or such other method of funds transfer as may be agreed upon by Buyer and Sellers’ Representative), within 10 days after the Settlement Date.

1.3 Escrow. To provide for an escrow account or accounts to secure and to serve as a fund in respect of the indemnification obligations of the Sellers and Owners under this Agreement, Buyer, the Sellers’ Representatives and the Escrow Agent at Closing shall enter into an Escrow Agreement substantially in the form of Exhibit B (the “Escrow Agreement”). At Closing, the Buyer shall deposit the Escrow Shares with the Escrow Agent to be held in an account or accounts (the “Escrow Account”) pursuant to the terms of the Escrow Agreement. Except with respect to Escrow Shares that have been previously distributed from the Escrow Account to Buyer pursuant to the Escrow Agreement, and except with respect to Escrow Shares retained to fund Buyer Indemnified Persons’ indemnity claims made in accordance with Article 7 on or before the twenty-seventh (27th) month anniversary following the Closing Date (the “Escrow Period”), all Escrow Shares in the Escrow Account shall be distributed to the Owners in accordance with the Escrow Agreement on the third Business Day after the expiration of the Escrow Period; provided that with respect to any pending claim, promptly following resolution of such pending claim, the Escrow Shares, if any, retained to fund such pending claim which have not been paid, which are not payable to any Buyer Indemnified Person pursuant to Article 7 in connection with such resolution, and which are not required to remain in the Escrow Account to satisfy other pending claims, shall be distributed to the Owners.

1.4 Allocation of Payments. Any Purchase Price payable to the Sellers pursuant to Section 1.2.2 and/or 1.2.5, shall be paid by Buyer or Parent, as applicable, to International Vapor. Any Escrow Shares released from the Escrow Account pursuant to Section 1.3 shall be released directly to the Owners on a pro rata basis based on each such Owner’s Percentage Ownership. The payment of the Purchase Price made in accordance with this Section 1.4 shall constitute full satisfaction and discharge of Buyer’s and Parent’s payment obligations pursuant to Section 1.2 and neither Buyer, Parent nor any of their Affiliates shall have any liability thereafter relating to any payment or allocation of the Purchase Price to be paid at Closing. The Purchase Price shall be allocated among the Acquired Assets in accordance with the Code and the Treasury regulations promulgated thereunder and as otherwise mutually agreed upon by the Parent and the Sellers’ Representatives. The parties agree that $50,000 of the Purchase Price shall be allocated to the restrictive covenants set forth in Section 6.2 and that all Tax Returns and related documents filed by any Seller, any Owner, Buyer, Parent or any Affiliate thereof with governmental entities shall be consistent therewith, unless otherwise required by any Law.

1.5 Closing.

1.5.1 Closing. The consummation of the Contemplated Transactions (collectively, the “Closing”) will take place at 10:00 a.m. Miami, Florida time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated to be completed at the Closing (other than conditions with respect to actions to be taken by the respective parties at the Closing) or such other date, place or time as the Buyer and Sellers’ Representatives may agree. The date and time of the Closing are referred to as the “Closing Date”. All deliveries by one party to any other party at the Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred. Subject to the provisions of Article 9, failure to consummate the Contemplated Transactions on the date and time determined pursuant to this Section 1.5 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement; in such situation, the Closing will occur as soon as practicable, subject to Article 9. By agreement of the parties, the Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission.

1.5.2 Deliveries at Closing. At the Closing:

(a) Deliveries by Sellers. The Sellers and Owners will deliver or cause to be delivered, to Buyer:

(i) a bill of sale for the Acquired Assets in the form of Exhibit C (the “Bills of Sale”) executed by each of the Sellers;

(ii) an assignment and assumption agreement in the form of Exhibit D (the “Assignment and Assumption Agreement”) and executed by each of the Sellers, effecting the assignment to and assumption by Buyer of the Acquired Assets (other than the Intellectual Property) and Buyer’s assumption of the Assumed Liabilities;

(iii) membership interest powers, in form and substance reasonably satisfactory to Buyer’s counsel, assigning 100% of the Equity Securities owned by International Vapor in Vapor Zone Franchising;

(iv) assignments of all the Intellectual Property and separate assignments of all registered marks, patents and copyrights from each of the Sellers in the form of Exhibit E (the “IP Assignment Agreements”) executed by each of the Sellers;

(v) a non-foreign person affidavit, dated the Closing Date, from Sellers, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that no Seller is a foreign person as defined in Section 1445 of the Code;

(vi) to the extent available, original title documents for all Equipment and Real Property owned by the Sellers;

(vii) resale inventory tax certificates in all appropriate jurisdictions;

(viii) each Employment Agreement, duly executed and delivered by each of Molina and Epstein on the date of this Agreement;

(ix) an estoppel certificate, duly executed by each of the lessors under the Companies’ Real Property Leases;

(x) executed payoff letters, releases or other similar instruments providing for the repayment in full of all Debt of Companies and the release of all Encumbrances granted with respect thereto, together with all instruments, documents and UCC financing statements relating thereto;

(xi) the Escrow Agreement, duly executed by the Sellers’ Representatives and the Escrow Agent;

(xii) certificates of good standing of each Company in its jurisdiction of formation and in each jurisdiction in which such Person is qualified to conduct business;

(xiii) a certified copy of the resolutions of the board of directors or managers, as applicable, of each of the Sellers approving this Agreement and consummation of the Contemplated Transactions;

(xiv) a certified copy of the consents of the stockholders or members, as applicable, of each of the Sellers and the Owners approving this Agreement and consummation of the Contemplated Transactions;

(xv) a certificate dated the Closing Date duly executed by each Seller and each Owner to the effect that each of the conditions specified in Section 5.1 is satisfied in all respects;

(xvi) Registration Rights Agreement executed by International Vapor and Owners; and

(xvii) all such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by the Buyer to transfer the Acquired Assets to the Buyer, each in form and substance reasonably satisfactory to Buyer and Parent and their legal counsel and executed by the Sellers, as applicable.

(b) Deliveries by Buyer. Buyer will deliver:

(i) the Cash Purchase Price to the Sellers less the Seller Debt and Closing Date Sellers Expenses paid in accordance with Section 1.2.4(b);

(ii) certificates representing the Shares to the Sellers less the Escrow Shares deposited with the Escrow Agent;

(iii) the Bill of Sale, executed by Buyer;

(iv) the Assignment and Assumption Agreement executed by Buyer;

(v) the IP Assignment Agreements executed by Buyer;

(vi) a certified copy of the resolutions of the board of directors of the Parent and Buyer approving this Agreement and consummation of the Contemplated Transactions;

(vii) a certified copy of the resolutions of the shareholders of Parent approving the issuance of the Shares and Earn-Out Shares;

(viii) Registration Rights Agreement executed by Parent;

(ix) each Employment Agreement, duly executed by Buyer;

(x) certificates of good standing of each of Parent and Buyer in its jurisdiction of formation; and

(xi) a certificate dated the Closing Date duly executed by Buyer and Parent to the effect that each of the conditions specified in Section 5.2 is satisfied in all respects.

1.6 Consents.

1.6.1 General. Notwithstanding anything to the contrary herein, in the event that any Contractual Obligation or Permit or other asset includable in the Acquired Assets, or any claim, right or benefit arising thereunder or resulting therefrom, cannot be sold, assigned, transferred, novated or conveyed as of the Closing Date of this Agreement because any waiting period has not expired or any consents or approvals required for the transfer have not been obtained or waived (other than the consents or approvals required from the Sellers or any of their respective Affiliates), then the legal interest in such Contractual Obligation or Permit or other asset includable in the Acquired Assets shall not be sold, assigned, transferred, novated or conveyed unless and until such waiting or notice period shall have expired or until approval, consent or waiver thereof is obtained; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article V, the Closing shall occur notwithstanding the foregoing and without any adjustment to the Purchase Price on account thereof. However, the Sellers shall have the continuing obligation both prior to and after the Closing Date to, and shall cause their Affiliates to, use their commercially reasonable efforts to obtain all necessary Permits, consents to, or approvals for, and make any filings for, the sale, assignment, transfer, novation or conveyance thereof, including those set forth on Schedule 2.5, and, upon obtaining the requisite third party consents thereto or approvals therefor or making of required filings or the expiration or termination of any applicable waiting periods, such Permit, Contractual Obligation or other asset includable in the Acquired Assets shall be sold, assigned, transferred, novated or conveyed to the Buyer. In the event that following the date of this Agreement the Buyer discovers any asset that was used in the Business of a type that would be included in the Acquired Assets and that was not properly conveyed to the Buyer, the Sellers and the Owners shall take all action necessary to promptly convey such asset to the Buyer, and the Sellers and Buyer shall make appropriate adjustments to the allocation.

1.6.2 Contracts Not Immediately Assumed. With respect to any Contractual Obligation that is not included in the Acquired Assets or assigned or novated to, and assumed by, Buyer on the Closing Date by reason of the failure to obtain any requisite consent described in Section 1.6.1, the Sellers shall, from and after the Closing until the date that is six (6) months after the Closing Date, at the request of the Buyer, continue to act as a contractual party to such Contractual Obligation and shall provide any rights or benefits received or available from such Contractual Obligation to the Buyer in accordance with reasonable instructions from the Buyer, but not in a manner materially inconsistent with the terms of such Contractual Obligation, and shall, through commercially reasonable efforts, procure that the Buyer shall have the sole and exclusive right to direct and control the exercise or waiver of any right under such Contractual Obligation, until alternative arrangements can be made.

1.6.3 Duty to Obtain Consents. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to assist the Sellers and, if applicable, their Affiliates, with their obligation in accordance with Section 1.6.1 to obtain any Permits and consents and make any filings that are required for the transfer of the Acquired Assets and the Permits to the Buyer; provided, however, the Buyer and its Affiliates shall not be obligated to expend any funds or incur any other burden in connection therewith.

1.7 Earn-Out.

1.7.1 In addition to the Fixed Purchase Price, and as additional consideration for the purchase of the Acquired Assets, Buyer shall pay to the Owners an amount equal to the sum of the amounts set forth in clauses (a), (b) and (c) below (the “Earn-Out”), provided that in no event shall the Earn-Out exceed $29,200,000 in the aggregate. Each payment paid or payable by Buyer pursuant to this Section 1.7 shall be an “Earnout Payment” and together the “Earnout Payments.”

(a) an amount equal to 200% of the audited revenues generated from the Wholesale Operations for the twelve (12) full calendar months beginning on the first day of the month following the month in which the Closing Date occurs (the “Earn-Out Start Date,” and such amount, the “Wholesale Earn-Out”);

(b) an amount equal to 100% of the amount by which the aggregate audited revenues generated from the Online Operations and the online sales of Parent and its Affiliates, other than the Online Operations for the twelve (12) full calendar months beginning on the Earn-Out Start Date exceed the aggregate audited revenues generated by the Online Operations and the online sales of Parent for the calendar year ended December 31, 2013 (the “Online Earn-Out”), provided, however, for purposes of determining the Online Earn-Out the online operations of the Parent and its Affiliates shall not include any (i) electronic cigarette or vaporizer brands or related products and accessories or (ii) online operations, in each case acquired by the Parent or any of its Affiliates from an unrelated third party after the date of this Agreement, as to which Molina is not primarily responsible including as provided under Section 1.7.8(c), and do not use the personnel, hardware and servers contemplated to be provided with respect to the online operations in the Business Plan; and

(c) $50,000 for each Retail Store that is opened by Buyer, Parent or any of their respective Affiliates directly, or by franchisees of any of the foregoing, during the twenty four (24) months following the Earn-Out Start Date (the “Measurement Period”) so long as at least 75% of such Retail Stores that are opened during the Measurement Period generate positive cash flow (as determined in accordance with the sample calculation set forth on Schedule 1.7.1) for any three (3) months within any consecutive six (6) month period after being opened during the later of the Measurement Period or the twelve (12) full calendar months after expiration of the Measurement Period (the “Retail Earn-Out”), provided, however, for purposes of determining the Retail Earn-Out Retail Stores shall not include (i) any retail stores acquired by the Parent or any of its Affiliates from an unrelated third party after the date of this Agreement or (ii) any retail stores opened by an entity or line of business acquired by the Parent or any of its Affiliates from an unrelated third party after the date of this Agreement as to which Molina is not primarily responsible including as provided under Section 1.7.8(a) and do not use a material portion of the resources contemplated to be provided with respect to the Retail Stores in the Business Plan.

1.7.2 Preliminary Payments

(a) Wholesale. Within thirty (30) days following the end of each of the four three-month periods following the Earn-Out Start Date, the Buyer shall pay to the Owners a partial Earn-Out Payment equal to an amount that would be owed to the Owners pursuant to the formula set forth in Section 1.7.1(a) if the “revenue” for purposes of this estimated payment would be equal to only the revenue accrued during the relevant quarter (the sum of the revenues used to calculate each of these four payments, the “Wholesale Earn-Out Installment Revenue”, and the sum of each of the installment payments made pursuant to this Section 1.7.1(a), the “Wholesale Earn-Out Installment Payments”). The Wholesale Earn-Out Installment Payments shall be adjusted upwards or downwards pursuant to Section 1.7.6(a).

(b) Retail. Within thirty (30) days following the end of each calendar year quarter following the Earn-Out Start Date and through the twelve (12) full calendar months period after expiration of the Measurement Period, the Buyer shall pay to the Owners a partial Earn-Out Payment equal to an amount that would be owed to the Owners pursuant to the formula set forth in Section 1.7.1(c) during the relevant quarter taking into consideration the aggregate retail stores opened and/or closed during the Measurement Period and all previous installment payments made pursuant to this Section 1.7.2(b) (the sum of each of the installment payments made pursuant to this Section 1.7.2(b), the “Retail Earn-Out Installment Payments”). The Retail Earn-Out Installment Payments shall be adjusted pursuant to Section 1.7.6(c).

1.7.3 For purposes of determining whether an Earn-Out Payment is owed to the Owners, Buyer will cause to be prepared a set of financial statements reflecting the financial position, cash flows and the results of operations of the Buyer (and, as necessary for the calculation of the Online Earn-Out, the Parent and its Affiliates), including the calculation of any Earn-Out Payment (“EO Financial Statements”), dated as of the twelve (12) month anniversary of the Earn-Out Start Date, twenty-four (24) month anniversary of the Earn-Out Start Date and thirty-six month anniversary of the Earn-Out Start Date, as applicable, and shall deliver such EO Financial Statements to the Sellers’ Representatives on or before the date that is 120 days following the date of determination for the applicable Earn-Out Payment (i.e.: 120 days following the date that is the twelve (12) full calendar month anniversary of the Earn-Out Start Date). Each of the EO Financial Statements shall be prepared on an accrual basis and in accordance with GAAP.

1.7.4 If the Sellers’ Representatives do not deliver an Earn-Out Objection pursuant to Section 1.7.5 within 30 days of the delivery of the applicable EO Financial Statements, Buyer will pay to Owners the Earn-Out Payment with respect to the corresponding Earn-Out period, if any Earn-Out Payment is then owed, within five (5) Business Days following the last day of such Earn-Out Review Period. If the Sellers’ Representatives deliver an Earn-Out

Objection pursuant to Section 1.7.5 and it is ultimately determined pursuant to Section 1.7.5 that an Earn-Out Payment is payable to the Owners, Buyer shall, within five (5) Business Days after the agreement of the parties or the CPA Firm’s determination of the Earn-Out Payment amount is delivered to Buyer and the Owners, issue to the Owners Earn-Out Shares in the amount of such Earn-Out Payment.

1.7.5 For thirty (30) days following Buyer’s delivery of the Earn-Out Payment calculation and EO Financial Statements to the Sellers’ Representatives (the “Earn-Out Review Period”), the Sellers may review the Earn-Out Payment calculation. During the Earn-Out Review Period, Buyer shall provide the Sellers’ Representatives with access to all books and records and any work papers utilized by Buyer in calculating the proposed Earn-Out Payments, and to Buyer’s personnel involved in calculating the proposed Earn-Out Payments, as reasonably requested by the Sellers’ Representatives, to review Buyer’s calculation of the Earn-Out Payment. If the Sellers’ Representatives object to the amount of the Earn-Out Payment for any reason, the Sellers’ Representatives shall, on or before the last day of the Earn-Out Review Period, so inform Buyer, in writing (an “Earn-Out Objection”), setting forth a specific description of the basis of the Earn-Out Objection and the adjustments to the Earn-Out Payment that the Sellers’ Representatives believe should be made. To the extent any disagreement therewith is not described in an Earn-Out Objection received by Buyer on or before the last day of the Earn-Out Review Period, then the Earn-Out Payment calculation prepared by Buyer and delivered to the Sellers’ Representatives shall be deemed agreed, final and binding on the parties. If the Sellers’ Representatives timely deliver an Earn-Out Objection to Buyer, Buyer shall be permitted to review the supporting schedules, analyses, work papers and other documentation with respect to such Earn-Out Objection. If the Sellers’ Representatives timely deliver an Earn-Out Objection to Buyer, and Buyer and the Sellers’ Representatives are unable to resolve all of their disagreements with respect to the Earn-Out Payment within thirty (30) days after the end of the Earn-Out Review Period, then Buyer and the Sellers’ Representatives shall jointly retain the CPA Firm, which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in and in accordance with this Section 1.7, and only with respect to those specific adjustments in the Earn-Out Objection on which Buyer and the Sellers’ Representatives have not agreed, whether and to what extent, if any, the Earn-Out Payment amount requires adjustment. Buyer and the Sellers’ Representatives shall instruct the CPA Firm to deliver its written determination to Buyer and the Sellers’ Representatives no later than thirty (30) days after submitting the matter to it for resolution. At the time of retention of the CPA Firm, Buyer shall specify in writing to the CPA Firm and the Sellers’ Representatives the amount of Buyer’s computation of the Earn-Out Payment (the “Buyer’s Earn-Out Position”), and the Sellers’ Representatives shall specify in writing to the CPA Firm and to Buyer the amount of the Sellers’ Representatives’ computation of the Earn-Out Payment (the “Sellers’ Earn-Out Position”). The CPA Firm’s determination shall be conclusive and binding upon the parties. In resolving any disputed item, the CPA Firm may not assign a value to any disputed item that is greater than the greatest value claimed by Buyer or the Sellers’ Representatives at the time the CPA Firm is retained or less than the smallest value claimed for the item by Buyer or the Sellers’ Representatives at such time. The scope of the disputes to be resolved by the CPA Firm is limited to whether the calculation of the Earn-Out Payment was done in a manner consistent with GAAP and in accordance with this Agreement, and the CPA Firm is not to make any other determination unless jointly requested in writing by the Sellers’ Representatives and Buyer. Notwithstanding anything to the contrary in this Agreement, any disputes regarding the Earn-Out

Payment calculation shall be resolved solely and exclusively as set forth in this Section 1.7.5. The findings and determinations of the CPA Firm as set forth in its written report shall be deemed final, conclusive and binding upon the parties and shall not be subject to collateral attack for any reason. The parties shall be entitled to have a judgment entered on such written report in any court of competent jurisdiction. If either party does not cooperate with the CPA Firm in resolving the dispute or fails to follow the procedures set forth in this Section 1.7.5 in connection with a dispute or objection to the Earn-Out Payment calculation, then the Earn-Out Payment computation of the other party shall be deemed agreed, final and binding on the parties. The fees and disbursements of the CPA Firm and the reasonable attorneys’ fees and expenses of the parties relating to the disputes submitted to the CPA Firm (collectively, the “Earn-Out Dispute Expenses”) shall be borne (i) jointly and severally by the Owners in that proportion equal to a fraction (expressed as a percentage) the numerator of which is equal to Sellers’ Earn-Out Position minus the Earn-Out Payment determined by the CPA Firm, and the denominator of which is equal to Sellers’ Earn-Out Position minus Buyer’s Earn-Out Position and (ii) by Buyer in that proportion equal to a fraction (expressed as a percentage) equal to one (1) minus the fraction described in clause (i). For example, if Sellers’ Earn-Out Position is that the Earn-Out Payment should be Five Million Dollars ($5,000,000) and Buyer’s Earn-Out Position is that the Earn-Out Payment should be Four Million Dollars ($4,000,000), the CPA Firm determines that the Earn-Out Payment should be Four Million Six Hundred Thousand ($4,600,000) and the Earn-Out Dispute Expenses are Fifty Thousand Dollars ($50,000), then (i) the Owners shall jointly and severally pay Twenty Thousand Dollars ($20,000) (forty percent (40%) of the Earn-Out Dispute Expenses) and (ii) Buyer shall pay Thirty Thousand Dollars ($30,000) (sixty percent (60%) of the Earn-Out Dispute Expenses). Buyer and the Sellers’ Representatives shall cooperate with the CPA Firm during its resolution of the disagreement and make readily available to the CPA Firm all relevant books and records, documents, other information and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the determination of the Earn-Out Payment and all other items reasonably requested by the CPA Firm in connection therewith.

1.7.6 Final Payments. After the completion of the procedures set forth in Sections 1.7.3, 1.7.4 and 1.7.5 following the date of determination for the applicable Earn-Out Payment, the following payments shall be made:

(a) With respect to the Wholesale Earn-Out, (i) if the audited revenues generated from the Wholesale Operations for the twelve (12) full calendar months following the Earn-Out Start Date (the “Actual Wholesale Revenue”) is less than the Wholesale Earn-Out Installment Revenue, then the Owners shall pay the Buyer 200% of such difference; or (ii) if Actual Wholesale Revenue is greater than the Wholesale Earn-Out Installment Revenue, then the Buyer shall pay the Owners 200% of such difference;

(b) The Buyer shall pay to the Owners the Online Earn-Out; and

(c) With respect to the Retail Earn-Out, if after implementing the procedures set forth in Sections 1.7.3, 1.7.4 and 1.7.5, it is determined at the expiration of the twelve (12) month period following the Measurement Period that the condition for payment of the Earn-Out Payment set forth in Section 1.7.2(b) was not satisfied, then each Owner shall pay to the Buyer all such Retail Earn-Out Installment Payments previously received by such Owner.

1.7.7 Manner of Payment. The Earn-Out, if any, shall be payable to the Owners, in part as stockholders of International Vapor and in part, as to Molina and Epstein, as employees of the Buyer, in newly issued unregistered shares of the Parent’s common stock (“Earn-Out Shares”), the number of which would be equal to the quotient of such earned portion of the Earn-Out Payment divided by the Volume Weighted Average Closing Price. The Earn-Out, if any, shall be paid directly to the Owners by Buyer. 43.17% of the Earn-Out shall be paid to the Owners pro rata based upon their respective Ownership Percentages (the aggregate of all such payments, the “Equity Earn-Out”), 40.28% of the Earn-Out shall be paid to Molina pursuant to the terms of his Employment Agreement and 16.55% of the Earn-Out shall be paid to Epstein pursuant to the terms of his Employment Agreement (the aggregate portion of the Earn-Out payable to Epstein and Molina pursuant to their respective Employment Agreements, the “Employment Earn-Out”). Subject to Section 1.7.10, Section 1.7.11 and Section 1.7.12, any Earn-Out Payments made by Buyer pursuant to this Section 1.7 shall be apportioned among the Owners as set forth in the preceding sentence. Any payments owed by an Owner to the Buyer pursuant to Sections 1.7.6(a) or 1.7.6(c) shall be paid to the Buyer from the Shares and/or Earn-Out Shares received by such Owner prior to the date thereof, the number of which would be equal to the quotient of such payment divided by the Volume Weighted Average Closing Price.

1.7.8 Except as otherwise specifically provided in this Agreement, including clauses (a), (b) and (c) of this Section 1.7.8, Parent and Buyer will be permitted, following the Closing Date, to make reasonable and necessary changes at its sole discretion to the operations, corporate organization, personnel, accounting practices and other aspects of the Buyer and the Business, including actions that may have an impact on the achievement of Earn-Out Payments, and the Owners will have no right to claim any lost Earn-Out Payments or other damages as a result of such decisions so long as such changes are reasonably necessary as determined by the Parent or Buyer and are not made in bad faith for the principal purpose of reducing amounts that otherwise would be payable to the Owners. The terms of this Section 1.7 may be adjusted at any time by the written agreement of the Parent or Buyer and the Sellers’ Representatives. Molina and Epstein shall, so long as they are employees of the Buyer, have the right to manage the Retail Operations, Wholesale Operations and Online Operations as set forth in and subject to the terms and conditions of clauses (a), (b) and (c) below, provided, however, that neither Molina nor Epstein shall be deemed an executive officer of the Parent or Buyer within the meaning of Rule 3b-7 of the Exchange Act at any time during their employment with Buyer. Neither Molina nor Epstein, as the managers of the Business, shall take any intentional action that does, or could reasonably be expected to, enhance the financial and operating results of the Business for purpose of maximizing the Earn-Out Payments to the material detriment of the Business’ financial and operating results in subsequent periods. Notwithstanding anything to the contrary set forth herein, any limitation on the Parent’s and/or Buyer’s operation of the Business following Closing (including as set forth in this Section 1.7.8) shall be contingent upon neither Molina nor Epstein being in material breach of clauses (a), (b) or (c) of this Section 1.7.8 and Section 6.2).

(a) Retail. Molina will have overall responsibility for all retail operations of Buyer, and will have discretion to make decisions regarding the day to day operations of the retail business subject to the oversight of the Senior Management. He will report and provide monthly reports to a committee consisting of the President, Chief Operating Officer and Chief Financial Officer of Parent (the “Senior Management”). The Senior Management and Molina will work together in good faith to execute and implement the Business Plan as it relates to the retail operations. Subject to execution and implementation materially consistent with the Business Plan as it relates to the retail operations, Parent/Buyer will finance store build-out and other capital expenditures, inventory purchases, marketing, operating and general overhead in connection with the opening and franchising of additional retail stores.

(b) Wholesale. Buyer and Parent shall have overall responsibility for the wholesale operations of Buyer and Parent. Epstein and the Senior Management will work together in good faith to execute and implement the Business Plan as it relates to the Wholesale Operations. Subject to substantial execution and implementation of the Business Plan as it relates to the wholesale operations, Epstein will have access to and use of necessary Buyer/Parent resources, including sales personnel and wholesale and other customer and supplier relationships of Parent.

(c) Online. Molina will have overall responsibility for all online operations of Seller and Buyer. Molina and the Senior Management will work together in good faith to execute and implement the Business Plan as it relates to the online operations subject to the oversight of the Senior Management. Subject to execution and implementation materially consistent with the Business Plan as it relates to the online operations, Buyer/Parent will provide funds necessary to maintain and expand the online business. Molina will have authority to hire, among other necessary employees consistent with the Business Plan, a vice president to manage online operations, subject to the approval, not to be unreasonably withheld, of the Senior Management.

1.7.9 Limited Transferability of Earn-Out. The Owners’ rights to receive Earn-Out Payments, if any, are personal to the Owners and shall not, in whole or in part, be sold, transferred, assigned or otherwise conveyed or pledged or encumbered or have Encumbrances created with respect to them without Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion; provided, however that each Owner may freely transfer such rights to the Permitted Transferees of such Owner without the consent of the Buyer.

1.7.10 Forfeiture of Earn-Out Payments. It is the intent of the parties that Earn-Out Payments will be paid to each Restricted Person only for such periods during which such Restricted Person is in compliance with its obligations pursuant to Section 6.2. Accordingly, should at any time following the Closing Date any Restricted Person intentionally and materially breach its, his or her obligations pursuant to Section 6.2, which breach causes material economic or reputational harm to the Business (a “Restrictive Covenant Breach”), then during the continuance of such Restrictive Covenant Breach, no portion of the Earn-Out otherwise payable to such Restricted Person then or in the future shall be paid to such Restricted Person. For the avoidance of doubt, the forfeiture of a Restricted Person’s right to receive a portion of the Earn-Out from and during the continuance of a Restrictive Covenant Breach shall have no effect on the right of each other Restricted Person or any other Person to receive the portion of the Earn-Out that each other Restricted Person or such other Person would have received had no Restrictive Covenant Breach occurred, nor shall a Restrictive Covenant Breach by a Restricted Person impact the right of such Restricted Person or such other Person to retain any Earn-Out Payment previously received by such Restricted Person or such other Person. The Parent and/or Buyer may seek damages (other than punitive, exemplary or special damages) against a Restricted Person for a Restrictive Covenant Breach in excess of the value of the portion of the Earn-Out forfeited by reason of such Restrictive Covenant Breach.

1.7.11 Earn-Out Payments Owed to Molina or Epstein. Notwithstanding the foregoing, any portion of the amount of the Equity Earn-Out or Employment Earn-Out that Molina or Epstein (each, an “Employee Shareholder”) would otherwise be entitled to receive shall not be payable to such Employee Shareholder if such Employee Shareholder is not employed by the Buyer or any subsidiary or Affiliate thereof at the time that a portion of the Earn-Out is payable (provided that an Employee Shareholder shall be deemed still employed at any such time notwithstanding the termination of his employment (i) by reason of his death or incapacity, (ii) by such employer in the absence of “cause,” or (iii) by him for “good reason”, in each case as determined under such Employee Shareholder’s Employment Agreement with the Buyer). The failure of an Employee Shareholder to be so employed at the time that a portion of the Employment Earn-Out is earned shall in no event impact the right of any other Employee Shareholder to receive the portion of the Employment Earn-Out that such other Employee Shareholder would otherwise have received. The failure of an Employee Shareholder to be so employed at the time that a portion of the Equity Earn-Out is payable shall reduce the overall amount of the Equity Earn-Out payable at such time by a percentage equal to such Employee Shareholder’s Percentage Ownership, and the portion of the Equity Earn-Out then payable (as so reduced) shall be paid to the Owners (including, for the avoidance of doubt, such Employee Shareholder) pro rata based each Owner’s Percentage Ownership. The failure of an Employee Shareholder to be so employed at the time that a portion of the Earn-Out is payable shall have no effect on the right of any Owner (including such Employee Shareholder) to retain any Earn-Out Payment previously received by such Owner or to receive any subsequent portions of the Earn-Out.

1.7.12 Acceleration of Earn-Out. The entire unpaid portion of the Equity Earn-Out allocable to an Employee Shareholder and the entire unpaid portion of the Employment Earn-Out allocable to an Employee Shareholder shall be deemed earned and payable in the event that such Employee Shareholder’s employment is terminated under his Employment Agreement without cause (as determined under his Employment Agreement) or such Employee Shareholder terminates his employment for good reason (as determined under his Employment Agreement). The portion of the Employment Earn-Out that becomes payable pursuant to the preceding sentence shall be paid to such Employee Shareholder and the portion of the Equity Earn-Out that becomes payable pursuant to the preceding sentence shall be paid to all the Owners (including, for the avoidance of doubt, such Employee Shareholder) pro rata based on each Owner’s Percentage Ownership. In the event the Parent or Buyer materially breaches any of its respective obligations under clauses (a), (b) or (c) of Section 1.7.8 and Parent or Buyer has not reasonably cured such material breach within thirty (30) days after written notice of such material breach is given by an Employee Shareholder to the Parent (provided that neither of the Employee

Shareholders or Herrera is then in material breach of the terms of this Agreement, including their material breach of any of their obligations under clauses (a), (b) or (c) of Section 1.7.8, and provided, further, that no cure period shall be required for a material breach which by its nature cannot be cured) then the entire unpaid portion of the maximum amount of the Earn-Out ($29,200,000) from and after the date of such uncured material breach shall be deemed earned and payable in full to the Owners. In any case pursuant to this Section 1.7.12, in which an Earn-Out Payment becomes payable, then the Buyer shall make such payment within ten (10) Business Days thereafter.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE OWNERS.

In order to induce the Parent and the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, each of the Sellers and the Owners severally hereby represents and warrants to the Parent and Buyer that the following statements made in this Article 2 (provided that the statements made in Section 2.32 shall be considered made by each Seller and each Owner independently of the others) are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 2, except where another date or period of time is specifically stated herein for a representation or warranty):

2.1 Organization; Subsidiaries; Predecessors.

2.1.1 Organization; Subsidiaries. Each of the Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Each of the Companies is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its respective business, and the ownership or lease of its respective properties, require it to be so qualified or licensed and except where the failure to so qualify would not have a Seller/Owner Material Adverse Effect; all such jurisdictions are listed on Schedule 2.1.1. Except as set forth on Schedule 2.1.1, no Company has any subsidiaries, holds any Investments or has any obligation to make any Investments in any Person. Sellers have made available to Buyer, Parent and/or their Representatives accurate and complete copies of (i) the Organizational Documents of each Company and (ii) the minute books of each Company which contain records of all meetings held, and other actions taken, by their respective current or former shareholders, members, managers, current or former boards of directors and any committees appointed by their current or former shareholders, members, managers or directors. The books of account and other records of the Companies have been maintained in all material respects in accordance with applicable Law and, to the extent applicable, GAAP. No Company is in default under or in violation of any provision of its respective Organizational Documents. The states of organization set forth in this Agreement with respect to the Companies are correct. Set forth on Schedule 2.1.1 are all the names (i.e., “trading” or “doing business as” names) under which the Companies are conducting their respective businesses.

2.1.2 Predecessors. Schedule 2.1.2 sets forth a true, accurate, and complete list of (i) any Person that has ever merged with or has been converted into any Company; (ii) any Person a majority of whose capital stock (or similar outstanding ownership interests) has ever been acquired by a Company; (iii) any Person all or substantially all of whose assets have ever been acquired by a Company; and (iv) any prior names of any Company or any Person described in clauses (i) through (iii) (each such Person, a “Predecessor”).

2.2 Capitalization; Voting Rights.

2.2.1 The Owners own of record and beneficially all of the outstanding Equity Securities of International Vapor. International Vapor is the direct parent of South Beach Smoke, Inc., Beach Wellness LLC, Vapor Zone, Inc., and Vapor Zone Franchising, and owns of record and beneficially one hundred percent (100%) of the outstanding Equity Securities of such Sellers. Schedule 2.2.1 sets forth the capitalization of each of the Sellers, listing the type and amount of authorized and issued Equity Securities for each entity and the holders of record of such Equity Securities.

2.2.2 Except as set forth on Schedule 2.2.2, there are no outstanding options, warrants, instruments, rights (including conversion or preemptive rights and rights of first refusal), proxy or member agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition from any Owner or Company of any of the Equity Securities of any Company. Except as set forth on Schedule 2.2.2, none of the Owners or Companies is party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to any Equity Security of any Company or by a member, manager, shareholder or director of any Company.

2.2.3 Each issued and outstanding Equity Security of each Company (i) has been duly authorized and validly issued and is fully paid and non-assessable, and (ii) was issued in compliance with all Legal Requirements concerning the issuance of securities. No Equity Security of any Company is subject to, nor was it issued in violation of, any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right. No Company has violated the 1933 Act, any state “blue sky” or securities Laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of such Company’s Equity Securities. Except for the Equity Securities listed in Schedule 2.2.1, there are no bonds, debentures, notes, other Debt or Equity Securities of any Company with voting rights on any matters on which the holders of Equity Securities of the applicable Company may vote. Companies have made available to Buyer, Parent and/or their Representatives, to the extent they exist, true, accurate and complete copies of the membership interest or share register (or similar register), as applicable, of each Company, which reflect all issuances, transfers, repurchases and cancellations of Equity Securities of such entities. There are no declared or authorized but unpaid dividends or distributions with regard to any issued and outstanding Equity Securities of any Company.

2.2.4 Except as set forth on Schedule 2.2.4, no Company has granted or agreed to grant any registration rights, including piggyback rights, or any right of first offer to any Person.

2.2.5 Encumbrances, etc. Except as set forth on Schedule 2.2.5, there is no outstanding Contractual Obligation to which any Company is a party or by which it is bound obligating such Company to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Securities of such Company. Except as set forth on Schedule 2.2.5, there are no outstanding obligations of any Company (contingent or otherwise) to repurchase, redeem or otherwise acquire any Equity Securities of such Company. Except as set forth on Schedule 2.2.5, there are no stock-appreciation rights, stock-based performance units, “phantom” equity rights or other Contractual Obligations (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of any Company, the Business of the Companies or the assets of any Company or calculated in accordance therewith or to cause any Company to file a registration statement under the securities Laws of the United States, or which otherwise relate to the registration of any Equity Securities of the Companies. Except as set forth on Schedule 2.2.5, there are no voting trusts, proxies or other Contractual Obligations to which any Company or Owner is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any Equity Securities of such Company. Except for the Organizational Documents of each Company and as set forth on Schedule 2.2.5, there are no existing Contractual Obligations between any Company on the one hand, and any other Person, on the other hand, regarding any Equity Securities of any Company.

2.2.6 Debt; Guarantees. Vapor Zone Franchising has no Debt or other Liabilities of any nature. No other Company has any Debt, except as set forth on Schedule 2.2.6. For each item of Debt, Schedule 2.2.6 correctly sets forth the debtor, the principal amount of the Debt, the creditor, the maturity date and the collateral, if any, securing the Debt. Except as set forth on Schedule 2.2.6, no Company has any Liability in respect of a Guarantee of any Liability of any other Person.

2.3 Organization, Power and Authorization. Each Seller and Owner has all requisite absolute and unrestricted rights, power, authority and capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any of the Sellers or Owners in connection with the consummation of the Contemplated Transactions, including the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreements, the IP Assignment Agreement and the Employment Agreements (the “Company Agreements”) and to consummate the Contemplated Transactions. All the equityholders of the Sellers and/or the Owners, as applicable, have executed a written consent authorizing the execution of this Agreement and the consummation of the Contemplated Transactions, which constitutes all necessary action by the equityholders of the Sellers and/or the Owners, as applicable. No other corporate or company authorization on the part of the Sellers or the Owners is necessary to authorize the Sellers’ and/or Owners’ execution and delivery of this Agreement and the Company Agreements and the consummation of the Contemplated Transactions. This Agreement and each Company Agreement has been duly executed and delivered by the Sellers and the Owners, as applicable, and this Agreement and the Company Agreements constitute legal, valid and binding obligations of the Sellers and the Owners, as applicable, Enforceable against the Sellers and Owners, as applicable, in accordance with its and their terms.

2.4 Authorization of Governmental Authorities. Except as set forth on Schedule 2.4, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (i) execution, delivery and performance by the Sellers or the Owners of this Agreement and the Company Agreements or (ii) consummation of the Contemplated Transactions by the Sellers or the Owners.

2.5 Noncontravention. Except as disclosed on Schedule 2.5, none of the execution, delivery and performance by the Sellers and/or the Owners of this Agreement or the Company Agreements or the consummation of the Contemplated Transactions will:

(a) violate any provision of any Legal Requirement applicable to the Companies and/or the Owners;

(b) conflict with, result in a breach or violation of, default under, or give rise to a right for any third party to accelerate, terminate or obtain any prepayment penalty under (in any such case, with or without notice, lapse of time or both), any Contractual Obligation of any Company and/or any Owner;

(c) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset (including any Acquired Asset);

(d) result in a breach or violation of, or default under, the Organizational Documents of any Company and/or any Owner;

(e) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of any Company and/or any Owner; or

(f) alter or impair the ability of the Buyer (following the Closing) to conduct the Business.

2.6 Financial Statements.

2.6.1 Financial Statements. Attached to Schedule 2.6.1 is a copy of (a) the condensed unaudited consolidated balance sheet of International Vapor as of March 31, 2014 (the “Most Recent Balance Sheet”) and the related condensed unaudited consolidated statements of income and cash flows of International Vapor for the three (3) months then ended (together with the Most Recent Balance Sheets, the “Interim Financials”) and (b) the audited consolidated balance sheet of International Vapor as of December 31, 2012 and 2013 and the related audited consolidated statements of income and cash flows of International Vapor for the fiscal years then ended, accompanied in each case by notes thereto and the report of the independent registered certified public accounting firm, Kaufmann, Rossin & Co. whose audit report shall not be qualified in any respect (collectively, the “Audited Financials” and, together with the Interim Financials, the “Financials”). Since the Most Recent Balance Sheet Date, none of the Companies has distributed, sold or otherwise disposed of any property or other Assets, including the Acquired Assets, other than in the Ordinary Course of Business. Except as set forth on Schedule 2.6.1, there are no extraordinary or non-recurring items of income or expense of the Companies during the periods covered by the Financials.

2.6.2 Compliance with GAAP, etc.

(a) The Financials (i) are complete and correct and were prepared in accordance with the books and records of the Companies and (ii) have been prepared on an accrual basis in accordance with GAAP, consistently applied subject, in the case of the Interim Financials, to normal and recurring year-end adjustments and the absence of notes. The Financials fairly present, in accordance with GAAP, the consolidated financial position of International Vapor as of the respective dates thereof and the results of the operations of International Vapor for the respective periods covered thereby.

(b) The books and records of the Companies have been maintained in all material respects in accordance with all applicable Legal Requirements and reflect all financial transactions of the Companies that are required to be reflected in accordance with GAAP. The Companies maintain books and records accurately reflecting their Assets and Liabilities and maintain proper and adequate internal accounting controls that provide reasonable assurance that transactions are recorded as necessary to permit preparation of the financial statements of the Companies in conformity with GAAP. The Companies make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect actual bona fide transactions of the Companies.

(c) No financial statements of any other Person are required by GAAP to be included in the Financials.

2.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.7, none of the Companies have any Liabilities which would be required by GAAP to be included in its financial statements except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to, any material breach or violation of, or material default under, a Contractual Obligation or Legal Requirement, or a material breach of warranty, tort or infringement), and to the knowledge of Sellers no facts or circumstances exist that could result in any such Liability.

2.8 Absence of Certain Developments. Except as set forth on Schedule 2.8, from the Most Recent Balance Sheet Date until the date of this Agreement, the Business has been conducted only in the Ordinary Course of Business and:

(a) none of the Companies have (i) amended its respective Organizational Documents, (ii) admitted any Person as a shareholder or member, as applicable, or (iii) issued, sold, granted or otherwise disposed of any Equity Security;

(b) none of the Companies have become liable in respect of any Guarantee nor has it incurred, assumed or otherwise become liable in respect of any Debt (except unsecured current obligations and liabilities incurred in the Ordinary Course of Business) or made any loans, advances or capital contributions to or Investments in any Person (except for travel advance in the Ordinary Course of Business);

(c) none of the Companies have sold, leased, licensed, transferred or otherwise disposed of any of its Assets, including any Assets that would have otherwise been Acquired Assets, except Inventory in the Ordinary Course of Business and except for any Assets having an aggregate value of less than $10,000;

(d) none of the Companies have permitted any of its Assets, including the Acquired Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(e) none of the Companies have made or committed to make any capital expenditure in an aggregate amount exceeding $10,000;

(f) none of the Companies have (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any Equity Security or (ii) entered into, or performed, any transaction with, or for the benefit of, any Owner or any Affiliate of any Owner;

(g) there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting any Company, the Business or any material Asset, including the Acquired Assets;

(h) none of the Companies have increased the Compensation payable or paid, whether conditionally or otherwise, to any employee, director, officer, consultant, independent contractor or agent other than (i) as provided for in any written agreement made available to Buyer or (ii) in the Ordinary Course of Business;

(i) none of the Companies have entered into, amended or terminated any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis other than in the Ordinary Course of Business or otherwise providing Compensation or other benefits to any Person other than in the Ordinary Course of Business, or adopted, amended or terminated any Employee Plan or increased any benefits under any Employee Plan or granted or increased the amounts of any vacation pay, sick pay, bonus, severance, incentive, disability or profit sharing payments;

(j) none of the Companies have made any change in its methods of accounting or accounting practices (including with respect to reserves) or any material change in its pricing policies, payment or credit practices or failed to pay any creditor any material amount owed to such creditor when due or granted any material extensions of credit;

(k) none of the Companies have made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Action in respect of Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Authority;

(l) none of the Companies have terminated or closed any Facility, business or operation;

(m) no customer or supplier required to be disclosed on Schedule 2.21 has cancelled, terminated or otherwise materially diminished or altered (including any material reduction in the rate or amount of sales or purchases or material change to the supply or credit terms, as the case may be) its arrangement with any Company, or notified in writing, or to the knowledge of Sellers orally, any Company of any intention to do any of the foregoing;

(n) no insurer (i) has questioned, denied or disputed (or otherwise reserved its rights with respect to) in writing, or to the knowledge of Sellers orally, the coverage of any claim pending under any Liability Policy or (ii) has provided any written, or, to the knowledge of Sellers, oral, notice of cancellation or any other written, or, to the knowledge of Sellers, oral, indication that it plans to cancel any Liability Policy or raise the premiums or materially alter the coverage under any Liability Policy;

(o) none of the Companies have written off as uncollectible any Accounts Receivable, modified or cancelled any material third-party Debt or written up or written down any of its material Assets, including the Acquired Assets, or revalued its Inventory;

(p) none of the Companies have failed to pay trade accounts payable or any other Liability when due;

(q) none of the Companies have entered into, materially amended or terminated any Disclosed Contract;

(r) none of the Companies have acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any Person or acquired any capital asset or related capital assets with a fair market value in excess of Fifty Thousand Dollars ($50,000);

(s) except with respect to disclosure to Buyer in connection with consummating the transactions set forth in this Agreement, there has not occurred any disclosure of Confidential Information;

(t) except with respect to consummating the transactions set forth in this Agreement, none of the Companies have entered into any transaction outside the Ordinary Course of Business;

(u) none of the Companies have changed any cash management practices or policies (including without limitation, the timing of collection of Accounts Receivables and payment of payables and other current liabilities) or made any changes in the maintenance of its books and records;

(v) none of the Companies has threatened, commenced or settled any Action;

(w) none of the Companies has entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 2.8; and

(x) no event or circumstance has occurred which has had, will have or is reasonably likely to have a Seller/Owner Material Adverse Effect.

2.9 Assets.

2.9.1 Ownership of Assets. Each of the Companies has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws and general principles of equity (regardless of whether such enforceability is considered in a proceeding of law or equity)) leasehold interest in, or right to use, all of its respective properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except Inventory which has been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business) and the Acquired Assets (collectively, the “Assets”). Except as disclosed on Schedule 2.9.1, none of the Assets is subject to any Encumbrance other than Permitted Encumbrances. Schedule 2.9.1 sets forth a summary list of all Equipment owned or leased by, in the possession of, or used by the Companies in connection with the Business. None of the Owners has any ownership or other interest in any of the Assets (including the Acquired Assets) used in the Business.

2.9.2 Sufficiency of Assets. The Acquired Assets are all the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used in or necessary to conduct the Business as now conducted, including to perform the work required for the Backlog (if any).

2.10 Accounts Receivable. All Accounts Receivable, unbilled invoices, costs in excess of billings, work in process, retainage and other amounts (“Receivables”) reflected on the Most Recent Balance Sheet and in the records and books of account of the Companies since the Most Recent Balance Sheet Date and through the Closing Date as being due to the Companies have arisen in the Ordinary Course of Business, represent Enforceable (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws and general principles of equity (regardless of whether such enforceability is considered in a proceeding of law or equity)) obligations to the Companies arising from sales actually made or services actually performed by the Companies in the Ordinary Course of Business and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing

Date in a manner consistent with past practice, have been, or will be, current and collected or are, or will be, collectible in the aggregate recorded amounts thereof materially in accordance with their terms and, to the Sellers’ knowledge, are not and will not be subject to any contests, claims, counterclaims or setoffs. There has been no material adverse change since the Most Recent Balance Sheet Date in the amount or collectability of the Receivables due to the Companies or the related provisions or reserves from that reflected in the Most Recent Balance Sheet. Schedule 2.10 contains a complete and correct list of all Receivables as of the Most Recent Balance Sheet Date, which list sets forth: (a) the aging of each Receivable; and (b) with respect to Receivables for services, the type of Contractual Obligation underlying the Receivable (such as fixed price or time and expense or a combination or variation thereof). Schedule 2.10 sets forth the standard billing practices of the Companies with respect to goods and services provided by the Companies, including the billing periods and the types of Contractual Obligations. Except as set forth on Schedule 2.10, (i) no account debtor or note debtor is delinquent for payments in excess of Twenty-Five Thousand Dollars (US$25,000) or for more than ninety (90) days; (ii) no account debtor or note debtor has refused or, to the Sellers’ knowledge, threatened to refuse to pay its obligations to the Companies for any reason, or has otherwise made a claim to set-off or similar claim; (iii) to the Sellers’ knowledge, no account debtor or note debtor is insolvent or bankrupt; and (iv) all accrued fees are billable and collectible by the Companies.

2.11 [INTENTIONALLY OMITTED].

2.12 Real Property.

2.12.1 None of the Companies owns any real property and none of them has any right, title or interest in and to any real property except as specifically set forth on Schedule 2.12. Schedule 2.12 describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Companies (such leased real property is referred to as the “Real Property”), and identifies each lease (or in the case of a sublease, the underlying leases (the “Underlying Leases”)) or any other Contractual Obligation under which such Real Property is leased by the applicable Company (the “Real Property Leases”). Except as described on Schedule 2.12 there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property, and there is no Person (other than the Companies and/or any lessee(s) of the Real Property specifically identified on Schedule 2.12) in possession of the Real Property. With respect to each Real Property Lease that is a sublease: (i) the representations and warranties set forth in Sections 2.19.2 and 2.19.3 are true and correct with respect to the Underlying Lease(s) and (ii) Schedule 2.12 describes each of the Underlying Leases, if any. Each of the Companies has valid leasehold interests in and to their respective Real Property and any and all Facilities located thereon, free and clear of all Encumbrances (other than Permitted Encumbrances).

2.12.2 There is no provision of any Real Property Lease that imposes any restriction on the Real Property that materially interferes, or could reasonably be expected to materially interfere, with the Business. Except as set forth on Schedule 2.12.2, none of the Companies is obligated to pay any leasing or brokerage commission with respect to the Real Property. There is no pending or threatened eminent domain taking affecting any of the Real Property. Sellers have made available to Buyer, Parent and/or their Representatives true, correct and complete copies of all the Real Property Leases and Underlying Leases, including all amendments and modifications related thereto. Except as set forth on Schedule 2.12.2, no consents or approvals are required to be obtained under the Real Property Leases and/or the Underlying Leases in connection with the Contemplated Transactions, including from the landlord(s) thereunder. None of the Companies has received notice of a default from any lessor under any Real Property Lease or Underlying Lease.

2.12.3 No Facility currently existing on the Real Property encroaches upon, and no Facility under construction on the Real Property will encroach upon, the real property or easement estate of any other Person. No facility of any other Person encroaches upon the Real Property or any easement estate appurtenant to the Real Property. None of the Companies or Owners is a party to any agreement with the owners or users of any real property adjacent to any Facility located on any Real Property relating to the use, operation or maintenance of such Facility or Real Property which could adversely affect the Business. Each Facility is supplied with utilities and other services (including gas, electricity, water, drainage, sanitary sewer, storm sewer, fire protection and telephone) necessary for the operation of such Facility as the same is currently operated or proposed to be operated, and all installation charges for such utilities and other services have been fully paid, and all service charges for such utilities and other services have been or will be paid by the Companies up to and including the Closing Date to the extent then due and payable. Each Facility (excluding to the extent any such item included in “Facility” is a “common use area”), including the heating, ventilation, air conditioning systems, mechanical, electrical, plumbing, environmental control, remediation and abatement systems, sewer, storm, waste water systems, irrigation, parking facilities, fire protection, security and surveillance systems, telecommunications, computer wiring, cable installations, roof, foundation, load-bearing walls and floor are in good repair and operating condition, normal wear and tear excepted, and are substantially fit for the purposes for which they are being utilized, with all required maintenance having been regularly performed and free from structural defects. The Companies are in exclusive possession of each parcel of Real Property and of all easements, licenses or rights required by applicable Law for the use and occupancy as are necessary and material to the conduct of the Business thereon as currently conducted by the Companies. No security deposit or portion thereof deposited with respect to any Real Property Lease or Underlying Lease has been applied in respect of a breach of or default under such Real Property Lease or Underlying Lease that has not been redeposited in full. All real estate Taxes due and payable for which the Companies are responsible with respect to the Real Property have been paid in full. Except as set forth on Schedule 2.12, the Contemplated Transactions do not require the consent of any other party to any Real Property Lease or Underlying Lease, will not result in a breach or default under any Real Property Lease or Underlying Lease, and will not otherwise cause any Real Property Lease or Underlying Lease to cease to be legal, valid, binding, Enforceable (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws and general principles of equity (regardless of whether such enforceability is considered in a proceeding of law or equity)) or in full force and effect on identical terms following the Closing. The Companies’ possession and quiet enjoyment of the Real Property has not been disturbed and, to the knowledge of Sellers, there are no disputes with respect to any Real Property Lease or Underlying Lease. Except as set forth in Schedule 2.12, none of the Companies owes, and will not in the future owe, any brokerage commissions or finder’s fees with respect to any Real Property, Real Property Lease or Underlying Lease. Except as set forth on Schedule 2.12, no party to any Real Property Lease or Underlying Lease is an Affiliate of, or otherwise has any economic interest in, the Companies.

2.12.4 All Permits required to be obtained by Companies and necessary in connection with the construction upon, and present use and operation of, the Real Property and the lawful occupancy thereof have been issued by the appropriate Governmental Authorities. The current use of the Real Property is in accordance with the certificates of occupancy relating thereto and the terms of any such Permits. All such Permits will continue in full force and effect immediately after giving effect to the Contemplated Transactions. The Real Property and its current use, occupancy and operation by the Companies and the Facilities located thereon do not (a) constitute a nonconforming use under any applicable building, zoning, subdivision or other land use or similar Legal Requirement or (b) otherwise violate or conflict with any covenant, condition, restriction or other Contractual Obligation, including the requirements of any applicable Encumbrances thereto. Except as set forth on Schedule 2.12, neither any Company nor any Predecessor thereof: (x) is in violation of or has received notice of any violation of any Legal Requirement relating to Real Property, including setback requirements, zoning restrictions and ordinances, building, life, access, safety, environmental, health and fire codes and ordinances affecting the Real Property; (y) has received notice of any eminent domain, condemnation or similar proceeding pending or threatened, or any Governmental Order relating thereto; or (z) has received notice of any Taxes or assessments (other than ordinary real estate Taxes pending and not yet due and payable) against the Real Property or any contingencies existing under which any assessment for real estate Taxes may be retroactively filed against the Real Property. All work done for the Companies or materials furnished to the Companies with respect to the Real Property as of the date hereof will be paid in full and discharged on or before the Closing Date.

2.13 Tangible Personal Property. All the fixtures and other improvements to the Real Property included in the Assets (including any Facilities) and all the tangible personal property other than Inventory included in the Assets (the “Equipment”), in each case including the Acquired Assets, (a) are adequate for their present and intended uses, (b) are in good working order, operating condition and state of repair, reasonable wear and tear excepted, (c) have no material defects (whether patent or latent), (d) have been maintained in all material respects in accordance with the standards of any manufacturer or any Governmental Authority or other governmental or regulatory entity, and (e) are in the possession and control of the Companies.

2.14 Intellectual Property.

2.14.1 Schedule 2.14 lists: (a) all registered Intellectual Property which has been issued to or is otherwise owned by the Companies or that relates to or is otherwise used by the Companies in the Business; (b) all trade names, trade dress, domain names, copyrights and unregistered trademarks and service marks owned or used by the Companies or in connection with the Business; (c) each Contractual Obligation pursuant to which the Companies have granted or have been granted rights to any Intellectual Property or to which the Companies are otherwise bound to any third party; and (d) pending applications for registration which it has made or otherwise owns with respect to any Intellectual Property. Sellers have made available to Buyer, Parent and/or their Representatives true, accurate and complete copies of all such Contractual Obligations, as amended or otherwise modified and in effect, together with true, accurate and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. All such Contractual Obligations are in full force and effect. There does not exist any claim, allegation, or basis for any claim or allegation, that any Intellectual Property owned or otherwise used by the Companies are invalid or unenforceable or that the Companies’ rights with respect thereto are subject to claims or defenses that would impair or preclude enforcement of such rights, including misuse, laches, acquiescence, statute of limitations, abandonment or fraudulent registration.

2.14.2 The Companies are the respective sole owners of all rights, title and interest in and to all Intellectual Property with respect to, or have the right to use as specified on Schedule 2.14, all the Company Technology and other Intellectual Property used in their Business, or necessary for the conduct of the Business as currently conducted and as contemplated to be conducted in the future, free and clear of any Encumbrances. The Intellectual Property identified on Schedule 2.14 constitutes in all material respects all Intellectual Property that is used in the Business or necessary for the conduct of the Business as currently conducted. No Owner, nor, except as set forth on Schedule 2.14, any third party has any ownership or other interest in, or uses, any Intellectual Property used in the Business.

2.14.3 None of the Companies nor any Predecessor of the Companies, nor any of the Owners with respect to the Business (a) has, nor has the conduct of the Business, materially interfered with, infringed upon, misappropriated, diluted or otherwise violated or come into conflict with any Intellectual Property rights of third parties or (b) has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation, dilution or other violation or conflict that has not previously been resolved (including any claim that it must obtain a license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the Business or the use of the Company Technology or, with respect to any Company Technology or Intellectual Property used in the Business, that it must obtain a license that it does not already possess or refrain from using same). To Sellers’ knowledge, there does not exist any basis for any such claim or allegation. No third party has materially interfered with, infringed upon, misappropriated, diluted or otherwise violated or come into conflict with any of the Intellectual Property. No claim or legal proceeding involving any Intellectual Property by or against the Companies or any Affiliate of the Companies is pending or, to Sellers’ knowledge, has been threatened. Except as otherwise specified on Schedule 2.14, none of the Companies is bound by any Contractual Obligation containing any covenant or other provision relating to Intellectual Property that in any way materially limits or restricts the Companies’ ability to use, exploit, assert or enforce any of its Intellectual Property or conduct their Business as now being conducted.

2.14.4 Schedule 2.14 identifies all the material Company Software. The Company Software described on Schedule 2.14 constitutes all the Software used in or necessary to conduct the Business as currently conducted by the Companies and as contemplated to be conducted in the future.

2.14.5 Except as set forth on Schedule 2.14, with respect to each item of the Company Technology and Intellectual Property used in the Business:

(a) each of the Companies has the valid and Enforceable (except as such enforceability may be limited by applicable bankruptcy, insolvency,

reorganization or other similar laws and general principles of equity (regardless of whether such enforceability is considered in a proceeding of law or equity)) right to use same, free and clear of any Encumbrance and the consummation of the Contemplated Transactions will not reduce, impede, eliminate or otherwise affect such rights;

(b) such item is not subject to any outstanding Governmental Order, and no Action is pending or threatened which challenges the legality, validity, enforceability, use or ownership of such item, nor, to the knowledge of Sellers is there any basis for such a challenge; and

(c) none of the Companies has agreed to or otherwise has a Contractual Obligation to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

2.14.6 Schedule 2.14 identifies each item of Technology and Intellectual Property that any Person other than the Companies owns and which is used by the Companies pursuant to any license, sublicense or other Contractual Obligation (the “Licenses”). Except as disclosed on Schedule 2.14, there are no royalties or other amounts payable for the use of any such Technology or Intellectual Property. Sellers have made available to Buyer, Parent and/or their Representatives true, accurate and complete copies of all the Licenses, in each case, as amended or otherwise modified and in effect. Each License is in full force and effect, is valid and Enforceable (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws and general principles of equity (regardless of whether such enforceability is considered in a proceeding of law or equity)) and no party thereto is in breach of any of the terms thereof. With respect to each such item identified on Schedule 2.14: (a) such item is not subject to any outstanding Governmental Order, and no Action is pending or threatened which challenges the legality, validity or enforceability of such item, nor is there any basis for such a challenge and (b) no Company has granted any sublicense or similar right with respect to any License covering such item.

2.14.7 The Companies have taken reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which the Companies have any right, title or interest and otherwise to maintain and protect all such Trade Secrets. Without limiting the generality of the foregoing except as otherwise set forth on Schedule 2.14:

(a) all current and former employees, consultants and independent contractors of the Companies who are or were involved in, or who have contributed to, the creation or development of any Trade Secrets or other Company Technology or Intellectual Property owned or used by the Companies have executed and delivered to the applicable Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) requiring them to maintain the confidentiality of such Trade Secrets and any other confidential or proprietary Technology and which assigns to the applicable Company any and all Intellectual Property with respect thereto and have validly waived or otherwise conveyed the benefit of any rights therein to the applicable Company; and

(b) except pursuant to a Disclosed Contract, none of the Companies have disclosed or delivered to any Person not an Affiliate of such Company, or permitted the disclosure or delivery to any escrow agent or other Person not an Affiliate of such Company of, any Company Source Code. No event has occurred, and no circumstance or condition exists as a result of acts or omissions on the part of any Company (including the execution of this Agreement and the consummation of the Contemplated Transactions) or as a result of any other event or circumstance, that (with or without notice or lapse of time), will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code.

2.14.8 Except as set forth on Schedule 2.14, no Software included in the Company Technology, in whole or in part, is subject to the provisions of any Public Software (as defined herein) or other source code license agreement that (a) requires the distribution of source code in connection with the distribution of or otherwise making available such Software in object code form; or (b) allows a customer, or requires that a customer have, the right to decompile, disassemble or otherwise reverse engineer such Software. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as of the Closing Date as set forth at www.osi.org) or similar licensing or distribution models that require the distribution of source code to licensees free of charge.

2.14.9 The Companies and their respective employees have complied in all material respects at all times with all applicable Laws regarding the collection, processing, disclosure and use of all data consisting of personally identifiable information or any other information that is, or is capable of being, associated with specific individuals.

2.14.10 All the computer systems, including the Software, firmware, hardware, networks, interfaces, platforms and related systems owned or used by the Companies (collectively, the “Company Systems”): (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity, including the ability to process current and anticipated peak volumes in a timely manner; (ii) have commercially reasonable security, back ups, disaster recovery arrangements, source code escrow arrangements and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a material disruption to any portion of the Business; (iii) are configured and maintained to minimize the effects of viruses and do not contain viruses, Trojan horses, back doors or other malicious code; and (iv) have not suffered any material failures, breakdowns, continued substandard performance or other adverse events that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of the Company Systems and/or the conduct of the Business.

2.15 Legal Compliance; Illegal Payments; Permits.

2.15.1 Compliance. Each of the Companies and each of their respective Predecessors and Affiliates is and has been since inception in compliance with:

(a) its Organizational Documents and there is no basis which could constitute a failure to comply; and

(b) all Legal Requirements in all material respects and there is no basis which could constitute a failure to materially comply.

2.15.2 Anti-Corruption. No agent, Affiliate, employee or other Person acting on behalf of the Companies has, directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained or (iv) for any other illegal or improper purpose or (b) established or maintained any fund or asset for the benefit of the Companies that has not been recorded in the books and records of the Companies, as applicable.

2.15.3 Permits. The Companies have been duly granted all Permits under all Legal Requirements necessary for the conduct of the Business as presently conducted. Schedule 2.15.3 describes each Permit affecting, or relating to, the Assets, including the Acquired Assets, or the Business (including Permits held by an employee of the Companies), together with the Person holding or issued such Permit and the Governmental Authority or other Person responsible for issuing such Permit (the “Scheduled Permits”). Except as disclosed on Schedule 2.15.3, (i) the Scheduled Permits are valid and in full force and effect; (ii) none of the Companies or their respective employees is in breach or violation in any material respect of, or materially in default under, any Scheduled Permit, and no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default; (iii) the Scheduled Permits will continue to be valid and in full force and effect on identical terms following the consummation of the Contemplated Transactions; and (iv) the Companies and their respective employees, to the extent they hold a Scheduled Permit, have properly and validly completed all filings and registrations that are due and are required for the operation of the Business and maintenance of the Scheduled Permits. There is no investigation or Action pending or threatened that would result in the termination, revocation, suspension or restriction of any Scheduled Permit or the imposition of any fine, penalty or other sanctions for violation of any Legal Requirement relating to any Scheduled Permit.

2.15.4 Additional Compliance Representations.

(a) No petition under the United States federal bankruptcy Laws or any other bankruptcy or insolvency Law (including any state Law) has been filed by or against, nor has any receiver, fiscal agent or similar officer appointed by a court for the business or property of, (i) any Company, (ii) any Owner, (iii) any partnership in which any Company was a general partner at or within two (2) years before the Closing Date or (iv) any corporation or business association of which any executive officer, director, member, manager or shareholder of a Company was an executive officer at or within two (2) years before the Closing Date.

(b) Neither any Company nor Molina or Epstein, nor, to the knowledge of Sellers, any of their respective officers, shareholders, members, managers or directors, within the last five (5) years, has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) or to Sellers’ knowledge is or has been a named subject or target of a pending criminal proceeding or investigation.

(c) Except as set forth on Schedule 2.15.4, neither any Company nor Molina or Epstein has been the subject of any Governmental Order not subsequently reversed, suspended or vacated, permanently or temporarily enjoining such Company and/or such Owner from, or otherwise limiting the Company’s and/or such Owner’s involvement or right to engage in, any of the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other Person regulated by the Commodity Futures Trading Commission or as an associated Person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated Person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; or

(ii) engaging in any type of business practice; or

(iii) engaging in any activity in connection with the purchase or sale of any security or commodity, or in connection with any violation of federal or state securities Laws or federal commodities Laws.

(d) Except as set forth on Schedule 2.15.4, within the ten (10) years prior to the date hereof, neither any Company nor Molina or Epstein, nor any of their respective executive officers, shareholders, members, managers or directors has been found by a Governmental Authority in a civil action or by the Securities and Exchange Commission (“SEC”) to have violated any securities Law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.

(e) Except as set forth on Schedule 2.15.4, neither any Company nor Molina or Epstein, nor any of their respective executive officers, shareholders, members, managers or directors is the subject of, or a party to, any judicial or administrative order, judgment, decree or finding of a Governmental Authority not subsequently reversed, suspended or vacated relating to an alleged violation of (i) any securities or commodities Law or regulation, (ii) any Law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order or (iii) any Law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity.

(f) Neither any Company nor Molina or Epstein has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any “registered entity” (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its shareholders, members, managers or directors or Persons associated with a shareholder, member, manager or director.

(g) Neither any Company, any Owner nor any of their respective executive officers, shareholders, members, managers or directors has been involved, directly or indirectly, in any of the following matters: (i) making any political contribution that is or would be illegal under any Law; (ii) the disbursement or receipt of funds of a Company outside the normal system of accountability; (iii) payments, whether direct or indirect, to or from foreign or domestic governments, officials, employees or agents for purposes other than the satisfaction of lawful obligations, or any transaction which has as its intended effect the transfer of assets of any Company and/or any Owner for the purpose of effecting such payment; (iv) the improper recording of payments and receipts on the books of any Company; or (v) any other matters of a similar nature involving disbursements of assets of any Company and/or any Owner.

2.15.5 Neither any Company nor Molina or Epstein has received any written notice from any Governmental Authority asserting a failure, or possible failure, to comply with any Legal Requirements, the subject of which notice has not been conclusively resolved as required thereby or otherwise to the satisfaction of the Person sending such notice. Neither any Company nor Molina or Epstein is under investigation with respect to violations of such Legal Requirements.

2.16 Inventories. The Companies maintain sufficient Inventory in the Ordinary Course of Business to conduct their Business consistent with past practices. The Inventory of the Companies reflected on the Most Recent Balance Sheet and in the records and books of account of the Companies since the Most Recent Balance Sheet Date is of a quality and a quantity usable or saleable, as the case may be, in the Ordinary Course of Business. Except as set forth on Schedule 2.16, all Inventory has been valued at the lower of cost or fair market value, and all unmarketable, returned, rejected, damaged, slow moving or obsolete Inventory has been written off or written down to net market value in the Most Recent Balance Sheet consistent with GAAP. The quantities of each item of Inventory (whether raw materials, intermediaries, work-in-process or finished goods) are not excessive and are reasonable in the present circumstances of the Business. The Companies have provided an adequate reserve for shrinkage of Inventory reflected on the Most Recent Balance Sheet.

2.17 Employee Benefit Plans.

2.17.1 Schedule 2.17.1 contains a true and complete list of all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements (including any funding mechanism therefor now in effect), whether formal or informal, oral or written, under which (i) any current or former employee, director or consultant of the Companies (collectively the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored or maintained by the Companies or (ii) the Companies or any of their ERISA Affiliates has any actual or contingent present or future liability or obligation. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Employee Plans.” No Company maintains sponsors or contributes to, and has not maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of ERISA that is, or is intended to be, a qualified plan described under Section 401(a) of the Code. For purposes of this Section 2.17, the term “ERISA Affiliate” means any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship or other legal entity that, together with the Companies, is or at any time was, treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

2.17.2 With respect to each Employee Plan, the Sellers have made available to Buyer, Parent and/or their Representatives a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any Contractual Obligations relating to any Employee Plan, including all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements and other documents or instruments related thereto; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by any Company to the Company Employees in general concerning the extent of the benefits provided under an Employee Plan; (iv) for the most recent three years (A) the Form 5500 and attached schedules, (B) reviewed financial statements, (C) actuarial valuation reports and (D) any non-discrimination testing results; and (v) all material written correspondence relating to any audit, investigation or correction associated with any Employee Plan.

2.17.3(i) Each Employee Plan has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code (including the rules relating to COBRA Benefits), the Health Insurance Portability and Accountability Act of 1996 and other applicable Laws; (ii) no event has occurred and no condition exists that could reasonably be expected to subject the Companies, either directly or by reason of their affiliation with any ERISA Affiliate, to any, fine or penalty imposed by ERISA, the Code or other applicable Laws; (iii) for each Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form (other than changes in the financial status of any such Employee Plan, which such changes occurred in the normal course of business) since the date thereof; (iv) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Employee Plan that could reasonably be expected to result in any fine or penalty being imposed on the Buyer; (v) except with regard to any and all COBRA Benefits or otherwise as may be required pursuant to any applicable Law, none of the Companies has incurred any current or projected Liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees, officers, directors, managers or independent contractors of the Companies, or any of their beneficiaries or dependents; (vi) no Employee Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA), or is funded through a trust intended to be exempt from federal income Tax pursuant to Section 501(c)(9) of the Code; and (vii) no Employee Plan is maintained outside the United States.

2.17.4 With respect to each Employee Plan, (i) no Actions, suits or claims (other than routine claims for benefits in the Ordinary Course of Business) are pending or threatened; (ii) no facts or circumstances exist that could give rise to any such Actions, suits or claims.

2.17.5 Except as set forth in Schedule 2.17 and except as provided in Section 6.8 of this Agreement, no provision contained in any Employee Plan provides that, as a result of the execution of this Agreement, approval of this Agreement by the Sellers’ shareholders, members, managers and/or directors, or the consummation of the Contemplated Transactions (in each case, whether alone or in connection with any subsequent event(s)), could reasonably be expected to (i) result in Buyer being obligated to pay to any current employee of Companies any severance pay, termination indemnity or any other payment or any increase in severance pay, termination indemnity or any other payment; (ii) accelerate the time of payment by Buyer or vesting or result in any payment or funding (through a grantor trust or otherwise) by Buyer of compensation or benefits under, increase the amount payable by Buyer or result in any other obligation of Buyer pursuant to, any Employee Plan; or (iii) limit or restrict the right of the Companies to merge, amend or terminate any Employee Plan.

2.17.6 There has been no amendment to, written interpretation of or announcement (whether or not written) by the Companies relating to, or any change in employee participation or coverage under, any Employee Plan that would increase the expense of maintaining such Employee Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

2.17.7 All contributions, reimbursements, premiums and other payments (including all employer contributions and employee salary reduction contributions) required to have been made under or with respect to each Employee Plan as of or prior to the date hereof have been made on or before their due dates in accordance with applicable Law and the terms of such Employee Plan.

2.17.8 With respect to each group health plan benefiting any current or former employee of any Company or any ERISA Affiliate that is subject to Section 4980B of the Code, each Company has complied with all rules relating to COBRA Benefits in all material respects.

2.17.9 Except as set forth on Schedule 2.17.9, no Employee Plan provides benefits to any individual who is not a current or former employee of a Company, or the dependents or other beneficiaries of any such current or former employee.

2.18 Environmental Matters. Except as set forth on Schedule 2.18:

2.18.1 none of the Companies or any Predecessor has (i) at any time engaged in or permitted any operations or activities upon the Real Property or any portion thereof for the purpose of or in any way involving the manufacture, handling, use, treatment, remediation, removal, generation, Release, discharge, disposal, refining or dumping of any Contaminant (whether legal or illegal, accidental or intentional) or the illegal or improper handling, storage, treatment or use of any Contaminant, nor (ii) caused any Contaminant to be constructed, deposited, Released, stored, handled, treated, disposed, leached or otherwise located on or under the Real Property, or any previously owned, leased or operated real properties, onto or underneath other properties;

2.18.2 no Contaminant has migrated or threatened to migrate from other properties onto or under the Real Property, or any previously owned, leased or operated properties;

2.18.3 neither the Real Property, nor any previously owned, leased or operated property, is listed or proposed for listing on the NPL pursuant to CERCLA, or listed on the CERCLIS list or any similar state list of sites, and there do not exist any conditions at the Real Property or any previously owned, leased or operated property which, if known to a Governmental Authority, would qualify the Real Property or any previously owned, leased or operated property for inclusion on any such list;

2.18.4 all the third Persons with which the Companies or any Predecessor has arranged, engaged or contracted to accept, treat, transport, store, dispose or remove any Contaminant generated or present at the Real Property, or any previously owned, leased or operated property, were properly permitted at the relevant time to perform the foregoing activities or conduct;

2.18.5 none of the Companies or any Predecessor has transported or arranged for the transport of any Contaminant to any facility or site for the purpose of storage, handling, treatment or disposal which (i) is or was, at the time of disposal, subject to a Remedial Action requirement (other than routine, anticipated, closure-related corrective action obligations affecting closed solid waste management units at such facility) issued under any solid or hazardous waste regulatory Law; (ii) at the time of the disposal had received a notice of violation or was otherwise subject to an enforcement action with respect to alleged violations of any Environmental Law; or (iii) is listed or proposed for listing on the NPL pursuant to CERCLA, or listed on the CERCLIS list or any similar state list of sites, and there do not exist any conditions at such facility or site for inclusion on such list;

2.18.6 no Environmental Lien has attached to the Real Property or any previously owned, leased or operated properties;

2.18.7 to Sellers’ knowledge, there is not constructed, placed, deposited, stored, disposed of nor located on the Real Property or any previously owned, leased or operated properties any asbestos in any form which has become or threatens to become dischargeable;

2.18.8 no underground or surface structures, including storage tanks, landfills, impoundments, waste piles, sumps, gas or oil wells, or associated piping, are or have ever been located on the Real Property or any previously owned, leased or operated properties;

2.18.9 there is not constructed, placed, deposited, released, stored, disposed, leaching nor located on the Real Property or any previously owned, leased or operated properties any polychlorinated biphenyls (“PCBs”) or transformers, capacitors, ballasts or other equipment which contain dielectric fluid containing PCBs, or any other insulating material containing urea formaldehydes;

2.18.10 none of the Companies or any Predecessor is subject to any pending or threatened investigation, judicial or administrative proceeding, notice, order, judgment, decree or settlement alleging or addressing in connection with the Business or the Real Property or any real properties previously owned, leased or operated by the Companies or any Predecessor concerning (i) any violation of any Environmental Law, (ii) any Remedial Action, (iii) any Liabilities arising from the Release or threatened Release of any Contaminant at the Real Property or any previously owned, leased or operated properties or any other location, (iv) any Liabilities for personal injury, threatened personal injury or injury or threatened injury to property or natural resources or (v) any Environmental Liabilities and Costs;

2.18.11 the Companies comply and are not in violation of or liable for any failure to comply, and they and the Predecessors have since inception complied, not violated or become liable for a failure to comply, with all applicable Environmental Laws;

2.18.12 there have been no Releases of any Contaminants at, to or from the Real Property or any previously owned, leased or operated properties;

2.18.13 none of the Companies nor any Predecessor has any contingent Liability in connection with any Release or threatened Release;

2.18.14 the Companies and the Predecessors have reported all violations of Environmental Laws in accordance with applicable Laws;

2.18.15 neither this Agreement nor the consummation of the Contemplated Transactions will result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or third party, pursuant to any of the so-called “transaction triggered” or “responsible property transfer” Environmental Laws;

2.18.16 the Companies and the Predecessors have corrected all potential violations of Environmental Laws caused by the Companies or any Predecessor; and

2.18.17 the Sellers have made available to Buyer, Parent and/or their Representatives true and complete copies of, and listed on Schedule 2.18 are, all Environmental Reports in the possession or control of any Company and/or Owner or that were prepared for or at the request of any Company and/or Owner.

2.19 Contracts; Enforceability; Breach; Bids; Work-In-Process.

2.19.1 Contracts. Except as disclosed on Schedule 2.19, none of the Companies are bound by or a party to:

(a) any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of Inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one (1) year or which provides for either an aggregate or annual payments to or by the Companies in the aggregate in excess of Fifteen Thousand Dollars ($15,000);

(b) (i) any capital lease or (ii) any other lease or other Contractual Obligation relating to the Equipment providing for annual rental payments in excess of Fifteen Thousand Dollars ($15,000) under which any Equipment is held or used by the Companies;

(c) any Contractual Obligation providing for annual payments from the Companies in excess of Fifteen Thousand Dollars ($15,000), other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Asset, including Technology and Intellectual Property (and including all customer license and maintenance agreements), that is not included on Schedule 2.14;

(d) any Contractual Obligation relating to the acquisition or disposition of (i) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any Asset with a value in excess of Twenty-Five Thousand Dollars ($25,000), other than Inventory in the Ordinary Course of Business;

(e) any Contractual Obligation under which the Companies are, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of Assets or securities (other than the sale of Inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above;

(f) any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;

(g) any Contractual Obligation (or group of related Contractual Obligations) (i) under which the Companies have created, incurred, assumed or guaranteed any Debt or (ii) under which the Companies have permitted any Asset to become subject to an Encumbrance;

(h) any Contractual Obligation under which any other Person has guaranteed any Debt of the Companies;

(i) any Contractual Obligation to purchase goods or services exclusively from a given Person or Persons or purchase a minimum amount of goods or services from a given Person or Persons, or all or a portion of the supply of certain goods or services utilized by the Companies from a given Person or Persons;

(j) any Contractual Obligation involving any obligation on the part of the Companies or any of their respective Affiliates to refrain from competing with any Person, from soliciting any employees, independent contractors or customers of any Person or from conducting any other lawful commercial activity (including in any geographic region) or any such Contractual Obligation for any Company’s benefit from any other Person(s);

(k) any Contractual Obligation under which the Companies are, or may become, obligated to incur or pay any severance payment or special Compensation obligations which would become payable by reason of this Agreement or the Contemplated Transactions;

(l) any Contractual Obligation under which the Companies have, or may have, any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this Agreement or the Contemplated Transactions);

(m) any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, severance or other plan or arrangement for the benefit of the Companies’ current or former directors, shareholders, members, managers, officers or employees, consultants or independent contractors;

(n) any Contractual Obligation (other than an Employee Plan) providing for the employment or consultancy (including on an independent contractor basis) of an individual (or, in the case of a consultant or independent contractor, an entity) on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any director, shareholder, executive officer, member, manager, employee or consultant;

(o) any agency, dealer, distributor, sales representative, marketing, handler, third party service provider or other similar agreement;

(p) any Contractual Obligation under which the Companies have advanced or loaned an amount to any of their respective Affiliates (other than the Companies) or employees (other than travel allowances in the Ordinary Course of Business);

(q) any settlement, conciliation or similar Contractual Obligations imposing an obligation on the Companies or the Business after the Closing Date; or

(r) any Contractual Obligation not otherwise disclosed on Schedule 2.19 and pursuant to which any Company has an aggregate future liability to any Person in excess of Fifteen Thousand Dollars ($15,000).

Sellers have made available to Buyer, Parent and/or their Representatives true, accurate and complete copies of each written Contractual Obligation (or to the extent no such copy exists, an accurate description) listed on Schedule 2.19, in each case, as amended or otherwise modified and in effect.

2.19.2 Enforceability, etc. Subject to the receipt of the consents set forth on Schedule 2.5, each Contractual Obligation required to be disclosed on Schedule 2.2.6 (Debt), Schedule 2.12 (Real Property Leases), Schedule 2.14 (Intellectual Property), Schedule 2.17.1 (Employee Benefit Plans), Schedule 2.19 (Contracts), Schedule 2.19.5 (Work-In-Process), Schedule 2.21 (Customers and Suppliers), or Schedule 2.26 (Insurance) (each, a “Disclosed Contract”) is Enforceable (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws and general principles of equity (regardless of whether such enforceability is considered in a proceeding of law or equity)) against the parties thereto, and is in full force and effect, and will continue to be so Enforceable (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws and general principles of equity (regardless of whether such enforceability is considered in a proceeding of law or equity)) and in full force and effect on identical terms, and the consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments being due from the Companies (or the Buyer as assignees thereof) following the consummation of the Contemplated Transactions.

2.19.3 Breach, etc. No party to any Disclosed Contract is in material breach or violation of, or material default under, or has repudiated any provision of, any Disclosed Contract (including all warranty obligations or otherwise), nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a material breach or violation of, or material default under, any Disclosed Contract (including all warranty obligations or otherwise). No Company has received notice from any other party to any Disclosed Contract nor has any reason to believe that such party intends to terminate such Disclosed Contract or alter in any material way the relationship of the parties under such Disclosed Contract. No party to any Disclosed Contract has given any Company notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof and, to the knowledge of Sellers, there are no circumstances existing which would lead to any of the foregoing.

2.19.4 Bids. Schedule 2.19.4 sets forth a complete and accurate list of each outstanding bid or proposal for business submitted by the Companies.

2.19.5 Work-In-Process. Except as set forth on Schedule 2.19.5, (i) all work-in-process and Contractual Obligations of the Companies currently underway (“Work-In-Process”)

constitute work performed pursuant to fully executed written Contractual Obligations, sales or purchase orders taken in the Ordinary Course of Business or orders and change orders issued within the terms of the relationship pursuant to which such Work-In-Process is being conducted or in the Ordinary Course of Business; (ii) none of the Companies or any customer or other party thereto has been declared to be in material default or is in material breach of the terms of any obligation thereunder, and no valid grounds exist for any setoff of amounts billable to such customers on the completion of orders to which Work-In-Process relates; (iii) all Work-In-Process is of a quality ordinarily produced in accordance with the requirements of the orders to which such Work-In-Process is identified, and will require no rework with respect to services performed prior to Closing except in the Ordinary Course of Business; (iv) all Work-In-Process is being conducted pursuant to fully executed written Contractual Obligations, sales or purchase orders taken in the Ordinary Course of Business or orders and change orders issued within the terms of the relationship pursuant to which such Work-In-Process is being conducted or in the Ordinary Course of Business; and (v) all Work-In-Process could be completed in compliance with the Contractual Obligations to which each such Work-In-Process relates if managed in the Ordinary Course of Business (and in compliance with industry standards) without being performed at or resulting in a loss to the Companies. None of the Companies have any oral agreements for Work-In-Process or Contractual Obligations underway except as set forth on Section 2.19.5.

2.20 Affiliate Transactions. Except for the matters disclosed on Schedule 2.20, (i) no Owner or any Affiliate or Representative of an Owner is, directly or indirectly, or has a direct or indirect interest in, an executive officer, director, member, manager, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, Companies and (ii) none of the Owners or any Affiliate or Representative of any Owner owns or has any ownership interest in any Asset used in the Business as conducted (other than the Acquired Assets owned by the Sellers being transferred to the Buyer pursuant to this Agreement).

2.21 Customers and Suppliers. Schedule 2.21 sets forth a complete and accurate list of (i) the ten (10) largest customers of each Company (measured by aggregate billings) for the fiscal year ended December 31, 2013 and for the three (3) months ended on the Most Recent Balance Sheet Date, indicating the existing Contractual Obligations with each such customer by product or service provided and (ii) the ten (10) largest suppliers of materials, products or services to each Company (measured by the aggregate amount purchased by such Company) for the fiscal year ended December 31, 2013 and for the three (3) months ended on the Most Recent Balance Sheet Date, indicating the Contractual Obligations with such supplier. The Companies’ relationships with the customers and the suppliers required to be listed on Schedule 2.21 are good commercial working relationships and no such customer or supplier has canceled, terminated or otherwise materially altered (including any reduction in the rate or amount of sales or purchases, change in the prices charged or paid, or change to the supply or credit terms, as the case may be) or notified in writing, or to the knowledge of Sellers orally, any Company or Owner of any intention to do any of the foregoing or otherwise threatened in writing, or to the knowledge of Sellers orally, to cancel, terminate or materially alter (including any reduction in the rate or amount of sales or purchases, in the prices charged or paid, or change to the supply or credit terms, as the case may be) its relationship with the Companies. There is no reason to believe that there could be any materially adverse change in the relationships of the Companies with any of the foregoing customers or suppliers as a result of the Contemplated Transactions. Neither the Companies nor the Owners have any knowledge of any facts or circumstances that have resulted or would result in an adverse change in the relationship that any Company has with any of the foregoing customers or suppliers. No Company or Owner received notice of nor are they involved in any claim, dispute or controversy with any customers or suppliers required to be listed on Schedule 2.21.

2.22 Customer Warranties. There have been no pending or threatened claims under or pursuant to any warranty, whether express or implied, on the products or services sold prior to the Closing Date by the Companies that are not disclosed or referred to in the Financials and that are not fully reserved against in the Companies’ books and records, as applicable, in accordance with GAAP. All the services rendered by the Companies (whether directly or indirectly through independent contractors) have been performed and all the products sold by the Companies have been sold, in each case in conformity with all express warranties and with all applicable Contractual Obligations, and none of the Companies have any, nor shall it have any, Liability for replacement or repair or for other damages relating to or arising from any such services or products, except for amounts incurred in the Ordinary Course of Business which are immaterial individually and in the aggregate. Except as set forth on Schedule 2.22, none of the Companies’ Contractual Obligations with any customer contains any unusual warranty, indemnity or other provisions that would impose material Liability on the Companies or the Business. To the knowledge of the Sellers, there is no reason to expect a material increase in the amount of warranty claims as a percentage of sales in the future.

2.23 Product Liability. Except as disclosed on Schedule 2.23, there is no claim, nor to the knowledge of the Sellers the basis of any claim, against the Companies for injury to person or property of employees or any third Persons suffered as a result of the manufacture, sale or distribution of any product or the performance of any service by the Companies or any Predecessor. Except as disclosed on Schedule 2.23, there is no pending or, to the knowledge of Sellers, threatened investigation against any of the Companies with respect to any products produced by or services rendered by the Companies or any Predecessor.

2.24 Employees.

2.24.1 All employees, independent contractors and consultants of the Companies are, including employer, job title, work location, Compensation, status as part-time or full-time employee, independent contractor or consultant, and status as exempt or nonexempt from overtime, listed on Schedule 2.24. Except as set forth on Schedule 2.24, to the knowledge of Sellers, no present or past employee of any Company is bound by any non-competition or non-solicitation agreement.

2.24.2 Except as disclosed on Schedule 2.24, there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending or, to the knowledge of Sellers, threatened between the Companies, on the one hand, and their respective employees, on the other hand. Except as disclosed on Schedule 2.24, (i) no employee of the Companies is formally represented by a labor union, council of labor unions, employee association, employee bargaining agency, affiliated bargaining agent or other representative body; (ii) none of the Companies are a party to, or otherwise legally subject to or bound by, any collective bargaining agreement or other Contractual Obligation with a labor union, council of labor unions, employee bargaining agency, affiliated bargaining agent, employee association or other representative body; (iii) none of the Companies are subject to certification, interim certification, voluntary recognition, succession rights or has been declared to be a common or related employer; (iv) to the knowledge of Sellers there are no pending strikes, slowdowns, work stoppages, disputes, lockouts or threats thereof, by or with respect to any employees of the Companies; (v) to the knowledge of Sellers, no petition has been filed or proceedings instituted by any employee or group of employees of Companies with any labor relations board seeking recognition of a bargaining representative; and (vi) to the knowledge of Sellers there is no organizational effort currently being made or threatened by, or on behalf of, any labor union, council of labor unions, employee bargaining agency, affiliated bargaining agent, employee association or other representative body to organize employees of the Companies and, to the knowledge of Sellers, no demand for recognition of employees of the Companies have been made by, or on behalf of, any labor union, council of labor unions, employee bargaining agency, affiliated bargaining agent, employee association or other representative body. None of the Companies are a party to, or otherwise legally bound by, any consent decree with, or citation or other Governmental Order relating to, employees or employment practices. The Companies are and since inception have been in material compliance with applicable Legal Requirements, material Contractual Obligations and policies relating to the employment of labor, including employment, employment practices, terms and conditions of employment, wages, hours and terms and conditions of employment, including plant closing and mass layoff requirements, and the obligations of the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), and all other notification and bargaining obligations arising under any collective bargaining agreement, by Legal Requirement or otherwise. Prior to the Closing Date, no Company has effectuated a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Companies that would result in any Liability being imposed on Buyer pursuant to the provisions of WARN or any equivalent Legal Requirement, or implemented any early retirement, separation or window program within the past five (5) years, nor have the Companies planned or announced any such action or program for the future.

2.24.3 Except as set forth on Schedule 2.24.3, none of the Companies is delinquent in any material payments to any of its employees or consultants for any wages, salaries, overtime pay, commissions, bonuses, vacation pay, sick pay, severance and termination pay, benefits or other Compensation for any services or otherwise arising under any policy, practice, Contractual Obligation, plan, program or Legal Requirement. To the knowledge of Sellers the Companies’ policies or practices are not currently being audited or investigated by any Governmental Authority. There is no pending or, to the knowledge of Sellers, threatened Action, unfair labor practice charge, grievance or other charge or inquiry against the Companies brought by or filed with any Governmental Authority by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Companies’ employees, or other individual or any Governmental Authority with respect to employment practices.

2.24.4 The Companies are and have been since inception in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor, including applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, payroll documents, equal opportunity, immigration compliance, occupational health and safety, termination or discharge, plant closing and mass layoff requirements, affirmative action, workers’ compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, the payment of all applicable Taxes including the full payment of all required social security contributions and other required withholdings, and none of the Companies is in violation of any applicable Legal Requirements concerning classification or retention of independent contractors. All employees of the Companies are authorized to work in the United States. A Form I-9 has been properly completed and retained with respect to each employee or former employee of the Companies as required by applicable Law.

2.24.5 Each Company materially complies with and materially satisfies all Occupational Safety and Health Administration standards applicable to such Company, and at all times has materially complied with, any health and safety standards required under any Contractual Obligation with any of the Business’ customers.

2.25 Litigation; Governmental Orders.

2.25.1 Litigation. Except as disclosed on Schedule 2.25, there is no Action to which any Company and/or any Owner (in each case, related to the Business) is a party (in each case, either as plaintiff or defendant) or to which their assets (including the Acquired Assets) are subject pending, resolved within the two (2) year period prior to the date hereof or, is, to the knowledge of the Sellers, threatened, which (i) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or delay the consummation of, or otherwise relates to, this Agreement or the Contemplated Transactions or (ii) may result in any change in the current equity ownership of the Companies or the ownership of the Acquired Assets (other than inventory in the Ordinary Course of Business), nor, to the knowledge of the Sellers, is there any basis for any of the foregoing. Except as disclosed on Schedule 2.25, there is no Action that any Company and/or any Owner (in each case, related to the Business, the Acquired Assets or Assumed Liabilities) intends to initiate. Except as disclosed on Schedule 2.25, to the knowledge of the Sellers, there are no facts or circumstances that could result in any Action to which it would be a party (either as plaintiff or defendant) or to which its assets, including the Acquired Assets, would be subject.

2.25.2 Governmental Orders. Except as disclosed on Schedule 2.25, no Governmental Order has been issued that is applicable to, or otherwise affects, the Companies, their Assets or the Business, including the Acquired Assets.

2.26 Insurance. Schedule 2.26 sets forth a true, correct and complete list of all insurance policies by which the Companies or any Predecessor or any of their assets, employees, officers, managers or directors or the Business have been insured (including fire, theft, casualty, comprehensive, general liability, worker’s compensation, business interruption, environmental, product liability, automobile, vehicle and equipment insurance policies), or otherwise the beneficiary of coverage of, since January 1, 2009 (the “Liability Policies”). The list includes for each Liability Policy the type of policy, form of coverage, policy number, name of insurer, amount of any deductibles and expiration date. The Sellers have delivered to Buyer, Parent and/or their representatives true, accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Schedule 2.26 describes any self-insurance arrangements affecting the Companies. Since January 1, 2009, the Companies and the Predecessors have maintained in full force and effect with financially sound and reputable insurers insurance with respect to their assets (including the Acquired Assets) and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations. Except as disclosed on Schedule 2.26, no insurer (i) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (ii) has provided any notice of cancellation or any other written, or to Sellers’ knowledge, oral, indication that any insurer plans to cancel any Liability Policy, or raise the premiums or alter the coverage under any Liability Policy in any material respect. All premiums due and payable under all Liability Policies of the Companies have been paid and none of the Companies is liable for any retroactive premium or similar adjustment. Schedule 2.26 identifies all claims asserted by the Companies or any Predecessor pursuant to any Liability Policy since its inception and describes the nature and status of each claim.

2.27 [INTENTIONALLY OMITTED].

2.28 Powers of Attorney. Except as set forth on Schedule 2.28, no Company has any general or special powers of attorney outstanding (whether as grantor or grantee thereof).

2.29 No Brokers. Neither any Company nor any Owner has Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.

2.30 Disclosure. To the knowledge of Sellers, no representation or warranty contained in this Article 2 or in the documents, instruments and certificates furnished by or on behalf of the Companies, Owners or their Representatives to Buyer, Parent and/or their Representatives pursuant to this Agreement and none of the other information contained in the Sellers’ and Owners’ Article 2 Schedules contained in the Schedules to APA is false or misleading or contains any untrue statement of fact or omits to state any material fact necessary in order to make the statements and information contained therein not misleading.

2.31 Due Diligence. The investigations and inquiries made by or on behalf of the Buyer and/or Parent and the information, materials and documents supplied to the Buyer, Parent and/or their respective Representatives in connection with their review of the Companies, the Acquired Assets, the Assumed Liabilities and the Business were intended to provide Buyer and the Parent with the comfort necessary for them to enter into this Agreement but shall not (and were not intended to) limit or affect the representations and warranties of the Sellers and the Owners or relieve the Sellers or the Owners from any of their obligations and liabilities in respect thereof as and to the extent provided under this Agreement.

2.32 Securities Law Matters; Investment Intent.

2.32.1 Sellers and Owners have been furnished with or have had access to such information and materials concerning the Buyer and Parent (including the SEC Filings) as have been requested by Sellers and/or Owners.

2.32.2 Sellers and/or Owners have adequate means of providing for current needs and contingencies, have no need for liquidity in the investment, and are able to bear the economic risk of an investment in the Shares and the Earn-Out Shares offered by the Parent of the size contemplated herein. The Sellers and Owners represent that each is able to bear the economic risk of the investment in the Shares and the Earn-Out Shares and at the present time could afford a complete loss of such investment. The Sellers and the Owners have had a full opportunity to inspect the books and records of the Buyer and the Parent and to make any and all inquiries of Buyer’s and/or the Parent’s officers and directors regarding the Buyer and the Parent and their business as the Sellers and the Owners deemed appropriate.

2.32.3 Sellers and Owners, either alone or with the their respective professional advisers who are unaffiliated with, have no equity interest in and is not compensated by the Buyer or the Parent, directly or indirectly, have sufficient knowledge and experience in financial and business matters that the Sellers and the Owners are capable of evaluating the merits and risks of an investment in the Shares and the Earn-Out Shares offered by the Parent and of making an informed investment decision with respect thereto and has the capacity to protect the Sellers’ and Owners’ own interests in connection with the proposed investment in the Shares and the Earn-Out Shares.

2.32.4 Sellers and the Owners will acquire the Shares and the Earn-Out Shares as principal for their own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

2.32.5 Sellers and Owners understand and agree that the Shares and the Earn-Out Shares have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of the Sellers and Owners contained herein), and that such Shares and Earn-Out Shares must be held indefinitely unless a subsequent disposition is registered under the Act or any applicable state securities laws or is exempt from such registration.

2.32.6 The initial certificates evidencing the Shares and the Earn-Out Shares shall bear the following or similar legend:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE

COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

2.32.7 The offer to acquire the Shares and the Earn-Out Shares was directly communicated to Sellers and Owners by Buyer and Parent. At no time was any Seller or any Owner presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising.

2.32.8 Each Seller and Owner is an “accredited investor”, as such term is defined in Regulation D of the 1933 Act.

2.32.9 Sellers and Owners understand that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Shares or the Earn-Out Shares or the suitability of the investment in the Shares or the Earn-Out Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares or the Earn-Out Shares.

2.32.10 Each Seller and Owner acknowledges and agrees that none of Buyer, Parent, their Affiliates or Representatives has made any representations or warranties regarding Buyer, Parent, the assets or operations of Buyer, Parent, their subsidiaries, the Shares or the Earn-Out Shares, the future performance of the Buyer and/or Parent following the Closing, the probability of any Earn-Out Payments or otherwise in connection with the Contemplated Transactions, other than the representations and warranties expressly made in Article 3. Without limiting the generality of the foregoing, each Seller and Owner acknowledges and agrees that no projections, forecasts and predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations, memoranda or offering materials, are or shall be deemed to be representations or warranties by Buyer or Parent to the Sellers or the Owners under this Agreement, or otherwise, and shall not be deemed a guarantee of any Earn-Out Payments, the future performance of the Business, Buyer or Parent, and that the Sellers and the Owners have not relied thereon in determining to execute this Agreement and proceed with the Contemplated Transactions. Each Seller and Owner further acknowledges and agrees that materials that the Sellers, Owners and their respective Representatives have received from Buyer and Parent and their Representatives, may include projections, forecasts and predictions relating to Buyer’s and Parent’s business or the Business following Closing; that there are uncertainties inherent in attempting to make such projections, forecasts and predictions; that such Seller and Owner is familiar with such uncertainties and is taking full responsibility for making its own evaluations of the adequacy and accuracy of all projections, forecasts, predictions and information so furnished; that such Seller and Owner shall not have any claims against Buyer, Parent, their officers, directors, Affiliates or Representatives with respect thereto; and that such Seller and Owner has not relied thereon. Each Seller and each Owner acknowledges that no Person has been authorized by Buyer or Parent to make any representation or warranty regarding Buyer, Parent, the assets or operations of Buyer, Parent, their subsidiaries, the future performance of the Business, the Shares that may be issued in connection with this Agreement, the probability of any Earn-Out Payments or otherwise in connection with the Contemplated Transactions, and, if made, such representation or warranty may not be relied upon as having been authorized by Buyer, Parent or their Affiliates.

2.33 Representations Regarding Taxes. For purposes of this Section 2.33, the “Companies” include any Predecessor of the Companies and/or any entity that at any time has been a Subsidiary of a Company):

2.33.1 Except as set forth on Schedule 2.33.1, (a) each Company has duly and timely filed with the appropriate Tax authorities all Tax Returns it was required to file; (b) all such Tax Returns were true, correct and complete and all Taxes of the Companies (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid to the extent due and payable; (c) no Company is the beneficiary of any extension of time within which to file any Tax Return, nor has any Company waived the statute of limitation in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; (d) each Company has maintained adequate provision for Taxes (excluding amounts deferred to take into account timing differences between book and tax) payable by such Company as of the Closing Date; (e) no claim has ever been made by a Governmental Authority in a jurisdiction where such Company does not currently file Tax Returns that such Company is or may be subject to taxation by that jurisdiction; and (f) there are no Encumbrances on any of the assets of any Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Encumbrances for Taxes not yet due.

2.33.2 Except as set forth on Schedule 2.33.2, there is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund action pending or threatened (either in writing or verbally, formally or informally) with respect to any Taxes for which any Company is or might otherwise be liable and no Governmental Authority has given notice (either in writing or verbally, formally or informally) of the commencement of any audit, examination or deficiency action with respect to any such Taxes, and no issue has been raised in any audit, examination or deficiency action by any Governmental Authority that could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

2.33.3 Except as set forth on Schedule 2.33.3, no Tax Return of any of the Companies has been audited, or is currently the subject of audit. The Sellers have made available to Buyer, Parent and/or their representatives correct and complete copies of all of the Companies’ federal, foreign, state and local Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Companies since their formation. No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. All private letter rulings and closing agreements issued by any taxing authority to the Companies (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed on Schedule 2.33.3, and there are no pending requests for any such rulings (or corresponding determinations).

2.33.4 Except as set forth on Schedule 2.33.4, no Company is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes. No Company has entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign Law) or any safe harbor lease transaction. No Company has acquired nor does it own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103 of the Code.

2.33.5 No Company is a party to any Tax allocation or sharing agreement. No Company has liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), whether as a transferee or successor, as a withholding agent or collection agent, by contract or otherwise.

2.33.6 International Vapor is, and has been at all times since its formation, an S corporation as defined in Sections 1361(a)(1) of the Code for federal and state income tax purposes and will retain such status up to and including the Closing Date, and each of Beach Wellness, LLC , South Beach Smoke, Inc., and Vapor Zone, Inc., is, and has been at all times since its formation, either an S corporation as defined in Sections 1361(a)(1) of the Code or a “qualified subchapter S subsidiary” as defined in Sections 1361(b)(3) of the Code for federal and state income tax purposes and will retain such status up to and including the Closing Date. The Sellers have made available to the Buyer, Parent and/or their representatives a copy of International Vapor’s election to be treated as an S-corporation, which was timely filed with the Internal Revenue Service and any other Governmental Authority, and the current qualified subchapter S subsidiary election for each of Beach Wellness, LLC, South Beach Smoke, Inc., and Vapor Zone, Inc. has not been superseded by any subsequent filing. The Sellers have made available to the Buyer, Parent and/or their representatives a copy of all elections of Beach Wellness, LLC, South Beach Smoke, Inc., and Vapor Zone, Inc., to be treated as an S-corporation or a qualified subchapter S subsidiary, which were timely filed with the Internal Revenue Service and any other Governmental Authority, and have indicated whether each such election has been superseded by any subsequent filing. The Internal Revenue Service has not sent any correspondence to the Sellers or the Owners questioning the status of any of the Companies as an S corporation or a qualified subchapter S subsidiary. None of the Companies will be liable for any Tax under Section 1374 of the Code. None of the Companies has, in the ten years prior to the Closing Date, acquired assets from another corporation in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor.

2.33.7 Buyer will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law); (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date; (iii) cash basis method of accounting or percentage of completion method of accounting; (iv) an election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (v) prepaid amount or deferred revenue received on or prior to the Closing Date, (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax law) or (vii) any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) by reason of a change in accounting method or otherwise for any taxable period (or portion thereof).

2.33.8 No Company has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years, and the stock of any Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years.

2.33.9 No taxing authority is asserting or threatening to assert a claim against any Company under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax law.

2.33.10 Each Company has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts allocable, paid or owing to any employee, independent contractor, creditor, member, partner, shareholder or other third party with respect to such Company. No Company has had a non-accountable expense reimbursement arrangement within the meaning of Treasury Regulation Section 1.62-2(c).

2.33.11 Each Company has collected all sales, use, value added and similar Taxes required to be collected, and has remitted, or will remit within the time and in the manner prescribed by Law, such amounts to the appropriate Governmental Authority and has furnished properly completed exemption certificates for all exempt transactions.

2.33.12 No Company is a foreign person within the meaning of Section 1445 of the Code.

2.33.13 No Company has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Tax Law). If any Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

2.33.14 No Company is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law) and is not a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

2.33.15 No Company has or has ever had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and such foreign country, and does not and has not engaged in a trade or business in any foreign country.

2.33.16 There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of any Company that, individually or collectively, could give rise to the payment by a Company of any amount that would not be deductible by reason of Section 162(a)(1) or Section 280G of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law).

2.33.17 The unpaid Taxes of each Company (A) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

2.34 Sellers’ Solvency. None of the Sellers or Owners is entering into the Contemplated Transactions with the actual intent to hinder, delay or defraud either present or future creditors, nor would the consummation of the Contemplated Transactions reasonably be expected to give rise to a claim of “fraudulent conveyance” or similar creditors’ claims. As of the Closing Date, (i) the aggregate value of each Seller’s assets will exceed its total Liabilities at a fair valuation and at fair saleable value; (ii) each Seller will pay or make adequate provision for the satisfaction in full of any Retained Liabilities of such Seller under this Agreement; and (iv) none of the Sellers will have an unreasonably small amount of capital.

3. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT.

In order to induce the Sellers and the Owners to enter into and perform this Agreement and to consummate the Contemplated Transactions, each of the Buyer and Parent hereby represents and warrants to the Sellers and the Owners that the following statements contained in this Article 3 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3, except where another date or period of time is specifically stated herein for a representation or warranty):

3.1 Organization. The Buyer and the Parent are each duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the corporate power and authority to own their properties and to carry on their businesses as they are now being conducted.

3.2 Power and Authorization. The execution, delivery and performance by the Buyer and the Parent of this Agreement and the consummation of the Contemplated Transactions by the Buyer and the Parent are within the power and authority of Buyer and the Parent and have been duly authorized by all necessary action on the part of the Buyer and the Parent, and no other corporate or other action on the part of the Buyer and the Parent or any other Person is necessary to authorize the execution and delivery of this Agreement by the Buyer and the Parent or the consummation by the Buyer and the Parent of the Contemplated Transactions other than the approvals specified in Section 5.2.4 which will be obtained on or prior to Closing. This Agreement (i) has been duly executed and delivered by the Buyer and the Parent and (ii) is a legal, valid and binding obligation of the Buyer and the Parent, Enforceable against the Buyer and the Parent in accordance with its terms.

3.3 Authorization of Governmental Authorities. Except in connection with obtaining the approvals specified in Section 5.2.4 and issuing the Shares and the Earn-Out Shares and registering them for resale under applicable federal and state securities Laws, no Action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (i) authorization, execution, delivery and performance by the Buyer and the Parent of this Agreement or (ii) consummation of the Contemplated Transactions by the Buyer and the Parent.

3.4 Noncontravention. Neither the execution, delivery and performance by the Buyer and the Parent of this Agreement nor the consummation of the Contemplated Transactions by the Buyer and the Parent will:

(a) violate any provision of any Legal Requirement applicable to the Buyer and the Parent;

(b) result in a breach or violation of, or default under, or give rise to a right for any third party to terminate or any prepayment penalty under, any Contractual Obligation of the Buyer and the Parent; or

(c) result in a breach or violation of, or default under, any of the Buyer’s or the Parent’s Organizational Documents.

3.5 No Brokers. Neither the Buyer nor the Parent has any Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

3.6 Shares. The Shares and Earn-Out Shares when issued and delivered in accordance with the terms, conditions and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of Encumbrances other than restrictions on transfer under the Company Agreements and applicable federal and state securities Laws. Assuming the accuracy of the representations and warranties in Article 2, the Shares and Earn-Out Shares will be issued in compliance with all applicable federal and state securities Laws.

3.7 Financial Statements. The financial statements of Parent included in the SEC Filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods presented (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal audit adjustments) the financial position of Parent and its consolidated subsidiaries as of the date thereof and the results of their operations and their cash flows for the periods then ended.

3.8 SEC Filings. Parent has made available to the Sellers and Owners through the EDGAR system all reports filed by Parent under Sections 13, 14 or 15(d) of the Exchange Act with the SEC on or after January 1, 2014 (collectively, the “SEC Filings”). As of their respective dates (but taking into account any amendments filed through the Closing Date), the SEC Filings complied, or, with respect to SEC Filings filed or furnished after the date of this Agreement and through the Closing Date, will comply, in all material respects with all of the rules and regulations promulgated by the SEC and did not, or, with respect to SEC Filings filed or furnished after the date of this Agreement and through the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.9 Representations Regarding Taxes. For purposes of this Section 3.9, the “Parent” includes any Predecessor of the Parent and/or any entity that at any time has been a Subsidiary of the Parent, including the Buyer):

3.9.1 Except as set forth on Schedule 3.9.1, (a) Parent has duly and timely filed with the appropriate Tax authorities all Tax Returns it was required to file; (b) all such Tax Returns were true, correct and complete and all Taxes of the Parent (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid to the extent due and payable; (c) Parent is not the beneficiary of any extension of time within which to file any Tax Return, nor has Parent waived the statute of limitation in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; (d) Parent has maintained adequate provision for Taxes (excluding amounts deferred to take into account timing differences between book and tax) payable by Parent as of the Closing Date; (e) no claim has ever been made by a Governmental Authority in a jurisdiction where such Parent does not currently file Tax Returns that Parent is or may be subject to taxation by that jurisdiction; and (f) there are no Encumbrances on any of the assets of the Parent that arose in connection with any failure (or alleged failure) to pay any Tax, except for Encumbrances for Taxes not yet due.

3.9.2 Except as set forth on Schedule 3.9.2, there is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund action pending or threatened (either in writing or verbally, formally or informally) with respect to any Taxes for which Parent is or might otherwise be liable and no Governmental Authority has given notice (either in writing or verbally, formally or informally) of the commencement of any audit, examination or deficiency action with respect to any such Taxes, and no issue has been raised in any audit, examination or deficiency action by any Governmental Authority that could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

3.9.3 Except as set forth on Schedule 3.9.3, no Tax Return has been audited, or is currently the subject of audit. All private letter rulings and closing agreements issued by any taxing authority to Parent (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed on Schedule 3.9.3, and there are no pending requests for any such rulings (or corresponding determinations).

3.9.4 Except as set forth on Schedule 3.9.4, Parent is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes. Parent has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign Law) or any safe harbor lease transaction. Parent has not acquired nor does it own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103 of the Code.

3.9.5 Except as set forth on Schedule 3.9.5, Parent is not a party to any Tax allocation or sharing agreement. Parent has no liability for the Taxes of any Person, other than its Affiliates, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), whether as a transferee or successor, as a withholding agent or collection agent, by contract or otherwise.

3.9.6 Parent has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years, and the stock of Parent has not been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years.

3.9.7 No taxing authority is asserting or threatening to assert a claim against any Parent under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax law.

3.9.8 Parent has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts allocable, paid or owing to any employee, independent contractor, creditor, member, partner, shareholder or other third party with respect to Parent. Parent has not had a non-accountable expense reimbursement arrangement within the meaning of Treasury Regulation Section 1.62-2(c).

3.9.9 Parent has collected all sales, use, value added and similar Taxes required to be collected, and has remitted, or will remit within the time and in the manner prescribed by Law, such amounts to the appropriate Governmental Authority and has furnished properly completed exemption certificates for all exempt transactions.

3.9.10 Parent has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Tax Law). If Parent has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

3.9.11 Parent is not a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law) and is not a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

3.9.12 Parent does not have nor has it ever had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and such foreign country, and does not and has not engaged in a trade or business in any foreign country.

3.9.13 There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of Parent that, individually or collectively, could give rise to the payment by Parent of any amount that would not be deductible by reason of Section 162(a)(1) or Section 280G of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law).

3.9.14 The unpaid Taxes of Parent (A) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet of the Parent as of March 31, 2014 and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent in filing its Tax Returns.

3.10 Capitalization

3.10.1 The Parent owns of record and beneficially all of the outstanding Equity Securities of Buyer. Schedule 3.10.1 sets forth the capitalization of each of Parent and Buyer, listing the type and amount of authorized and issued Equity Securities for each entity as of the date of this Agreement.

3.10.2 Except as set forth on Schedule 3.10.2 or disclosed in the SEC Filings, there are no outstanding options, warrants, instruments, rights (including conversion or preemptive rights and rights of first refusal), proxy or member agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition from Parent or Buyer of any of the Equity Securities of Parent or Buyer. Except as set forth on Schedule 3.10.2 or disclosed in the SEC Filings, neither Buyer nor Parent is party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to any Equity Security of Parent or Buyer.

3.10.3 Except for the Equity Securities listed in Schedule 3.10.3 or disclosed in the SEC Filings, there are no bonds, debentures, notes, other Debt or Equity Securities of Parent or Buyer with voting rights on any matters on which the holders of Equity Securities of Parent or Buyer may vote.

3.10.4 Except as set forth on Schedule 3.10.4 or disclosed in the SEC Filings, Parent has not granted or agreed to grant any registration rights, including piggyback rights, or any right of first offer to any Person.

3.10.5 Encumbrances, etc. Except as set forth on Schedule 2.2.5 or disclosed in the SEC Filings, there is no outstanding Contractual Obligation to which Parent or Buyer is a party or by which it is bound obligating Parent or Buyer, as applicable, to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Securities of Parent or Buyer. Except as set forth on Schedule 2.2.5 or disclosed in the SEC Filings, there are no outstanding obligations of Parent (contingent or otherwise) to repurchase, redeem or otherwise acquire any Equity Securities of Parent.

3.10.6 Debt; Guarantees. Neither Parent nor Buyer has any Debt, except as set forth on Schedule 2.2.6 or disclosed in the SEC Filings. For each item of Debt, Schedule 2.2.6 or the SEC Filings correctly sets forth the debtor, the principal amount of the Debt, the creditor, the maturity date and the collateral, if any, securing the Debt. Neither Parent nor Buyer has any Liability in respect of a Guarantee of any Liability of any other Person.

3.11 Litigation. Except as set forth on Schedule 2.2.6 or disclosed in the SEC Filings, there are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge or Parent or Buyer, threatened against or by Parent or Buyer, that that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or that, if resolved against Parent or Buyer, could reasonably be expected to materially and negatively impact Parent.

3.12 Material Adverse Effect. Since the date of the latest balance sheet included in the SEC Filings, no event or circumstance has occurred which has had, will have or is reasonably likely to have a Buyer/Parent Material Adverse Effect.

4. PRE-CLOSING COVENANTS AND AGREEMENTS.

4.1 Conduct of the Business. The Sellers shall conduct their business and cause to be conducted the business of Vapor Zone Franchising in the Ordinary Course of Business consistent with past practice and shall use commercially reasonable efforts to keep available the services of the Companies’ present employees and salespersons and best efforts to preserve the goodwill, reputation and present relationships of the Companies with suppliers, customers, licensors and others having business relations with the Companies. Without limiting the generality of the foregoing, except as set forth on Schedule 4.1 or as otherwise consented to in writing by Buyer, from the date hereof through the Closing, the Companies, and Owners shall cause the Companies to (and the Owners with respect to Section 4.1.11 shall):

4.1.1 maintain their books and records in accordance with good business practice;

4.1.2 pay expenses and payables, continue to make and commit to make capital expenditures, bill customers, collect receivables, purchase inventory and replace inoperable, worn out or obsolete assets with assets of comparable quality, in each case in the Ordinary Course of Business;

4.1.3 comply in all material respects with all Laws applicable to the Companies and to the conduct of their respective business and perform in all material respects all their respective obligations without any material default;

4.1.4 not (i) increase the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of their employees, (ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Employee Plan to any such employee, whether past or present, (iii) enter into any new employment, severance, consulting, or other compensation agreement with any of its existing employees, (iv) amend or enter into a new Employee Plan (except as required by law) or amend or enter into a new collective bargaining agreement, (v) make or agree to make any bonus or profit sharing payments to any employee or (vi) implement any employee layoffs that could implicate the WARN Act;

4.1.5 maintain the Real Property, including all of the Facilities thereon, in materially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Facilities, or erect new improvements on the Real Property or any portion thereof; no Company will cause or permit any of the Real Property Leases to be amended, modified, extended, renewed or terminated, nor shall any Company enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

4.1.6 not undertake any action or fail to take any action that could be reasonably expected to result in the loss, lapse or abandonment of any material right to material Intellectual Property;

4.1.7 not settle or compromise any litigation (whether or not commenced prior to the date of this Agreement);

4.1.8 not (i) enter into any agreement or transaction that if entered into prior to the date hereof would be required to be set forth on Schedule 2.8 attached hereto, including, without limitation, any transaction involving any merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring, or a purchase, sale, lease, license, assignment, transfer or other acquisition or disposition of any assets or capital stock, or (ii) amend or modify, renew or terminate any agreement set forth on Schedule 2.19 attached hereto;

4.1.9 not undertake any action or fail to take any action that if taken or failed to be taken prior to the date hereof would be required, or could have reasonably resulted in an event that would be required, to be set forth on Schedule 2.8 attached hereto;

4.1.10 maintain the Acquired Assets in a commercially reasonable manner and in the Ordinary Course of Business;

4.1.11 comply with the provisions of the Confidentiality Agreement; and

4.1.12 not agree, or commit to agree, to take any action not permitted to be taken pursuant to this Section 4.1.

4.2 Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the Contemplated Transactions (including satisfaction, but not waiver, of the conditions set forth in Article 5).

4.3 Notices and Consents. The Sellers will give any required notices to third parties as a result of the entering into this Agreement or the consummation of the Transactions contemplated hereunder, and will use their commercially reasonable efforts to obtain all consents prior to Closing.

4.4 Access. Between the date hereof and the Closing Date, or the earlier termination of this Agreement, each of Sellers and the Owners will permit representatives of the Buyer and/or Parent (including legal counsel and accountants) to have reasonable access during normal business hours to all assets, premises, properties, personnel, books, records (including Tax records), contracts, documents and employees of Companies or pertaining to the Business, upon reasonable advance notice to International Vapor, under the supervision of Companies’ personnel and in such a manner as not to interfere with the conduct of the Business. Notwithstanding anything to the contrary in this Agreement, no Seller shall be required to disclose any information to Buyer and/or Parent if such disclosure would, in such Seller’s discretion (to be exercised reasonably, without delay or condition): (x) cause significant competitive harm to any Company or its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or Contractual Obligation listed on Schedule 2.19. Prior to the Closing, without the prior written consent of International Vapor, which may not be unreasonably withheld, delayed or conditioned, neither Buyer nor Parent shall not contact any suppliers to, or customers of, the Business. Notwithstanding the immediately preceding sentence, Buyer and/or Parent shall have the right at any time to contact any of the Companies’ customers to the extent International Vapor requests an Inventory Loan to fulfill a purchase order with respect to such customer. In all events, Buyer and Parent shall, and shall cause their representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 4.4.

4.5 Notification of Certain Matters. Between the date hereof and the Closing Date, or the earlier termination of this Agreement, each party hereto will give prompt notice in writing to the other parties hereto, of: (a) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof to the Closing Date, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement, (c) any change, event or circumstance that has had, has or would reasonably be expected to have a Buyer/Parent Material Adverse Effect on the Buyer and/or Parent and/or a Seller/Owner Material Adverse Effect on the Sellers and/or Owners or, in each case, materially and adversely affect such Person’s respective ability to consummate the Contemplated Transactions in a timely manner or (d) any actions, suits, claims, investigations, audits or proceedings commenced or threatened against the notifying party or otherwise affecting the notifying party, which relate to adversely affecting the consummation of the Contemplated Transactions. No disclosure by any party pursuant to this Section 4.5, however, shall be deemed to amend or supplement the disclosure schedules attached to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, or to limit or otherwise affect the remedies of any other party.

4.6 Exclusivity. Each of the Sellers and Owners agrees that until such time as this Agreement has terminated in accordance with Article 9, none of Sellers or the Owners shall, or shall permit its respective shareholders, officers, directors, advisors, agents or Affiliates to: (a) encourage, initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer (an “Acquisition Proposal”) by a third party (other than Buyer or any other person Buyer designates) regarding (i) the sale of all or any material assets of any Company (other than the sale of inventory in the Ordinary Course of Business consistent with past practice) or (ii) any sale of capital stock, merger, consolidation, public offering, recapitalization or other similar transaction involving a Company (the actions referred to in clauses (i) and (ii), each a “Third Party Acquisition”), or (b) provide any non-public financial or other confidential or proprietary information regarding any Company and/or Buyer (including this Agreement and any other materials containing Buyer’s or its Affiliates’ proposal and any other financial information, projections or proposals regarding the Business) to any Person (other than to Buyer, Parent and/or their representatives and agents and any other person Buyer designates), or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, a Third Party Acquisition. Each of the Sellers and Owners agree to immediately notify Buyer and Parent if it or any of its representatives receives after the date hereof any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to Buyer and Parent in reasonable detail the terms of any such indication, request or proposal (including the identity of such third party), and will provide Buyer and Parent with copies of all written communications relating to any such indication, request or proposal.

4.7 Financial Statements. In addition to the Audited Financials, the Sellers shall prepare consolidated financial statements for the interim quarterly periods beginning January 1, 2014 through the Closing Date (including such other financial information) with the assistance of Kaufman, Rossin & Company as are required by Parent to comply with its reporting obligations under the federal securities Laws (collectively, the “Interim Financial Statements” and together with the Audited Financials, the “Sellers Financial Statements”). The cost of preparing the Interim Financial Statements shall be borne 50% by the Sellers and Owners, on the one hand, and 50% by Buyer on the hand, provided that under no circumstances shall Buyer pay more than $5,000 of the cost of such Interim Financial Statements.

4.8 Buyer Loans.

4.8.1 If International Vapor presents Parent with a valid purchase order from any customer of the Companies duly executed by such customer, Parent shall, if it chooses in its sole discretion to, provide International Vapor with purchase order financing (any such loan, an “Inventory Loan”) in an amount necessary to acquire the inventory needed to fulfill such purchase order (which purchase order shall not be amended in any respect without Parent’s prior written consent, which may be unreasonably withheld) and International Vapor shall cause delivery of such inventory pursuant to the terms of the purchase order and cause the customer therefor to pay Parent directly at the time stated on such purchase order an amount equal to the Inventory Loan, and International Vapor shall pay interest on such Inventory Loan until paid in full as specified below. Each Inventory Loan shall bear interest at a rate of 8% per annum. International Vapor’s obligation to repay each such Inventory Loan shall be secured by a security interest in the associated inventory and customer account receivable(s). Should the Closing occur, each then outstanding Inventory Loan shall be included in the Assumed Liabilities and each then Inventory Loan’s unused proceeds, if any, and associated account receivable and/or the inventory shall be included in the Acquired Assets. In the event this Agreement is terminated for any reason, all then outstanding Inventory Loans shall be due and payable six (6) months after the termination of this Agreement; however, notwithstanding anything to the contrary contained in this Agreement, Buyer and Parent shall at all times have the right to offset any Breakup Fee then owed to International Vapor against any outstanding amounts owed to Parent and/or Buyer under the Inventory Loans.

4.8.2 If International Vapor presents Parent with a valid invoice for expenses incurred for (i) new E-Cig Products comprising Inventory, (ii) attendance at trade shows or (iii) capital expenditures for the Retail Operations and Parent approves such invoice in whole or in part, which approval shall not be unreasonably withheld, delayed or conditioned, Parent shall pay such approved portion of such invoice and such payment shall be deemed to be a loan from Parent to International Vapor (each, a “Capex Loan”). Capex Loans may not exceed $300,000 in the aggregate. Each Capex Loan shall bear interest at a rate of 8% per annum. International Vapor’s obligation to repay each such Capex Loan shall be secured by the assets acquired by International Vapor using such funds, and each of Molina, Epstein and Herrera shall personally guarantee such loan. Should the Closing occur, each then outstanding Capex Loan, any inventory, property plant or equipment or other assets acquired using such loan funds shall be included in the Acquired Assets, and the Capex Loans shall be included in the Assumed Liabilities. In the event this Agreement is terminated for any reason, all then outstanding Capex Loans shall be due and payable without any right of offset of any nature six (6) months after the termination of this Agreement; however, notwithstanding anything to the contrary contained in this Agreement, Buyer and Parent shall at all times have the right to offset any Breakup Fee then owed to International Vapor against any outstanding amounts owed to Parent and/or Buyer under the Capex Loans. Each Capex Loan will be documented with a promissory note and a personal guarantee reflecting the provisions of this paragraph and other customary terms reasonably satisfactory to Parent. For purposes of clarity, Parent shall not have any obligation to make any Capex Loan.

4.8.3 Notwithstanding anything to the contrary in this Agreement, in the event that the Closing does not occur International Vapor shall bear the burden of and pay all reasonable fees, costs, taxes and other out of pocket expenses incurred by Parent and/or International Vapor in connection with the documentation and/or making of each Inventory Loan and/or Capex Loan.

4.9 Optima Trademark. Parent and Buyer acknowledge that the Optima trademark is currently held by an Affiliate of International Vapor that is not a Seller. Parent and Buyer, on the one hand, and Sellers and Owners, on the other hand, agree that International Vapor will cause such trademark to be transferred to the appropriate Seller prior to Closing.

5. CLOSING CONDITIONS.

5.1 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer and Parent under this Agreement to consummate the Contemplated Transactions will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Buyer and Parent:

5.1.1 Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of the Sellers and the Owners contained in this Agreement shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not have a Seller/Owner Material Adverse Effect. The Sellers and Owners shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by any of them on or prior to the Closing.

5.1.2 No Seller/Owner Material Adverse Effect. No fact, event or circumstance shall have occurred which has had or could reasonably be expected to have a Seller/Owner Material Adverse Effect.

5.1.3 No Legal Prohibition. No Law, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or Governmental Authority which would prohibit consummation by such party of the Contemplated Transactions.

5.1.4 Consents and Approvals. The Sellers shall have received all third party consents listed on Schedule 5.1.4.

5.1.5 UCC 3’s; Payoff Letters. Buyer shall have received fully executed payoff letters or UCC-3 termination statements and other terminations, pay offs and/or releases, or, at Buyer’s option, assignments, necessary to terminate, release or assign, as the case may be, all Liens on the properties of the Sellers (including the Acquired Assets) and evidence of the complete satisfaction in full of all outstanding Debt of Sellers, the Acquired Assets and/or the Business.

5.1.6 Deliverables. Sellers and Owners shall have delivered or caused to be delivered the items required by Section 1.5.2(a).

5.2 Conditions Precedent to the Obligations of Sellers and Owners. The obligations of Sellers and Owners under this Agreement to consummate the Contemplated Transactions will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing by Sellers and/or Owners:

5.2.1 Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of the Parent and Buyer contained in this Agreement shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties set forth in Section 3.10 (Capitalization) that address the matters set forth therein as of the date of this Agreement and those other representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not have a Buyer/Parent Material Adverse Effect. Buyer and Parent shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Buyer and Parent on or prior to the Closing.

5.2.2 No Buyer/Parent Material Adverse Effect. No fact, event or circumstance shall have occurred which has had or could reasonably be expected to have a Buyer/Parent Material Adverse Effect.

5.2.3 No Legal Prohibition. No Law, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or Governmental Authority which would prohibit consummation by such party of the Contemplated Transactions.

5.2.4 Approval. Sellers shall receive from Buyer the receipt of any required approval by (i) shareholders of the Parent under (x) the applicable rules of the primary exchange on which the Parent’s shares of common stock are listed or quoted for issuance (the “Primary Exchange”) or (y) any applicable provision of that certain Purchase Agreement dated as of October 22, 2013 by and among the Parent and the investors named therein of all or any portion of the shares of the Parent’s common stock comprising the Purchase Price and (ii) the Primary Exchange for listing thereon of the shares of the Parent’s common stock comprising the Purchase Price.

5.2.5 Deliverables. Buyer shall have delivered or caused to be delivered the items required by Section 1.5.2(b).

5.3 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set for in Section 5.1 or Section 5.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the Contemplated Transactions as required by and subject to Section 4.2.

6. POST-CLOSING COVENANTS.

6.1 Confidentiality.

6.1.1 The Sellers and Owners acknowledge that the success of the Business, the Buyer and the Parent after the Closing Date depends upon the continued preservation of the confidentiality of certain information possessed by the Sellers and the Owners, that the preservation of the confidentiality of such information by the Sellers and the Owners is an essential premise of the bargain between the parties hereto, and that the Buyer and the Parent would be unwilling to enter into this Agreement in the absence of this Section 6.1.1. Accordingly, each of the Sellers and the Owners, severally and not jointly, hereby agrees with the Buyer and the Parent that he, she or it and his, her or its Affiliates will not, and that he, she or it will use reasonable best efforts to cause his, her or its Affiliates and Representatives to not, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Parent, disclose or use any confidential or proprietary information involving or relating to the Business, the Acquired Assets, the Assumed Liabilities or the Buyer, including (i) customer and supplier information, including lists of names and addresses of customers and suppliers of the Business; (ii) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates; (iii) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Business; (iv) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities of the Business’ information systems, Company Software and Company Technology; (v) information identified as confidential and/or proprietary in internal documents; and (vi) all information that would be a Trade Secret under any applicable Law; provided, however, that the information subject to the foregoing provisions of this sentence (collectively, “Confidential Information”) will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 6.1.1 will not prohibit any retention of copies of records or disclosure (a) required by any applicable Legal Requirement so long as reasonable prior notice is given to Buyer of such disclosure and a reasonable opportunity is afforded to Buyer to contest the same or (b) made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions. Each Seller and Owner agrees that he, she or it will be responsible for any breach or violation of the provisions of this Section 6.1.1 by any of his, her or its Affiliates.

6.1.2 Notwithstanding the foregoing, each of the Sellers and the Owners and each of their respective Representatives and Affiliates may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other Tax analyses) that are provided to the Sellers and/or the Owners relating to such Tax treatment and Tax structure.

6.2 Restrictive Covenants.

6.2.1 Noncompetition. Each of Molina, Epstein and Herrera (each, a “Restricted Person”), severally and not jointly, on his own behalf and on behalf of each of his Affiliates, covenants that from the Closing Date through the five (5) year anniversary of the Closing Date, neither he nor his Affiliates will for his own account, jointly with another, or for or on behalf of any Person, directly or indirectly, anywhere in the world (the “Territory”):

(a) engage in the Business or own, manage or control, or become engaged or serve as a shareholder (other than a passive owner of less than 5% of the outstanding securities of a publicly traded entity), bondholder or creditor (other than a passive owner of less than 5% of the outstanding debt obligations of a publicly traded entity), officer, director, partner, member, manager, employee, agent, consultant, advisor or Representative of any Person, business or enterprise that competes directly or indirectly with the Buyer and/or Parent in the Business (a “Competitive Business”); and for purposes of clarity, the Restricted Persons may directly or indirectly own and/or operate Nutricigs solely as Nutricigs conducts its business as of the date of this Agreement, which the parties agree is limited to selling fortified e-cigarettes and e-liquids; however, notwithstanding the immediately preceding sentence, if at any time Buyer, Parent and/or any of their respective Affiliates enters into a business line that is competitive with Nutricigs, then each Restricted Person shall divest himself of any direct and/or indirect ownership and/or financial interest in Nutricigs within 90 days of his receipt of written notice from Parent and/or Buyer;

(b) recruit, induce, solicit or employ, or in any manner attempt to recruit, induce, solicit or employ, any Person that is at such time an employee, independent contractor or consultant of Buyer or the Parent;

(c) solicit any Person that is at such time (i) a customer or supplier of the Companies (prior to Closing), Buyer, Parent or the Business or (ii) a Person from whom the Companies (prior to Closing), the Buyer, Parent or the Business solicited business or with whom the Companies (prior to Closing), the Buyer or Parent discussed a potential business relationship, in each case, for the purpose of offering or providing services or products which are competitive with services or products provided by the Companies (prior to Closing), the Buyer, Parent or the Business;

(d) cause or seek to cause to be terminated or materially adversely affected, or otherwise materially interfere with, any Contractual Obligation of any kind to which the Companies (prior to Closing), the Buyer, or Parent is a party or from which any of them benefits;

(e) seek to materially interfere with or adversely affect the ongoing relationships between the Buyer, Parent and the Business, on the one hand, and their suppliers, customers and professional and business contacts, on the other hand; or

(f) make any material negative, derogatory or disparaging statements or communications regarding the Buyer, Parent, the Business, and/or their respective Affiliates or employees, other than truthful statements required by subpoena or court order or as related to discovery or testimony in a legal proceeding involving a dispute between the Sellers and/or Owners and the Buyer and/or Parent.

The determination as to whether a person has breached its obligations under this Section 6.2 shall be made by a court of competent jurisdiction applying the Laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction) in accordance with, and subject to the terms of, this Agreement. Further, and notwithstanding the forgoing, the term in which Molina, Epstein and Herrera is restricted pursuant to this Section 6.2.1 shall be tolled one day for every day in which such person has been determined, pursuant to the immediately preceding sentence, to have been in breach of this Section 6.2.1.

6.2.2 Acknowledgement. Each Restricted Person acknowledges that Sellers conduct, are capable of conducting and that the Buyer and the Parent plan to conduct the Business throughout the Territory; that he provides services, directly or indirectly, to the Business throughout the Territory; and that he is intimately familiar with the Business’ Trade Secrets, Confidential Information and employee, customer and supplier relationships. Accordingly, each Restricted Person agrees that the Territory, time limitation and scope of restrictions set forth in this Section 6.2 are reasonable and necessary to protect the legitimate business interests of Buyer and the Parent and to protect the benefit of Buyer’s bargain and the goodwill acquired by the Buyer and the Parent. Each Restricted Person agrees that any reduction to the Territory, time limitation or scope of restrictions set forth herein would seriously undermine the efficacy of this Section 6.2 and the protections that it is intended to provide. Each Restricted Person acknowledges and agrees that the covenants contained in this Section 6.2 (and that such covenants will be governed and enforced in accordance with the provisions of Sections 10.13 and 10.14), are essential elements of this Agreement and that but for these covenants (and each Restricted Person’s agreement that such covenants will be governed and enforced in accordance with the provisions of Sections 10.13 and 10.14) Buyer would not have agreed to purchase the Acquired Assets. Each Restricted Person further expressly agrees and acknowledges that: (a) the confidentiality, non-solicitation and non-competition covenants contained in this Agreement (i) are reasonable and necessary for the protection of the Buyer, the Parent, and the Business with respect to the covenants’ respective stated purposes, time, scope and geographic area, and are supported by adequate consideration, (ii) are necessary for the protection of Buyer’s and Parent’s legitimate business interests, including the Trade Secrets, goodwill and relationships with customers and suppliers purchased by Buyer pursuant to this Agreement and (iii) are not unduly restrictive of any rights of the Restricted Person; (b) each Restricted Person has sufficient employment or business alternatives and sufficient assets, taking into account the Purchase Price and other consideration received and to be received, directly or indirectly, by such Restricted Person, such that such Restricted Person does not have to compete with the Buyer, the Parent, the Business in violation of the provisions of this this Section 6.2 or impermissibly use the Buyer’s or the Parent’s confidential, proprietary or Trade Secret information described in this Agreement in order to earn a living; and (c) in entering into and negotiating this Agreement, there has been no disparity in bargaining power between the parties and each Restricted Person has been represented (or has had an opportunity to be represented) by counsel and fully understands the terms hereof. The existence of any claim or cause of action against Buyer or their Affiliates by any Restricted Person or any of his Affiliates, whether predicated on Buyer’s breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants contained in this Section 6.2. Each Restricted Person acknowledges and agrees that a portion of the Purchase Price may be allocated as consideration for the covenants set forth in this Section 6.2. Notwithstanding the foregoing, each Restricted Person acknowledges that Buyer and Parent would not have entered into the Contemplated Transactions without the covenants set forth in this Section 6.2; and if any covenant set forth in this Section 6.2 is breached by any Restricted Person, the Restricted Persons acknowledge and agree that such allocation shall not be deemed to be a measure of the damages that would result from such a breach, and each Restricted Person agrees that at no time shall he argue or in any way assert in any Action that such consideration is a measure of the damages resulting from such breach.

6.2.3 Injunction. The Restricted Persons agree that a violation of the terms, provisions, obligations, duties and conditions described in Section 6.2 will cause irreparable damage to Buyer, Parent and Business for which money damages or other legal remedies would not be an adequate remedy. Accordingly, notwithstanding anything to the contrary set forth in Section 10.17, each Restricted Person acknowledges and hereby agrees that in the event of any breach (or breach that is reasonably determined by the Buyer to be threatened) by any Restricted Person of any of his covenants or obligations set forth in this Section 6.2, Buyer and/or Parent shall be entitled, in any court in the United States or otherwise having jurisdiction, to an injunction or injunctions, without the posting of any bond, proving of any damages or proving there is no adequate remedy at law, to prevent or restrain breaches or threatened breaches of this Section 6.2, and to specifically enforce the terms and provisions of this Section 6.2 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of this Section 6.2. Each Restricted Person hereby agrees to not challenge the enforceability of the restrictive covenants contained in this Section 6.2 or raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Section 6.2, and to specifically enforce the terms and provisions of this Section 6.2 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of each Restricted Person under this Section 6.2. The Restricted

Persons further agree that (i) by seeking the remedies provided for in this Section 6.2.3, Buyer shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 6.2.3 shall require Buyer to institute any Action for (or limit Buyer’s rights to institute any Action for) specific performance under this Section 6.2.3 prior or as a condition to exercising any other rights, nor shall the commencement of any Action pursuant to this Section 6.2.3 or anything set forth in this Section 6.2.3 restrict or limit Buyer’s rights to pursue any other remedies under this Agreement or otherwise that may be available to Buyer thereafter. The parties acknowledge and agree that, in the event Buyer institutes an Action to enforce the restrictive covenants set forth in this Section 6.2 in a forum other than a forum identified in Section 10.14, Buyer may elect to pursue all other remedies (including damages) available to it based on the same set of facts and circumstances in the forum chosen for the injunctive relief Action or it may elect to pursue their damages and other non-injunction remedies in a forum set forth in Section 10.14 and in no event shall Buyer’s election be deemed a waiver of its rights or remedies or allow any Restricted Person to institute an action in any forum except as specified in Section 10.14.

6.2.4 Severability. If any covenant or restriction contained in this Section 6.2, or any part hereof, is hereafter construed or found to be invalid or unenforceable in part or in whole, this shall not affect the remainder of the covenants or restrictions, which shall be given full effect, without regard to the invalid or unenforceable portions, and any court having jurisdiction shall enforce such invalid or unenforceable covenant or restriction to the maximum extent possible under applicable Law, including the maximum permissible time, scope and geographic area for such covenant or restriction.

6.3 Cooperation Regarding Financial Statements. The Sellers and the Owners shall use commercially reasonable efforts to assist and cooperate with the efforts of the Buyer, Parent and their accountants and auditors to prepare and audit (as necessary) any financial statements or information (and provide all required auditor consents) that the Parent will be required to prepare, file or furnish pursuant to any applicable securities Laws or exchange requirements, including the 1933 Act, the Exchange Act, the rules and regulations of the SEC promulgated thereunder, and any rules or regulations of any primary exchange in which the shares of the Parent are traded or under any other applicable Laws.

6.4 Litigation Support. If and for so long as Buyers or the Parent are actively contesting or defending against any Action not initiated by the Sellers or the Owners in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Parent, the Buyer, the Business and/or the Acquired Assets or Assumed Liabilities, the Sellers and the Owners will cooperate in the contest or defense and provide such testimony as may be reasonably necessary in connection with the contest or defense at the cost and expense of Buyer (unless and to the extent Buyer is entitled to indemnification therefor hereunder, in which event such costs and expenses shall be borne by the Sellers and the Owners pursuant and subject to the provisions of Section 7).

6.5 Authorization; Mail. The Sellers and Owners authorize and empower the Buyer, the Parent and their Affiliates and Representatives from and after the Closing Date (i) to receive and open mail addressed to the Sellers and the Owners (but only to the extent specifically related to the Business) and (ii) to deal with the contents thereof in any manner any such Person sees fit, provided such mail and the contents thereof relate to the Acquired Assets, the Assumed Liabilities or otherwise to the Business following the Closing. The Sellers and Owners agree to deliver to the Buyer or the Parent, as applicable, promptly upon receipt and identification any mail, checks or other documents received by them pertaining to the Acquired Assets, the Assumed Liabilities or otherwise relating to the Business following the Closing.

6.6 Powers of Attorney. As of the Closing, with respect to the powers of attorney required to be set forth on Schedule 2.28, the Sellers shall cause such powers of attorney to be terminated.

6.7 Use of Name. The Sellers and the Owners, severally and not jointly, hereby acknowledge and agree that, upon the consummation of the Contemplated Transactions, the Buyer shall have the sole right to use the names “International Vapor”, “South Beach Smoke”, “Beach Wellness”, “Vapor Zone”, and “Vapor Zone Franchising” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto. Following the Closing, no Seller or any Owner or any of their Affiliates will use the names “International Vapor”, “South Beach Smoke”, “Beach Wellness”, “Vapor Zone”, or “Vapor Zone Franchising” or any confusingly similar names and each Seller shall at Closing terminate such names or assumed names by making all necessary filings with the appropriate Governmental Authorities. In addition, no Seller or Owner will ever use or allow the use of, directly or indirectly, the names “International Vapor”, “South Beach Smoke”, “Beach Wellness”, “Vapor Zone”, and “Vapor Zone Franchising” in connection with any Competitive Business.

6.8 Employee Matters.

Notwithstanding any other provision of this Agreement to the contrary:

6.8.1 The Buyer shall, on the Closing Date, make written offers of employment on an “at will” basis to the active employees of the Sellers set forth on Schedule 6.8.1. Effective as of the Closing Date, the Sellers will terminate the employment of each such employee and shall cooperate with, and use commercially reasonable efforts to assist, the Buyer with its (or any of its Affiliates) hiring of such employees. The employees of one or more of the Sellers (or any of their Affiliates) that become employees of the Buyer (or any of its Affiliates) on or after the Closing Date are hereinafter referred to as the “Transferred Employees.” To the extent permitted under Parent’s Plans, the Transferred Employees shall be given credit by the Buyer for all service with the Sellers or any of their Affiliates (and credit for service credited by any of the Sellers or any of their Affiliates), to the same extent as such service was credited for such purpose by any of the Sellers or any of their Affiliates, under all employee benefit plans (as such term is defined under Section 3(3) of ERISA) and all other employee-related programs, plans and policies maintained, sponsored or contributed to by the Buyer or, if applicable, any of its Affiliates (the “Parent’s Plans”) for purposes of eligibility and vesting (including accrued paid time off with respect to the period from January 1, 2014 through the Closing Date), but in all cases excluding any 401(k) plans and severance policies. To the extent permissible under the Parent’s Plans and applicable laws and except as otherwise set forth in this Agreement, the Buyer shall use commercially reasonable efforts to cause the Parent’s Plans to (i) waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements that otherwise may be applicable to the Transferred Employees under any of the Parent’s Plans which are welfare benefit plans (as such term is defined under Section 3(1) of ERISA), and (ii) provide each Transferred Employee with credit for any co-payments, deductibles or other “out-of-pocket” expenses paid pursuant to any Employee Plan during the plan year of such Employee Plan during which the Closing Date occurs.

6.8.2 On and after the Closing Date, the Buyer shall be responsible for and shall assume any and all liability for all (i) notices (including WARN Act notices), payments and benefits due to any and all Transferred Employees terminated by the Buyer (or by any of its Affiliates) on or after the Closing Date as a result of the termination by the Buyer or any of its Affiliates of any Transferred Employee’s employment on or after the Closing Date, and (ii) notices, payments, fines or assessments due to any government authority, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of any such Transferred Employees by the Buyer or any of its Affiliates on or after the Closing Date.

6.8.3 The Buyer shall maintain for a period of at least one year after the Closing Date, without interruption (i) salary for the Transferred Employees listed on Schedule 6.8.1 in amounts and rates no less favorable to each of such Transferred Employees as the salary payable to each of such Transferred Employees by the Sellers immediately prior to the Closing and (ii) such other employee compensation and benefits plans, programs, and fringe benefits for such Transferred Employees in amounts and value that are individually at least as valuable for such Transferred Employees as are the related plans, programs, policies and benefits provided to similarly situated employees of the Buyer.

6.8.4 On and after the Closing Date, if required by applicable laws, the Buyer (or any plan maintained by the Buyer or any of its Affiliates) will provide COBRA Benefits to all then-current and former employees (and independent contractors) of any of the Sellers or of their Affiliates (and their spouses, dependents and beneficiaries) with respect to whom a “qualifying event” (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering event described under applicable federal, state or local laws or ordinances occurred or occurs before, on or after the Closing Date.

6.8.5 The Buyer and its Affiliates shall jointly and severally indemnify, defend and hold harmless the Sellers and the Owners and their respective Affiliates and their respective directors, officers, employees, representatives and agents from and against any and all losses, damages, expenses (including court costs and reasonable attorneys’ fees), judgments and other liabilities arising from or relating to the Transferred Employees with respect to events arising after the Closing Date, including, but not limited to (i) the termination by the Buyer or any of its Affiliates of any Transferred Employee after the Closing Date, (ii) the failure of the Buyer or any of its Affiliates to continue the employment of any Transferred Employee, and (iii) any suit or claim (including, without limitations, by any administrative or governmental agency) brought against any party indemnified under this Section 6.8.5 alleging the violation of any applicable employment or labor law by the Buyer or any of its Affiliates on or after the Closing Date.

6.9 Taxes.

6.9.1 Buyer shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Acquired Assets for all Tax periods ending after the Closing Date to the extent that the liability for such Taxes does not constitute a Retained Liability.

6.9.2 Buyer shall reimburse the Sellers the Taxes for which Buyer is liable pursuant to this Agreement but which are remitted in respect of any Tax Return filed by the Sellers after the Closing Date upon the written request of the Sellers setting forth in detail the computation of the amount owed by Buyer, but in no event earlier than 10 Business Days prior to the due date for paying such Taxes; provided that, prior to filing, the Sellers shall permit Buyer to review and comment upon such Tax Return and shall, prior to filing, make such revisions as reasonably requested by Buyer.

6.9.3 All sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyancing and similar Taxes that may be imposed on the sale and transfer of the Acquired Assets (together with any and all penalties, interest and additions to Tax with respect thereto), shall be paid by Buyer. The parties hereto shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable Law in connection with the payment of any such Taxes described in the immediately preceding sentence.

6.10 Insurance.

6.10.1 The Sellers agree to not, and shall cause their respective Affiliates to not, take any action after the Closing Date to impede or impair Buyer’s rights (if any) to make a claim under any of the insurance policies maintained by the Companies with respect to their properties, assets and businesses to the extent such claim relates to Losses that arise out of any act, omission, occurrence, fact or circumstance existing or occurring prior to Closing. Without limiting the rights of the Buyer elsewhere in this Agreement, if any claims are made or Losses occur prior to the Closing that relate to the Acquired Assets or the Assumed Liabilities, and claims may be made against the insurance policies maintained by the Companies with respect to their properties, assets and businesses, then the Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to ensure that Buyer and/or or its respective Affiliates can file notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies and the Sellers agree to, and shall cause their Affiliates to, otherwise cooperate with Buyer or its Affiliates to make the benefits of any such insurance policies available to Buyer or its Affiliate.

6.11 Rule 144 Affiliates. Based solely on the issuance to, and ownership of the Shares and Earn-Out Shares by, International Vapor and/or the Owners, Parent and Buyer acknowledge and agree that no Seller or Owner shall be treated by either Parent or Buyer as an “affiliate” of the Parent for purposes of Rule 144 under the 1933 Act.

7. INDEMNIFICATION.

7.1 Indemnification by International Vapor and Owners.

7.1.1 Subject to the limitations set forth in this Article 7, from and after Closing, International Vapor and the Owners will indemnify and hold harmless the Buyer, Parent and each of their Affiliates and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, interest, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), diminution of value, lost profits, expenses or amounts paid in settlement (in each case, including attorneys’ and experts’ fees and expenses), threatened or actual, and whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by Buyer Indemnified Persons or any of them (including any Losses sustained or incurred after the end of the applicable survival period, provided that a claim is made in writing to Sellers’ Representatives prior to the end of the applicable survival period in accordance with the terms of this Agreement) as a result of, arising out of or directly or indirectly relating to:

(a) any breach of or inaccuracy in any of Sellers’ and/or the Owners’ representations or warranties made by the Sellers and/or Owners in this Agreement or in any certificate delivered by the Sellers and/or Owners at Closing;

(b) any breach or violation of any covenant or agreement of any Seller and/or Owner contained in this Agreement or any Company Agreement (other than the Employment Agreements) that is to be performed either prior to, on or after Closing;

(c) any Retained Liabilities; or

(d) any Liabilities associated with the (x) pre-Closing operations of Vapor Zone Franchising and/or (y) the pre and post-Closing operations of Nutricigs.

To the extent that International Vapor fails to satisfy an indemnification obligation pursuant to this Section 7.1.1, the Owners (severally, but not jointly, pro rata based on the relation that the sum of (i) the number of Earn-Out Shares received by an Owner plus (ii) the number of Shares that such Owner would have been entitled to receive had International Vapor distributed to the Owners all Shares received by it bears to the sum of (x) the aggregate number of Shares issued in satisfaction of the Fixed Stock Purchase Price plus (y) the aggregate number of Earn-Out Shares received by the Owners, calculated as of the date on which such indemnification obligation is payable) shall be liable for such indemnification obligation. Notwithstanding the formula included in this paragraph, for purposes of clarity, the aggregate pro rata amounts for the Owners determined as a result of such formula equal 100%. Notwithstanding anything to the contrary in this Agreement, Buyer shall be permitted to seek indemnification from International Vapor and the Owners simultaneously.

7.1.2 International Vapor’s and the Owners’ aggregate indemnification obligations pursuant to (x) Section 7.1.1(a) with respect to breaches of their representations and warranties in this Agreement, the Company Agreements (other than the Employment Agreements) or in any certificate delivered by the Sellers and/or Owners at Closing to the extent such breaches are of the type described in clause (ii) of the definition of Unknown Liabilities and (y) Section 7.1.1(c) with respect to Retained Liabilities that are Unknown Liabilities shall not exceed, as to both items (x) and (y) above, $2,000,000 in the aggregate. The Sellers’ and the Owners’ indemnification obligations following the Closing with respect to Section 7.1.1(a) and Section 7.1.1(b) (but solely with respect to covenants or agreements of any Seller and/or Owner contained in this Agreement or any Company Agreement (other than the Employment Agreements) that are to be performed prior to Closing), in each case, to the extent such indemnification obligations do not arise from Unknown Liabilities, shall not exceed a maximum aggregate cap of $4,000,000, provided, however, that (A) such $4,000,000 cap shall not apply to breaches of the Seller Fundamental Representations or covenants or agreements of any Seller and/or Owner contained in this Agreement or any Company Agreement (other than the Employment Agreements) that are to be performed following Closing, (B) any indemnification claims made with respect to Unknown Liabilities that are counted against the $2,000,000 million cap referred to above shall also be counted against such $4,000,000 cap and shall reduce the same on a dollar for dollar basis, and (C) breaches of the representation and warranty set forth in Section 2.6 (the “Financial Statements Representation”) shall be subject to a cap of $6,000,000, provided further, however, that indemnification claims counted against the $4,000,000 cap referred to above (including claims with respect to representations and warranties other than the Financial Statements Representation and claims in respect of Unknown Liabilities subject to the $2,000,000 cap) shall also be counted against such $6,000,000 million cap and shall reduce the same on a dollar for dollar basis. International Vapor’s and the Owners’ indemnification obligations with respect to breaches of their and the other Sellers’ post-Closing covenants under this Agreement and the other Company Agreements (other than the Employment Agreement) will be uncapped, provided, however, that a breach of such covenants by one Owner that was not directed or consented to by the Sellers or the other Owners, any act of fraud by one Owner that were not directed or consented to by the Sellers or the other Owners or a breach by an Owner with respect to representations or warranties that he/it makes solely about him/itself, shall not be imputed to the Sellers or such other Owners, such that the Buyer shall only have a right to claim indemnification from such breaching Owner (subject, however, to the limitations set forth herein, including the caps with respect to representations and warranties). International Vapor’s and the Owners’ indemnity obligations with respect to breaches of the Seller Fundamental Representations will be limited to a maximum cap of $20,800,000 (provided that all other indemnity claims against International Vapor and the Owners under this Section 7.1 shall also be counted against such maximum cap of $20,800,000), except that such cap, and the other caps referred to above, shall not apply in the event of any Seller’s and/or Owner’s fraud with respect to their representations and warranties in this Agreement and pursuant to Section 7.1.1(d); and

7.1.3 A basket equal to $375,000 shall apply before the Buyer Indemnified Parties can make an indemnification claim against the Sellers and/or the Owners with respect to Section 7.1.1(a) and/or Section 7.1.1(b) but only with respect to breaches of the Sellers’ and/or the Owners’ covenants under this Agreement required to be performed prior to Closing, which basket shall constitute a true deductible with respect to all pre-Closing covenants and all representations and warranties other than the Seller Fundamental Representations, and a first dollar (i.e., “tipping”) basket with respect to the Seller Fundamental Representations. For the avoidance of doubt, there will be no basket with respect to the Retained Liabilities or indemnification claims pursuant to Section 7.1.1(d).

7.1.4 Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to any Materiality Qualifier contained in such representation or warranty which has the effect of making such representation and warranty less likely to be breached (as if such word or words were deleted from such representation or warranty).

7.2 Indemnification by Buyer and Parent.

7.2.1 Subject to the limitations set forth in this Article 7, from and after Closing, the Buyer and Parent will jointly and severally indemnify and hold harmless the Sellers, the Owners and their Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(a) any breach of or inaccuracy in any of Parent’s and/or the Buyer’s representations or warranties made by Parent and/or the Buyer in this Agreement or in any certificate delivered by Parent and/or the Buyer at Closing;

(b) any breach or violation of any covenant or agreement of Parent and/or the Buyer contained in this Agreement that is to be performed either prior to, on or after Closing;

(c) all Assumed Liabilities; or

(d) all Liabilities of Parent or Buyer or any other Person for Taxes or any other liability or obligation for any Taxes related to the Business or Acquired Assets for all Tax periods ending after the Closing Date, and for that portion of any Straddle Period allocable to the portion of such period beginning immediately after the Closing Date.

7.2.2 The indemnification obligations of Parent and the Buyer pursuant to Section 7.2.1(a) and 7.2.1(b) (but only with respect to covenants or agreements of Parent or Buyer contained in this Agreement required to be performed prior to Closing), in each case, will be subject to a maximum aggregate cap of $4,000,000, provided, however, that such $4,000,000 cap shall not apply to breaches of the Buyer Fundamental Representations or covenants or agreements of Parent and/or the Buyer contained in this Agreement that are to be performed following Closing, or the Assumed Liabilities, and the cap with respect to the representation and warranty of Parent and the Buyer set forth in Section 3.7 shall be $6,000,000, provided further, however, that indemnification claims counted against the $4,000,000 cap referred to above shall also be counted against such $6,000,000 cap with respect to the representation and warranty of Parent and the Buyer set forth in Section 3.7 and shall reduce same on a dollar for dollar basis. The indemnity obligations of Parent and the Buyer with respect to breaches of the Buyer

Fundamental Representations shall not exceed $20,800,000 (provided that all other indemnity claims against Parent and Buyer under this Section 7.2 shall be counted against the maximum cap of $20,800,000), except that such cap, and the other caps referred to above, shall not apply in the event of Parent’s or the Buyer’s fraud with respect to its representations and warranties in the Purchase Agreement. The indemnity obligations of Parent and the Buyer with respect to the breach of their post-Closing covenants relating to the Assumed Liabilities, their other post-Closing covenants under this Agreement and pursuant to Section 7.2.1(d) shall be uncapped.

7.2.3 A basket equal to $375,000 shall apply before the Seller Indemnified Persons can make an indemnification claim against Parent and/or the Buyer with respect to breaches of representations and warranties and/or breaches of Parent’s or the Buyer’s covenants under this Agreement required to be performed prior to Closing, which basket shall constitute a true deductible with respect to all pre-Closing covenants and all representations and warranties other than the Buyer Fundamental Representations, and a first dollar (i.e., “tipping”) basket with respect to the Buyer Fundamental Representations. For the avoidance of doubt, there will be no basket with respect to the Assumed Liabilities or indemnification claims pursuant to Section 7.2.1(d).

7.3 Time for Claims. Each Indemnified Person shall make a claim for indemnification on or before the applicable “Expiration Date” as set forth below.

7.3.1 The term “Expiration Date” shall mean, (a) in the case of the Buyer Fundamental Representations or post-Closing covenants of Parent and/or Buyer, the expiration of their respective statute of limitations, and (b) breaches of Parent and/or Buyer’s other representations and warranties and Parent and/or Buyer’s covenants to be performed prior to Closing, the second anniversary of the Closing, except that, with respect to the representation and warranty of Parent and the Buyer set forth in Section 3.7, such representation and warranty will survive until the expiration of the twenty-seventh (27th) month following Closing. For the avoidance of doubt, there will be no limitation on the survival period with respect to the Assumed Liabilities.

7.3.2 The term “Expiration Date” shall mean, (a) in the case of breaches of the Seller Fundamental Representations or post-Closing covenants of the Sellers and/or the Owners, the expiration of the applicable statute of limitations following the Closing with respect to such representation or covenant, (b) in the case of (1) breaches of the Sellers’ and/or the Owners’ representations and warranties under this Agreement (other than the Seller Fundamental Representations or the representation set forth in Section 2.6), (2) breaches of the Sellers’ and/or the Owners’ covenants under this Agreement required to be performed prior to Closing, and (3) Unknown Liabilities, the expiration of the two-year period following Closing, and (c) in the case of breaches of the representation set forth in Section 2.6, the expiration of the twenty-seven (27) month period following Closing.

7.4 Third Party Claims.

7.4.1 Notice of Claim. If any third party notifies an Indemnified Person with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnity Claim against an Indemnifying Person under this Article 7, then the Indemnified Person will promptly give written notice to the Indemnifying Person with respect to such Indemnity Claim; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person will relieve the Indemnifying Person from any obligation under this Article 7.

7.4.2 Assumption of Defense, etc. Upon receipt of the notice from the Indemnified Person described in Section 7.4.1, the Indemnifying Person will have the right to assume the defense of the Indemnified Person against the Third Party Claim with counsel reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Person provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have adequate financial resources (taking into account for purposes of such determination the Shares and Earn-Out Shares owned or to be owned by virtue of being earned at the time of the indemnification claim) to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person; (iii) the Indemnified Person does not reasonably believe that such Third Party Claim could negatively impact the Indemnified Person’s business, relationships with customers, vendors or other third Persons or future business prospects; (iv) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Person in connection with the defense of the Third Party Claim; (v) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action; (vi) in case of a Third Party Claim initiated against a Buyer Indemnified Person, such Third Party Claim does not involve potential Losses that, together with the potential Losses associated with all other pending Claims, are in excess of one-hundred twenty-five percent (125%) of the outstanding amount held in the Escrow Fund; and (vii) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently (the foregoing conditions to such assumption of defense, collectively, the “Assumption Conditions”). The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Person will pay the fees and expenses of separate co-counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Person’s assumption of control of the defense of the Third Party Claim.

7.4.3 Limitations on Indemnifying Person. The Indemnifying Person will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person, unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Person of money as sole relief for the claimant; (ii) results in the full and general release of all Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all Liabilities arising or relating to, or in connection with, the Third Party Claim; and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and has no material effect on any other claims that may be made against the Indemnified Person.

7.4.4 Indemnified Person’s Control. If (i) the Indemnifying Person with respect to a Third Party Claim does not deliver written notice to the Indemnified Person within sixty (60) days after the Indemnified Person has given notice of the Third Party Claim that the Indemnifying Person will indemnify the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim; (ii) any of the Assumption Conditions cease to be met at any time with respect to a Third Party Claim; or (iii) the Indemnifying Person otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim with the consent of the Indemnifying Person, which consent shall not be unreasonably delayed, conditioned or withheld. If such notice and evidence is given on a timely basis and the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 7.4.2 is or becomes unsatisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim with the consent of the Indemnifying Person, which consent shall not be unreasonably delayed, conditioned or withheld. In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 7.4.4, the Indemnifying Person will (a) advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article 7.

7.4.5 Reasonable Cooperation. The party not in control of the prosecution or defense of a Third Party Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim.

7.5 Knowledge and Investigation. The right of any Buyer Indemnified Person or Seller Indemnified Person to indemnification pursuant to this Article 7 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, performance of or compliance with any covenant or agreement referred to in Sections 7.1 or 7.2, or otherwise.

7.6 Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this Article 7 are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article 7 without regard to the availability of a remedy under any other provision of this Article 7.

7.7 Order of Indemnification; Valuation of Shares; Right of Setoff.

7.7.1 Notwithstanding anything to the contrary contained herein, all of Sellers’ and Owners’ indemnification obligations (including attorneys’ fees and costs) pursuant to this Article 7 will be satisfied, first, from the Escrow Fund except to the extent that a Seller and/or Owner shall elect, at his/its sole option, to satisfy their respective portion with cash. To the extent that the Escrow Fund shall have been released or fully exhausted and, therefore, shall be insufficient to satisfy a properly asserted indemnification claim (subject to all applicable caps and limitations as more particularly described herein), the Buyer would have (except to the extent that any Seller and/or Owner shall elect to satisfy the same with cash) a right of offset against any earned but unpaid portion of the Earn-Out, however, if no such earned but unpaid portion of the Earn-Out Payments shall be available to satisfy such claim or no portion of the Earn-Out Payments is then earned, the Sellers and Owners shall satisfy such indemnification claim by, at the Sellers’ and/or Owners’ sole option, either a tender of Shares or Earn-Out Shares or a cash payment to the Buyer. For the avoidance of doubt and ambiguity, the Sellers and the Owners shall satisfy any indemnity claim with a cash payment to the extent the Shares and Earn-Out Shares then owned by them (or earned as an Earn-Out Payment but not yet issued to them) are not sufficient to do so in full. The value ascribed to the Shares, Earn-Out Shares or Escrow Shares of the Parent to be released from the Escrow Fund, offset or tendered (as applicable) for purposes of satisfaction of any Buyer Indemnified Person’s indemnification claim shall be equal to the quotient of the amount of the claims required to be paid divided by the greater of (A) the 30-trading day weighted average closing price per share of the Parent’s common stock, as reported on the primary exchange on which the Parent’s common stock is traded or quoted, preceding the date of when the claim is required to be paid, or (B) the Volume Weighted Average Closing Price. For the avoidance of doubt, in the event that a Seller or Owner is obligated to pay legal fees, costs and expenses, whether of the Sellers and/or Owners or any Buyer Indemnified Person, pursuant to the Sellers’ or Owners’ indemnification obligations as set forth in this Article 7, then, upon the request of the Sellers’ Representative, a sufficient number of Escrow Shares then in the Escrow Fund shall be released to such Sellers and/or Owners to fund the amount of such obligation based on the value ascribed to such Escrow Shares as set forth in the preceding sentence; provided, however, that not more than an aggregate of 50% of the Escrow Shares held in the Escrow Fund on the Closing Date shall be released to fund the obligations hereunder.

7.7.2 Parent and/or Buyer shall satisfy indemnity claims, at their option, with either the payment of newly issued unregistered shares of the Parent’s common stock (the number thereof being equal to the quotient of the amount of the claim divided by the Volume Weighted Average Closing Price) or with cash; provided, however, that the Parent and/or Buyer shall satisfy any and all indemnity claims for Assumed Liabilities or pursuant to Section 7.2.1(d) with cash.

7.8 Time of Payment of Claims. Except as otherwise set forth in this Article 7, any amount owing by any Person pursuant to this Article 7 shall be paid within two (2) Business Days after determination of such amount.

7.9 Adjustment for Insurance and Other Proceeds. Payments by an Indemnifying Person pursuant to this Article 7 in respect of any Losses shall be limited to the amount of any Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payments as and when actually received by the Indemnified Person in respect of any such claim. The Indemnified Person shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement and, if the recovery is after Indemnifying Person’s payment of the Loss, reimburse the Indemnifying Person for the portion of the Loss so recovered.

7.10 Adjustment for Tax Benefits. Payments by an Indemnifying Person pursuant to this Article 7 in respect of any Losses shall be reduced by an amount equal to any Tax benefit realized as a result of such Losses by the Indemnified Person. Each Indemnified Person shall use commercially reasonable efforts to obtain such Tax benefits.

7.11 Limitation of Liability. Notwithstanding anything to the contrary herein, in no event shall any Indemnifying Person be liable to any Indemnified Person for any punitive, consequential, special, exemplary or loss of the business opportunity damages relating to the breach or alleged breach of this Agreement.

7.12 Purchase Price Adjustment. Payments received by any party pursuant to this Article 7 shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes.

7.13 No Double Recovery. Notwithstanding anything to the contrary set forth herein, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent that such party has been indemnified or reimbursed for such amount pursuant to this Article 7 or such amount has been included in the calculation of Final Net Working Capital pursuant to Section 1.2.5.

7.14 No Right of Contribution. Except to the extent Buyer and/or Parent have liability under this Agreement to indemnify Sellers and/or Owners, each Seller and Owner hereby waives, acknowledges and agrees that such Seller and/or Owner shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Buyer or Parent in connection with any indemnification obligation or any other Liability to which such Seller and/or Owner may become subject under this Agreement. Except to the extent Sellers and/or Owners have liability under this Agreement to indemnify Parent and/or Buyer, Parent and Buyer each hereby waive, acknowledge and agrees that such Parent and/or Buyer shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Seller and/or Owner in connection with any indemnification obligation or any other Liability to which Parent and/or Buyer may become subject under this Agreement.

7.15 Sellers’ Representatives. For the avoidance of doubt, it is understood and agreed that the Sellers’ Representatives shall act on behalf of the Sellers and the Owners for purposes of this Article 7.

7.16 Exclusive Remedies. Except for claims that cannot be waived as a matter of law, the indemnities provided for in this Section 7 are the sole and exclusive remedies of the Indemnified Persons for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, other than (a) with respect to claims based on fraud, (b) the right to be paid a Breakup Fee or Reimbursement Cap or to seek specific performance or other equitable remedies with respect to any intentional violations of Parent and/or Buyer’s obligation, on the one hand, and the Sellers’ and/or the Owners’ obligation, on the other hand, to close and (c) to seek specific performance or other equitable remedies with respect to any violations of Parent’s and/or Buyer’s, on the one hand, or Sellers’ and/or Owners’, on the other hand, post-Closing covenants.

8. TAX MATTERS.

8.1 Covenants With Respect To Taxes.

8.1.1 Until the applicable statutes of limitations (including any extensions) have expired for all Tax periods or portions thereof ending on or before the Closing Date, Buyer, on the one hand, and the Sellers and the Owners, on the other hand, shall (a) each provide the other with such assistance as may reasonably be requested by any of them in connection with any matter relating to Taxes, including the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to any Liability for Taxes, (b) each retain and provide the other with any records or other information that may be reasonably relevant to any such Tax, accounting or other financial reporting or services, including relating to any such return, audit or examination, proceeding or determination, and (c) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period. Buyer agrees to provide the Sellers and the Owners reasonable access to the documents, books and records included in the Acquired Assets then in the possession of Buyer that relate to periods prior to the Closing Date for the purpose of responding to any claims made against the Sellers or the Owners by any Person who is not a party to this Agreement with respect to Retained Liabilities to the extent that such documents are relevant to such claim and for the purposes of preparation of any Tax Returns by the Sellers or the Owners after the Closing and for responding to any audit by the Internal Revenue Service or any other authority to the extent that such documents are relevant for such purposes, in all cases at the Sellers’ or the Owners’ expense. The Sellers and the Owners each agrees to provide Buyer reasonable access to the documents and records not included in the Acquired Assets then in the possession of the Sellers or the Owners that relate to periods prior to the Closing Date for the purpose of responding to any claims made against Buyer by any Person who is not a party to this Agreement to the extent that such documents are relevant to such claim or for any other reasonable purpose relating to Buyer’s operation of the Business after the Closing Date, in all cases at Buyer’s expense.

8.1.2 The Sellers and Buyer agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

8.1.3 Each Seller covenants and agrees that from and after the Closing Date, Seller shall not engage in any business other than to the extent necessary to wind up Seller’s affairs, shall promptly liquidate and dissolve as a corporation within the time period required under the Code to qualify as one of the reorganizations within the meaning of Section 368(a) of the Code, and, in the case of International Vapor, International Vapor shall distribute the Shares to the Owners in complete cancellation and redemption of their shares of its capital stock.

9. TERMINATION.

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

9.1.1 By the mutual written consent of Buyer and International Vapor;

9.1.2 By Buyer or International Vapor in writing, without liability of such party on account of such termination (provided that the right to terminate this Agreement under this Section 9.1.2 shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date), if the Closing shall not have occurred on or before July 31, 2014;

9.1.3 By Buyer, if any Seller or Owner breaches any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within thirty (30) days after written notice of such breach by the Buyer to International Vapor (provided, that neither Buyer nor Parent is then in material breach of the terms of this Agreement, and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 5.1.1 or Section 5.1.2, as the case may be, will not or cannot be satisfied; or

9.1.4 By International Vapor, if Parent or Buyer breach any representation, warranty, covenant or agreement contained in this Agreement and have not cured such breach within thirty (30) days after written notice of such breach by International Vapor to Buyer (provided, that no Seller or Owner is then in material breach of the terms of this Agreement, and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 5.2.1 or Section 5.2.2, as the case may be, will not or cannot be satisfied.

9.2 Effect of Termination.

9.2.1 If any party terminates this Agreement pursuant to, and in accordance with, Section 9.1, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in this Article 9 and Article 10 and the Confidentiality Agreement shall survive such termination pursuant to the terms thereof (or if silent, indefinitely), and except that nothing in this Article 9 shall be deemed to release any party from any liability under this Article 9 or after the Closing for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement as provided in Section 10.17.

9.2.2 In the event that Buyer terminates this Agreement pursuant to Section 9.1.3, then

(a) if the breach(es) by any Seller or Owner giving rise to such termination is willful and intentional, International Vapor shall pay to Buyer, by wire transfer of immediately available funds no later than two (2) Business Days following the date of termination, an amount equal to $500,000 (such amount, the “Breakup Fee”); and

(b) if the breach(es) by any Seller or Owner giving rise to such termination is unintentional, International Vapor shall reimburse Buyer for all out-of-pocket fees and expenses incurred by Buyer and Parent in connection with the Contemplated Transactions, up to a cap of $300,000 (the “Reimbursement Cap”).

9.2.3 In the event that International Vapor terminates this Agreement pursuant to Section 9.1.4, then

(a) if the breach(es) by Parent or Buyer giving rise to such termination is willful and intentional, Parent and/or Buyer shall pay to International Vapor, by wire transfer of immediately available funds no later than two (2) Business Days following the date of termination, the Breakup Fee; and

(b) if the breach(es) by Parent or Buyer giving rise to such termination is unintentional, Parent and/or Buyer shall reimburse International Vapor for all out-of-pocket fees and expenses incurred by International Vapor in connection with the Contemplated Transactions, up to the Reimbursement Cap.

9.2.4 In the event that International Vapor terminates this Agreement pursuant to Section 9.1.2 as a result of the failure for any or no reason of the shareholders of Parent to approve the issuance of the Shares and Earn-Out Shares, Buyer and/or Parent shall pay to International Vapor, by wire transfer of immediately available funds no later than two (2) Business Days following the date of termination, the Breakup Fee.

10. MISCELLANEOUS.

10.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight or two day delivery by an nationally recognized courier service (in which case, it will be effective on the day such courier service is to make delivery);

in each case, to the address (or facsimile number) listed below:

If to the Sellers, c/o the Sellers’ Representatives to:	Nick Molina 15050 N.W. 79th Ct., Suite 101A Miami Lakes, FL 33016 Telephone: (305) 824-4007 Facsimile: (305) 503-8511

with a copy (which shall not constitute notice) to:	Bilzin Sumberg Baena Price & Axelrod LLP Suite 2300 1450 Brickell Avenue Miami, Florida 33131 Telephone: (305) 350-2369 Facsimile: (305) 351-2205 Attention: Alan D. Axelrod, Esq.

If to Parent or the Buyer, to:	Jeffrey E. Holman Vapor Corp. 3001 Griffin Road Dania Beach, FL 33312 Telephone: (305) 749-2676

with a copy (which shall not constitute notice) to:	Greenberg Traurig, P.A. 333 Avenue of the Americas (333 S.E. 2nd Avenue) Miami, FL 33131 Telephone: (305) 579-0642 Facsimile: (305) 961-5642 Attention: Andrew Balog, Esq.

Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 10.1 to each of the other parties hereto.

10.2 Sellers’ Representatives.

10.2.1 Appointment. “Sellers’ Representatives” means collectively Molina, Epstein and David Herrera (“Herrera”). Any and all of the acts, actions, instructions, decisions, approvals and consents of the Sellers’ Representatives hereunder shall require the agreement of at least two (2) of the three (3) Sellers’ Representatives. The Sellers and Owners hereby irrevocably constitute and appoint the Sellers’ Representatives as their attorney-in-fact and agent to act in their names, place and stead in connection with all matters arising from and under this Agreement, each of the Company Agreements (other than the Employment Agreements) and any other agreements, documents or instruments related to the Contemplated Transactions and acknowledge that such appointment is coupled with an interest. Each of the Sellers’ Representatives hereby accepts its appointment and such authorization as Sellers’ Representatives.

10.2.2 Authority. The Seller and Owners agree to be bound by all notices received or given by, and all agreements and determinations made by, and all documents executed and delivered by the Sellers’ Representatives under this Agreement; authorize the Sellers’ Representatives to assert claims, make demands and commence actions on behalf of the Sellers and Owners under this Agreement, dispute or to refrain from disputing any claim made by the Sellers and/or the Owners, negotiate and compromise any dispute that may arise under, and exercise or refrain from exercising remedies available to the Sellers and/or the Owners under this Agreement, and to sign any releases or other documents with respect to such dispute or remedy (and to bind the Sellers and/or Owners in so doing), give such instructions and do such other things and refrain from doing such things as the Sellers’ Representatives shall deem appropriate to carry out the provisions of this Agreement, give any and all consents and notices under this Agreement, and perform all actions, exercise all powers, receive service of process with respect to any Action under this Agreement, any Company Agreement (other than the Employment Agreements) and any other agreement or instrument in connection with the Contemplated Transactions, agree to authorize payments in connection with any payment pursuant to the terms of this Agreement, and fulfill all duties otherwise assigned to the Sellers’ Representatives in this Agreement. Each of the Sellers and Owners hereby expressly acknowledges and agrees that the Sellers’ Representatives have the sole and exclusive authority to act on the Sellers’ and Owners’ behalf in respect of all matters arising under or in connection with this Agreement, the Contemplated Transactions and the Company Agreements (other than the Employment Agreements) after execution of this Agreement, notwithstanding any dispute or disagreement among them, and that the Sellers and Owners shall not have any authority to act unilaterally or independently of the Sellers’ Representatives in respect to any such matter. The Buyer and the Parent shall be entitled to rely on any and all actions taken by the Sellers’ Representatives under this Agreement without any Liability to, or obligation to inquire of, the Sellers or the Owners. All notices, counter notices or other instruments or designations delivered by the Sellers and/or the Owners in regard to this Agreement shall not be effective unless, but shall be effective if, signed by at least two (2) of the three (3) Sellers’ Representatives, and if not, such document shall have no force or effect whatsoever, and the Buyer and the Parent and any other Person may proceed without regard to any such document.

10.2.3 Change of Sellers’ Representatives. One or more of the Sellers’ Representatives may be changed by the Owners holding a majority of the Ownership Percentage of the Owners upon not less than twenty (20) calendar days prior written notice to the Parent. Any of the Sellers’ Representatives may resign at any time upon not less than thirty (30) calendar days’ prior written notice to the Parent, but in any event, not prior to the appointment of a substitute therefor by the Owners holding a majority of the Ownership Percentage of the Owners. No bond shall be required of the Sellers’ Representatives. Notices or communications to or from the Sellers’ Representatives shall constitute notice to or from the Sellers and the Owners.

10.2.4 A decision, act, consent or instruction of the Sellers’ Representatives, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Sellers and the Owners and shall be final, binding and conclusive upon the Sellers and the Owners; and the Parent and the Buyer may conclusively and absolutely, rely, without any inquiry, upon any such decision, act, consent or instruction of the Sellers’ Representatives as being the decision, act, consent or instruction of the Sellers and/or the Owners. The Parent and the Buyer are hereby relieved from any Liability to any Person, including the Sellers and the Owners for any acts done by it in accordance with or reliance on such decision, act, consent or instruction of the Sellers’ Representatives.

10.2.5 All notices or other communications required to be made or delivered by the Parent and/or the Buyer to the Sellers and/or the Owners shall be made to the Sellers’ Representatives for the benefit of the Sellers and/or the Owners, and any notices so made shall discharge in full all notice requirements of the Buyer and the Parent to the Sellers and/or the Owners with respect thereto. All notices or other communications required to be made or delivered by the Sellers and/or the Owners to the Parent and/or the Buyer shall be made by the Sellers’ Representatives for the benefit of the Sellers and/or the Owners and any notices so made shall discharge in full all notice requirements of the Sellers and/or the Owners to the Parent and the Buyer with respect thereto.

10.3 Publicity. No public announcement or disclosure will be made by the Sellers, Owners, or their respective Affiliates or Representatives, on the one hand, or the Parent, Buyer or their respective Affiliates or Representatives, on the other hand, with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Buyer or the Sellers’ Representatives, as the case may be; provided, however, that the provisions of this Section 10.3 will not prohibit (a) any disclosure required by any applicable Legal Requirements, including any disclosure necessary or desirable to provide proper disclosure under the securities Laws or under any rules or regulations of any securities exchange on which the securities of such party may be listed or traded, or (b) any disclosure made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions.

10.4 Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; each of such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder (other than transfers by operation of Law) without the prior written approval of the other parties; provided, however, that Buyer may, without the prior written consent of the other parties (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, so long as each of Buyer and Parent remains obligated hereunder as provided herein and such assignment does not adversely affect the rights of the Sellers and Owners with respect to the Earn-Out and the achievement thereof. Except as expressly set forth in Article 7 with respect to Indemnified Persons who in each case are not parties to this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assigns, any legal or equitable rights hereunder.

10.5 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer, Parent and Sellers’ Representatives, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

10.6 Further Assurances. From and after the date hereof, upon the request of the Sellers’ Representatives or Buyer, each party will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions, including any documents which may be required to convey to the Buyer good and legal title to the Acquired Assets free and clear of all Encumbrances and other Liabilities (other than Permitted Encumbrances and Assumed Liabilities) or which may be necessary or required for Buyer to assume, and perform on behalf of Sellers, the Assumed Liabilities.

10.7 Entire Agreement. This Agreement, the Confidentiality Agreement, the Company Agreements and the schedules, exhibits and other agreements and documents to be executed and delivered pursuant hereto and thereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior and contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. Notwithstanding the foregoing, some or all of the Owners may currently or in the future be party to other restrictive covenant agreements with the Buyer and/or Parent, and nothing in this Agreement is intended to supersede or otherwise affect any such other restrictive covenant agreement, and nothing in any such restrictive covenant agreement is intended to supersede or otherwise affect anything in this Agreement.

10.8 Schedules; Listed Documents, etc. Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Schedule and such modification, qualification or exception is clearly described in such Schedule.

10.9 Counterparts; Execution. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, then each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

10.11 Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

10.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

10.13 Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction.

10.14 Jurisdiction; Venue; Service of Process.

10.14.1 Jurisdiction. Each party, by its execution hereof, (a) hereby irrevocably attorns and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the County of New Castle or, if the Chancery Court determines that it does not have subject matter jurisdiction over the applicable lawsuit, the state and federal courts of the State of Delaware for the purpose of any Action between or among the parties (or any of them) arising in whole or in part under or in connection with this Agreement, (b) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action (including for a declaratory judgment or the like) other than before one of the above-named courts. Notwithstanding the previous sentence, (x) a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts and (y) Buyer (and only Buyer) may commence an Action in a court other than the above-named courts in accordance with the provisions of Section 6.2.3.

10.14.2 Venue. With the exception of Actions brought by Buyer in accordance with the provisions of Section 6.2.3, each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party will bring Actions only in the State of Delaware. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

10.14.3 Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by the Laws of the State of Delaware, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

10.15 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHICH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.16 Expenses. Except as provided in Section 1.2.5(d), Article 7 and Article 9, each party shall bear its own expenses incurred in connection with this Agreement and the Contemplated Transactions; provided, that the Sellers shall bear all Closing Date Sellers’ Expenses.

10.17 Specific Performance. Each of the Parent and Buyer and International Vapor on behalf of the Sellers and Owners shall have the right and remedy, in addition to any others that may be available, hereunder, to have the provisions of this Agreement and each Company Agreement (other than the Employment Agreements) specifically enforced through injunctive or other relief, without the necessity of posting a bond, in the event of a willful and intentional breach of this Agreement or any Company Agreement (other than the Employment Agreements), it being acknowledged that the Acquired Assets are unique assets, and any breach of the provisions of this Agreement or the Company Agreements (other than the Employment Agreements) will cause irreparable injury to the nonbreaching party, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the nonbreaching party. Each of the parties hereto covenants and agrees that they shall not, and shall not authorize any other Person to, challenge or question the enforceability of any provision of this Section 10.17. Notwithstanding anything to the contrary set forth in this Section 10.17, the Parent and Buyer may invoke and enforce the provisions of Section 6.2.3 and pursue the injunctive remedies contemplated thereby in accordance with the terms and conditions thereof.

10.18 Recitals. The recitals to this Agreement are true and correct and by this reference are incorporated herein and made a part of this Agreement.

10.19 Deliveries to Buyer. All references to Sellers and/or Owners making available or delivering to Buyer documents, certificates and/or other instruments shall be deemed to mean that such documents, certificates and/or other instruments have been posted to the Data Room or emailed to Harlan Press on or before the date hereof.

11. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

11.1 Definitions. As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933.

“Accounts Receivable” means the aggregate amount of accounts, commissions and debts payable to the Companies, as applicable. For all purposes hereunder, the Accounts Receivable shall be valued at their net realizable value, net of an allowance for bad debts.

“Action” means any claim, action, cause of action or suit (whether in contract, tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means with respect to any specified Person, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer, limited liability company manager or director of, or direct or indirect beneficial holder of at least thirty percent (30%) of any class of the capital stock of, such specified Person, (c) each Person that is managed by a common group of executive officers, limited liability company managers and/or directors as such specified Person, (d) the Family Group Members (i) of each officer, director, limited liability company manager or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person, and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least thirty percent (30%) of any class of equity interests at such time.

“Backlog” means the amount of revenue that the Companies, based on their past practices for calculating such amounts, expects to recognize from: (i) remaining work to be performed on uncompleted Contractual Obligations in progress and (ii) executed Contractual Obligations on which work has not yet begun.

“Business Day” means any weekday other than a weekday on which banks in Miami, Florida, United States are authorized or required to be closed.

“Business Plan” means the business plan relating to the Wholesale Operations, the Online Operations and the Retail Operations for the calendar years 2014 and 2015 mutually agreed upon and countersigned by Parent and International Vapor on the date of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties of Buyer and Parent set forth in Sections 3.1, 3.2, 3.5, 3.6 and all representations and warranties set forth in Section 3.9 relating to federal and state income tax, sales and use taxes or payroll taxes.

“Buyer/Parent Material Adverse Effect” means any change, development, event, occurrence or effect relating to the business, operations, assets, backlog, condition (financial or otherwise) or results of operations of the Parent which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, (a) is, or could reasonably be expected to be, materially adverse to the Parent’s and its Subsidiaries’ business, operations, assets, backlog, condition (financial or otherwise) or results of operations of the Parent and its Subsidiaries or (b) prevents or materially delays the Buyer’s and/or the Parent’s ability to perform their obligations hereunder and/or any Company Agreement, excluding, in each case, any adverse change, development, event or effect arising from or relating to (a) general business or economic conditions, (b) financial, banking or securities markets and/or (c) changes or potential changes in Legal Requirements.

“Cash” means all cash and cash equivalents of the Companies, (including marketable securities and short term investments) on hand or on deposit as of the applicable date (the amount of which shall be reduced by (i) all claims against such cash and cash equivalents represented by outstanding checks, drafts, wire transfers or similar instruments which have not been applied against such cash and cash equivalent balances and (ii) all escrowed cash or other restricted cash balances).

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System.

“Closing Date Sellers’ Expenses” means all fees, costs, expenses and obligations (including any attorneys’, accountants’, financial advisory or finder’s fees) incurred by or for the benefit of the Sellers and/or Owners in connection with: (a) the due diligence conducted in anticipation of the Contemplated Transactions; (b) the negotiation, preparation and review of this Agreement (including the Schedules to APA), the Company Agreements and all agreements, certificates, opinions, financial statements and other instruments and documents delivered or to be delivered in connection with the Contemplated Transactions; (c) the preparation and submission of any filing or notice required to be made or given in connection with the Contemplated Transactions and obtaining any consent required to be obtained in connection with the Contemplated Transactions; (d) bonuses payable to employees, agents and consultants of the Sellers as a result of the Contemplated Transactions (including the Stay Bonuses) and unpaid by the Sellers as of the Closing Date (including the employer portion of any payroll, social security, unemployment or similar Taxes); or (e) otherwise in connection with the Contemplated Transactions, in each case of (a), (b), (c), (d) and (e) to the extent such fees, costs and expenses are owing as of Closing.

“COBRA Benefits” means the benefits described under Part 6 of Title I of ERISA, Section 4980B of the Code or any related state or local law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Companies” means the Sellers and Vapor Zone Franchising and a “Company” means any one of the Companies.

“Company Software” means Owned Software and Licensed Software.

“Company Source Code” means any source code, or any portion, aspect or segment of any source code, relating to any Company Technology.

“Company Technology” means any and all Technology used in connection with the Business.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever, paid or provided directly or indirectly by the Companies to such Person or Affiliates of such Person with respect to services provided by such Person to the Companies.

“Confidentiality Agreement” means the Confidentiality Agreement dated January 28, 2014 by and among the Parent and the Sellers.

“Contaminant” means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes any substance defined in or regulated under any Environmental Law.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Company Agreements.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement, performance bond, warranty obligation or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt), to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“CPA Firm” means Berkowitz Pollack Brant.

“Data Room” shall mean the electronic data room hosted by DropBox relating to the Companies.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person, whether direct or indirect, (a) for borrowed money (including overdraft facilities), (b) for Liabilities secured by any Encumbrance existing on property owned and subject thereto, (c) evidenced by notes, bonds, debentures or similar Contractual Obligations, (d) for the deferred purchase price of property, goods or services, including in connection with the acquisition of any business or non-competition agreement (other than trade payables or accruals incurred in the Ordinary

Course of Business), (e) under capital leases (in accordance with GAAP), (f) in respect of letters of credit and bankers’ acceptances, (g) for Contractual Obligations relating to interest rate protection, swap agreements, factoring, hedging and collar agreements, (h) in the nature of premiums (prepayment or otherwise) or penalties in connection with the obligations described in clauses (a) through (g) above and (i) in the nature of Guarantees of the obligations described in clauses (a) through (g) above of any other Person.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceable” means, with respect to any Contractual Obligation stated to be “Enforceable” by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms.

“Environmental Laws” means all Legal Requirements relating to or addressing the environment, health or safety, which shall include the use, handling, treatment, storage or disposal of any Contaminant, or workplace or worker safety and health.

“Environmental Lien” means any lien in favor of any Governmental Authority for any (a) Liability under any Environmental Laws or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release of a Contaminant into the environment.

“Environmental Liabilities and Costs” means any and all Liabilities, regardless of when made or asserted or imposed or asserted to be imposed by operation of Law, for all environmental, ecological, health, or safety Liabilities or natural resource damages pertaining to the Business or Acquired Assets relating to or arising from time periods or events occurring on or prior to the Closing Date, including (i) any uses of or occurrences on the Real Property (or any real property previously owned, operated or leased by the Business or Companies) whether or not such uses and occurrences were in compliance with then applicable Environmental Laws, (ii) the presence of any Contaminant or any Release or the threat of Release of any Contaminant on, at or from the Real Property (or any real property previously owned, operated or leased by the Business or the Companies), (iii) the storage, handling, treatment or disposal of any Contaminant transported from the Real Property (or any real property previously owned, operated or leased by the Business or Companies) whether or not such transportation, storage, handling, treatment or disposal was in compliance with then applicable Environmental Laws, (iv) human exposure to any Contaminant, (v) non-compliance with any Environmental Laws or Permits required under Environmental Laws, (vi) any Remedial Action, and (vii) any reasonable fees and expenses of any environmental engineers and attorneys incurred by the Buyer and/or the Parent after the Closing Date in connection with any Environmental Liabilities and Costs or the investigation thereof.

“Environmental Report” means any report, study, assessment, audit or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, or regarding any Contaminant that may affect the Business, the Buyer or the Acquired Assets, including any Person for which the Buyer may be liable.

“Equity Security” of any Person means any (i) shares, capital stock, membership or partnership interest, unit or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing, (iii) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing or (iv) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Escrow Agent” means the third party engaged in the business of performing escrow services for compensation as mutually agreed upon and retained by the Parent and International Vapor at least ten (10) Business Days prior to Closing to serve as the escrow agent pursuant to the terms and subject to the conditions of the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“Family Group Member” means, with respect to any natural person, such natural person’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any United States federal, state, or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority in a judicial or administrative proceeding.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person; (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor; and (c) any Liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Indemnified Person” means, with respect to any Indemnity Claim, the Person asserting such claim under Sections 7.1 or 7.2, as the case may be.

“Indemnifying Person” means, with respect to any Indemnity Claim, (i) the Sellers and Owners under Section 7.1, or (ii) the Parent and Buyer under Section 7.2, respectively, against whom such claim is asserted.

“Indemnity Claim” means a claim for indemnity under Sections 7.1 or 7.2.

“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature anywhere, including all rights and interests pertaining to or deriving from:

(a) patents, copyrights, mask work rights, Trade Secrets, as well as any other rights with respect to Technology;

(b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill associated therewith;

(c) domain names, rights of privacy and publicity, moral rights and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(d) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and

(e) all Actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Inventory” means all inventory related to the Business, wherever located, including all finished goods whether held at any location or facility of the Companies or in transit to the Company.

“Investment” means (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, Equity Securities (including joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.

“knowledge of Sellers” or “Sellers’ knowledge” means the actual knowledge of Epstein, Herrera and Molina and the knowledge that could have been obtained had reasonable inquiry been made.

“Law” means any federal, national, foreign, supranational, state, local or similar statute, law, standard, resolution, promulgation, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), or any similar provision having the force or effect of law.

“Legal Requirement” means any Law, Governmental Order or Permit.

“Liability” means, with respect to any Person, any liability or obligation of such Person, of any kind, character or description, whether known or unknown, whether asserted or unasserted, whether executory, contractual, determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether secured or unsecured, joint or several, vested or unvested, whether due or to become due, whether choate or inchoate and whether or not required under GAAP to be accrued on the financial statements of such Person and regardless of whether such item is immediately due and payable, and including all costs and expenses related thereto.

“Licensed Software” means all Software that is owned by any third party and that is licensed to and used by the Companies in the conduct of their Business.

“Materiality Qualifier” means any reference or qualification to a set of facts using the term “material,” “in all material respects,” “Material Adverse Effect” or any similar phrase.

“Merchant Reserves” means amounts deposited by Sellers or Owners with and held by merchant credit processors at the Closing.

“Most Recent Balance Sheet Date” means March 31, 2014.

“NPL” means the list of national priorities among the known Releases or threatened Releases of Contaminants throughout the United States and its territories.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quality, quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person, does not specifically require, under Organizational Document, Law, or Contractual Obligation, the consent of the shareholders, board of directors, members or managers of such Person or any other separate or special authorization of any nature.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization, and any joint venture, limited liability company, operating or partnership agreement and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, shareholders’ agreements, voting agreements, rights of first refusal and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Software” means all Software used by the Companies in the conduct of their Business that is owned by the Sellers.

“Ownership Percentage” means, for each Owner, such Owner’s percentage ownership of International Vapor at Closing, as set forth on a Schedule to be provided to Buyer at Closing.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in books and records in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’, employees’, contractors’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens are not material in amount and do not interfere with any current or anticipated operation of the Business, (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over any Real Property which are not violated by the current or contemplated use and operation of the Real Property and (d) restrictions on the transfer of securities arising under federal and state securities laws.

“Permitted Transferee” means (a) with respect to any Owner that is an entity, any Affiliate of such Owner, and (b) with respect to any Owner who is a natural person, (i) a trust under which the distribution of Shares or Earn-Out Shares may be made only to such Owner and/or any Family Group Member of such Owner, (ii) a charitable remainder trust, the income from which will be paid to such Owner during his life, (iii) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only such Owner and/or Family Group Members of such Owner, or (iv) by will or by the laws of intestate succession, to such Owner’s executors, administrators, testamentary trustees, legatees or beneficiaries; however, for purposes of this definition, all references to “30%” in the definition of “Affiliate” shall be deemed to be 50.1%.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Contaminant through, in, into or from the air, soil, surface water, groundwater or any property.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release or threat of Release of Contaminants; or (iii) investigate and determine if a remedial response is needed, design such a response and perform post-response investigation, monitoring, operation, maintenance and care.

“Representative” means, with respect to any Person, any director, manager, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retail Store” means any location in which retail sales of the E-Cig Products is conducted.

“Schedules to APA” means the Sellers’ and Owners’ disclosure schedules to the representations and warranties in Article II, Parent’s and Buyer’s disclosure schedules to the representations and warranties in Article III and the other schedules to this Agreement, in each case mutually agreed upon and countersigned by Parent, Buyer, and Sellers on the date of this Agreement.

“Seller Debt” means the Sellers’ line of credit with Executive National Bank and any loans from one or more Owners (or any Affiliate thereof) to the Sellers.

“Seller/Owner Material Adverse Effect” means any change, development, event, occurrence or effect relating to the Business, operations, Assets (including the Acquired Assets), Backlog, condition (financial or otherwise) or results of operations of the Companies which when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, (a) is, or could reasonably be expected to be, materially adverse to the Companies’ business, operations, Assets (including the Acquired Assets), Backlog, condition (financial or otherwise) or results of operations of the Companies or (b) prevents or materially delays the Sellers’ and/or Owners’ ability to perform their obligations hereunder and/or any Company Agreement, excluding, in each case, any adverse change, development, event or effect arising from or relating to (a) general business or economic conditions, (b) financial, banking or securities markets and/or (c) changes or potential changes in Legal Requirements.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 2.1.1 (to the extent related to organization of each of the Companies), Section 2.3, the first two sentences of Section 2.9.1 (except with respect to Intellectual Property), Section 2.29, and the representations and warranties in Section 2.33 relating to federal and state income tax, sales and use taxes or payroll taxes.

“Software” means computer software or firmware in any form, including object code, source code, computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Stay Bonuses” means the retention payments to be made by International Vapor to certain employees of the Companies at or after the Closing as set forth in Schedule 4.1.

“Tax” or “Taxes” means (1) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, unclaimed property, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever and any governmental fee, governmental assessment or governmental charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit and (2) liability for the payment of any amounts of the type described in clause (1) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person as a transferee or successor, as a withholding agent or collection agent, by operation of law or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), Software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

“Trade Secrets” means trade secrets, know how and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unknown Liabilities” means all (i) Liabilities that were not known by Epstein, Herrera or Molina at or prior to the Closing and could not have been discovered had reasonable inquiry been made and (ii) shall include those Liabilities that were not known by Buyer or Parent as a result of all breaches arising from undisclosed exceptions to those representations and warranties made by the Sellers and/or Owners in this Agreement (and the Company Agreements (other than the Employment Agreements) or in any certificate delivered by Sellers and/or Owners at Closing which exceptions were not known by Epstein, Herrera or Molina at or prior to Closing and could not have been discovered had reasonable inquiry been made.

“Volume Weighted Average Closing Price” means the weighted average closing price per share of the Parent’s common stock, as reported on the primary exchange on which such common stock is traded or quoted, for the thirty (30) trading days preceding the date of this Agreement, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Parent’s common stock.

11.2 Glossary of Other Defined Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

Term	Location

“Acquired Assets”	Section 1.1.1
“Acquisition Proposal”	Section 4.6
“Actual Wholesale Revenue”	Section 1.7.6(a)
“Agreement”	Preamble
“Assets”	Section 2.9.1
“Assignment and Assumption Agreement”	Section 1.5.2(a)(ii)
“Assumed Liabilities”	Section 1.1.3
“Assumption Conditions”	Section 7.4.2
“Audited Financials”	Section 2.6.1
“Bills of Sale”	Section 1.5.2(a)(i)
“Breakup Fee”	Section 9.2.2(a)
“Business”	Recitals
“Buyer”	Preamble
“Buyer Indemnified Person”	Section 7.1.1
“Buyer’s Earn-Out Position”	Section 1.7.5
“Buyer Loan”	Section 4.8
“Buyer’s Plan”	Section 6.8.2
“Cash Purchase Price”	Section 1.2.2
“Closing”	Section 1.5.1
“Closing Date”	Section 1.5.1
“Companies”	Section 2.33
“Company Agreements”	Section 2.3
“Company Employees”	Section 2.17.1
“Company Systems”	Section 2.14.9
“Competitive Business”	Section 6.2.1(a)
“Confidential Information”	Section 6.1.1
“Disclosed Contract”	Section 2.19.2
“Earn-Out”	Section 1.7.1
“Earn-Out Dispute Expenses”	Section 1.7.5
“Earn-Out Objection”	Section 1.7.5
“Earn-Out Review Period”	Section 1.7.5
“Earn-Out Payments”	Section 1.7.1
“Earn-Out Shares”	Section 1.7.1
“Earn-Out Start Date”	Section 1.7.1(a)
“E-Cig Products”	Recitals
“Employee Shareholder”	Section 1.7.11

Term	Location

“Employee Plans”	Section 2.17.1
“Employment Agreements”	Recitals
“Employment Earn-Out”	Section 1.7.7
“EO Financial Statements”	Section 1.7.3
“Epstein”	Recitals
“Equipment”	Section 2.13
“Equity Earn-Out”	Section 1.7.7
“ERISA Affiliate”	Section 2.17.1
“Escrow Account”	Section 1.3
“Escrow Agent”	Section 1.3
“Escrow Agreement”	Section 1.3
“Escrow Fund”	Section 1.2.4(a)
“Escrow Period”	Section 1.3
“Escrow Shares”	Section 7.2.
“Excluded Assets”	Section 1.1.2
“Expiration Date”	Section 7.3
“Financials”	Section 2.6.1
“Financial Statements Representation”	Section 7.1.2
“Fixed Purchase Price”	Section 1.2.2
“Fixed Stock Purchase Price”	Section 1.2.2
“Herrera”	Section 10.2.1
“Interim Financials”	Section 2.6.1
“Interim Financial Statements”	Section 4.7
“International Vapor”	Preamble
“IP Assignment Agreements”	Section 1.5.2(a)(iv)
“Liability Policies”	Section 2.6
“Licenses”	Section 2.14.6
“Losses”	Section 7.1.1
“Measurement Period”	Section 1.7.1(c)
“Molina”	Recitals
“Most Recent Balance Sheet”	Section 2.6.1
“Nutricigs”	Section 1.1.2(j)
“Online Earn-Out”	Section 1.7.1(b)
“Online Operations”	Recitals
“Owners”	Preamble
“Parent”	Preamble and Section 3.9
“PCBs”	Section 2.18.9
“Predecessor”	Section 2.1.2
“Primary Exchange”	Section 5.2.4
“Purchase Price”	Section 1.2.1
“Real Property”	Section 2.12.1
“Real Property Leases”	Section 2.12.1
“Receivables”	Section 2.10

Term	Location

“Reimbursement Cap”	Section 9.2.2(b)
“Retail Earn-Out”	Section 1.7.1(c)
“Retail Earn-Out Installment Payments”	Section 1.7.2(b)
“Retail Operations”	Recitals
“Retained Liabilities”	Section 1.1.4
“Restrictive Covenant Breach”	Section 1.7.10
“Scheduled Permits”	Section 2.15.3
“SEC”	Section 2.15.4(d)
“SEC Filings”	Section 3.8
“Seller Indemnified Person”	Section 7.2
“Sellers”	Preamble
“Sellers’ Earn-Out Position”	Section 1.7.5
“Sellers Financial Statements”	Section 4.7
“Sellers’ Representatives”	Section 10.2.1
“Senior Management”	Section 1.7.8(a)
“Shares”	Section 1.2.2
“Territory”	Section 6.2.1
“Third Party Claim”	Section 7.4.1
“Third Party Acquisition”	Section 4.6
“Transferred Employee”	Section 6.8.2
“Underlying Leases”	Section 2.12.1
“Vapor Zone Franchising”	Section 1.1.(m)
“WARN”	Section 2.24.2
“Wholesale Earn-Out”	Section 1.7.1(a)
“Wholesale Earn-Out Installment Payments”	Section 1.7.1(a)
“Wholesale Earn-Out Installment Revenue”	Section 1.7.1(a)
“Wholesale Operations”	Recitals
“Work-In-Process”	Section 2.19.5

11.3 Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require. All Schedules to this Agreement are set forth on the Schedules to APA. The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references herein to “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. The phrases “date of this Agreement,” “date hereof” and terms of similar impart, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf by its officer or manager thereunto duly authorized, as of the date first set forth above.

PARENT

Vapor Corp.

By:	/s/ Harlan Press
Name:	Harlan Press
Title:	Chief Financial Officer

BUYER

IVGI Acquisition, Inc.

By:	/s/ Harlan Press
Name:	Harlan Press
Title:	President

[ASSET PURCHASE AGREEMENT SIGNATURE PAGES]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf by its officer or manager thereunto duly authorized, as of the date first set forth above.

SELLERS

International Vapor Group, Inc.

By:	/s/ Nicolas Molina
Name:	Nicolas Molina
Title:	Chief Executive Officer

South Beach Smoke, Inc.

By:	/s/ Nicolas Molina
Name:	Nicolas Molina
Title:	Chief Executive Officer

Beach Wellness LLC

By:	/s/ Nicolas Molina
Name:	Nicolas Molina
Title:	Chief Executive Officer

Vapor Zone, Inc.

By:	/s/ Nicolas Molina
Name:	Nicolas Molina
Title:	Chief Executive Officer

[ASSET PURCHASE AGREEMENT SIGNATURE PAGES]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf by its officer or manager thereunto duly authorized, as of the date first set forth above.

OWNERS

/s/ David Epstein
DAVID EPSTEIN

/s/ David Herrera
DAVID HERRERA

/s/ Nicolas Molina
NICOLAS MOLINA

[ASSET PURCHASE AGREEMENT SIGNATURE PAGES]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf by its officer or manager thereunto duly authorized, as of the date first set forth above.

OWNERS

/s/ John M. Scott
John M. Scott

/s/ Martin Flumenbaum
Martin Flumenbaum

/s/ Elizabeth R. McColm
Elizabeth R. McColm

/s/ Robert B. Schumer
Robert B. Schumer

/s/ Daniel J. Kramer
Daniel J. Kramer

/s/ Angelo Bonvino
Angelo Bonvino

/s/ John E. Lange
John E. Lange

/s/ Mark B. Wlazlo
Mark B. Wlazlo

/s/ Durlan Bergnes
Durlan Bergnes

[ASSET PURCHASE AGREEMENT SIGNATURE PAGES]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf by its officer or manager thereunto duly authorized, as of the date first set forth above.

OWNER

Milander Investments, LLC

By:	/s/ David J. Herrera
Name:	David J. Herrera
Title:	Manager

[ASSET PURCHASE AGREEMENT SIGNATURE PAGES]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf by its officer or manager thereunto duly authorized, as of the date first set forth above.

OWNER

/s/ David Mardini
DAVID MARDINI

[ASSET PURCHASE AGREEMENT SIGNATURE PAGES]

Exhibit A-1

Molina Employment Agreement

Exhibit A-2

Epstein Employment Agreement

Exhibit B

Escrow Agreement

The Buyer and Parent, on the one hand, and the Sellers Representatives, on the other hand, will, acting in good faith and using best efforts, mutually agree prior to the Closing Date on the form of the Escrow Agreement.

Exhibit C

Bill of Sale

Exhibit D

Assignment and Assumption Agreement

Exhibit E

IP Assignment Agreement

Exhibit F

Registration Rights Agreement